QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MINUTEMAN INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, no par value, of Minuteman International, Inc.
	(2)	Aggregate number of securities to which transaction applies: 1,151,118 shares of Common Stock.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        The filing fee was determined based on the product of 1,151,118 shares of Common
        Stock and the Merger Consideration of $13.75 per share.

	(4)	Proposed maximum aggregate value of transaction: $15,827,872.50
	(5)	Total fee paid: $2,005.39
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

MINUTEMAN INTERNATIONAL, INC.
111 South Rohlwing Road
Addison, Illinois 60101

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on            , 2004

Dear Shareholder:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Minuteman International, Inc., an Illinois corporation (the "company"), will be held on             , 2004, at 10:00 a.m., local time, at LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603 (Board Room, Forty-Third Floor).

        A proxy card, proxy statement and postage-paid envelope are enclosed. At the special meeting, you will be asked to consider and vote upon the following matters:

        1.     To approve the Agreement and Plan of Merger, dated as of July 8, 2004, among Minuteman International, Inc., Hako-Werke International GmbH, and MMAN Acquisition Corp. (the "merger agreement") and the merger contemplated thereby. The merger agreement provides for MMAN Acquisition Corp. to merge with and into the company, with the company surviving the merger. If the merger becomes effective, you will be entitled to receive $13.75, in cash (without interest), subject to any applicable withholding taxes, for each share of our common stock that you own except for shares for which you properly exercise statutory dissenters' rights. A copy of the merger agreement, which you should read carefully and in its entirety, is included as Appendix A to the accompanying proxy statement.

        2.     To grant discretionary authority to the attorneys and proxies appointed to consider, act upon and transact such other business as may properly come before the special meeting or any adjournments or postponements thereof, including, without limitation, the right to adjourn or postpone the special meeting in order to solicit additional proxies. We are currently unaware of any other business to come before the special meeting.

        Only those shareholders of record at the close of business on             , 2004 are entitled to notice and to attend and vote at the special meeting and any adjournments or postponements of the special meeting. The accompanying proxy statement and proxy card are first being sent to our shareholders on or about             , 2004.

        We urge you to read the accompanying proxy statement carefully and in its entirety.

        A special committee comprised solely of independent directors of the company was formed by our board of directors to analyze, consider and negotiate the terms of the merger agreement and to make a recommendation to the entire board of directors as to whether or not to approve the merger agreement and the merger. In making its recommendation, the special committee considered a variety of factors which are described in the accompanying proxy statement. In addition, the special committee and our board of directors received the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that, as of July 7, 2004, the consideration to be received by our shareholders other than Hako-Werke International GmbH and its subsidiaries (referred to as our unaffiliated shareholders) in the merger is fair from a financial point of view to our unaffiliated shareholders. A copy of the fairness opinion, which you should read carefully and in its entirety, is included as Appendix B to the accompanying proxy statement.

        After careful consideration, our board of directors (with Prof. Dr. Eckart Kottkamp, who is an executive director of Hako-Werke International GmbH, not participating in the relevant portions of the meeting) and a special committee of independent directors have each unanimously approved the merger agreement and the merger and the board recommends that you vote "for" approval of the merger agreement and the merger. Our board of directors and the special committee believe that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are fair, advisable and in the best interests of Minuteman International, Inc. and our unaffiliated shareholders.

        It is very important that your shares are represented at the special meeting of shareholders. Approval of the merger agreement and the merger require the affirmative votes of at least two-thirds of the votes of the shares entitled to vote. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope provided. If you attend the special meeting, you may vote in person, even if you previously returned your proxy card. An abstention or failure to vote or failure to submit a proxy will have the same effect as voting "against" the merger agreement and the merger.

        Please do not send your stock certificates with the enclosed proxy card. Promptly after the merger, a letter of transmittal will be mailed to you for use in surrendering your stock certificates.

        Thank you for your prompt attention to this important matter.

By order of the Board of Directors,
Gregory J. Rau President & Chief Executive Officer
, 2004
Addison, Illinois

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
            , 2004

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Minuteman International, Inc. ("Minuteman," the "company," "we," "us" or "our") of proxies to be voted at a special meeting of the company's shareholders at 10:00 A.M. local time, to be held at LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603 (Board Room, Forty-Third Floor) on            ,            , 2004, and at any and all adjournments of such meeting. A notice of the special meeting and a form of proxy accompany this proxy statement.

        At the special meeting, our shareholders will be asked to approve the Agreement and Plan of Merger, dated as of July 8, 2004, by and among Minuteman, Hako-Werke International GmbH ("Hako") and MMAN Acquisition Corp. (the "merger agreement") and the merger. Consummation of the merger will result in the following:

  •
  MMAN Acquisition Corp. will merge with and into Minuteman, with Minuteman continuing as the surviving company.

  •
  You will be entitled to receive $13.75 in cash (without interest), subject to any applicable withholding taxes, for each share of our common stock that you own, except for shares for which you properly exercise dissenters' rights under Illinois law.

  •
  You will no longer have an ownership interest in Minuteman, you will not participate in any potential future earnings or growth of Minuteman, and you will not bear the risk of any losses incurred in the continued operation of Minuteman and any future decrease in its value.

  •
  The Nasdaq Stock Market will cease quoting our common stock, and we will no longer be a reporting company under the Securities Exchange Act of 1934, as amended.

        Minuteman cannot complete the proposed merger without the approval of its shareholders. Approval of the merger agreement and the merger requires the affirmative votes of at least two-thirds of the votes of the shares entitled to vote. Hako, which beneficially owns approximately 68% of our common stock, has committed to cause the shares of common stock it beneficially owns to be voted to approve the merger agreement and the merger.

        Only shareholders of record at the close of business on             , 2004, the record date for the special meeting, are entitled to notice of and to vote at the meeting. All holders of shares of common stock as of the record date may attend the special meeting. As of such date, there were            shares of common stock outstanding. Each share of common stock entitles the holder to one vote upon all matters to be acted upon at the meeting. The presence at the meeting, in person or by proxy, of a majority of such outstanding shares shall constitute a quorum. If you submit a properly completed proxy or if you appear at the special meeting to vote in person, your shares of common stock will be considered present. Directions withholding authority to vote, abstentions, and broker non-votes will be counted as present to determine whether a quorum for the transaction of business is present.

        Our board of directors (with Prof. Dr. Eckart Kottkamp, who is an Executive Director of Hako, not participating in the relevant portions of the meeting) and an independent special committee of the board of directors have each unanimously approved the merger agreement and the merger, and declared the merger fair and advisable to, and in the best interests of, Minuteman and our unaffiliated shareholders, and the Board recommends that you vote "FOR" approval of the merger agreement and the merger.

        This proxy statement and the accompanying proxy card are first being mailed or otherwise distributed to our shareholders on or about            , 2004.

        A proxy card is enclosed for your use. You are solicited on behalf of the board of directors to sign, date and return the proxy card in the accompanying envelope, which is postage paid if mailed in the United States.

        The expense of preparing, printing and mailing this proxy statement will be paid by the company. In addition, proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or telegram. The company will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the common stock.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET	1
Transaction Participants	1
Minuteman	1
Hako	1
Merger Sub	1
The Merger	1
Consequences of the Merger	2
Record Date for Voting	2
Vote Required	2
Revoking Your Proxy	3
The Special Committee	3
Recommendations of the Minuteman Board of Directors	3
Fairness Opinion of Houlihan Lokey	4
The Hako Entities' Position as to the Fairness of the Merger	4
Purpose of the Merger; Certain Effects of the Merger	4
The Hako-Werke Entities' Reasons for the Merger	4
Dissenters' Rights	5
Interests of Certain Persons in the Merger	5
Conditions to the Merger	5
Termination of the Merger Agreement	5
Termination Reimbursement	6
Financing	6
Material Federal Income Tax Consequences	6
WHO CAN HELP ANSWER YOUR QUESTIONS	6
FORWARD-LOOKING AND CAUTIONARY STATEMENTS	7
SELECTED FINANCIAL DATA	8
SPECIAL FACTORS	10
Background of the Merger	10
Purpose and Reasons for the Merger; Fairness of the Merger	17
Determinations and Recommendations of the Special Committee	17
Determinations and Recommendations of the Board of Directors	21
Minuteman's Reasons for the Merger	22
The Hako Entities' Position as to the Fairness of the Merger	23
Hako's Purpose and Reasons for the Merger; Alternatives to the Merger; Effects of the Merger on Hako and Merger Sub	25
Fairness Opinion of Houlihan Lokey	25
Public Market Pricing and Premiums Paid in Other Going Private Transactions Analysis	28
Market Multiple Methodology	29
Discounted Cash Flow Methodology	30
Comparable Transaction Methodology	30
Determination of Equity Value	30
Determination of Fairness	30
Valuation of Hako's Financial Advisor	31
Presentation on March 19, 2004	32
Market Approach Analysis	32
Presentation on May 28, 2004	34
Unaudited Financial Projections	36
Important Information about the Projections	36

i

Interests of Certain Persons in the Merger	40
Directors and Executive Officers of the Surviving Corporation	40
Employment and Benefits	40
Indemnification and Insurance	41
Consequences of the Merger	41
Plans for Minuteman After the Merger	42
Plans for Minuteman if the Merger Is Not Completed	42
Sources and Amount of Funds; Financing for the Merger	42
Financing Obtained by Minuteman	43
Financing Obtained by Hako	43
Fees and Expenses	43
Regulatory Requirements	44
Provisions for Unaffiliated Securityholders	44
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	45
Treatment of Holders of Common Stock	45
Backup Withholding	46
INFORMATION CONCERNING THE SPECIAL MEETING	46
Time; Place; and Purpose	46
Record Date; Voting Rights	46
Voting Procedures; Vote Required	46
Voting by Proxy	46
Revoking Your Proxy	47
Assistance with Your Proxy	47
Voting at the Special Meeting	47
How Shares are Voted	47
Vote Required	47
Proxy Solicitation	47
Dissenters' Rights	48
THE MERGER AGREEMENT	50
The Merger	50
Time of Closing	50
Exchange and Payment Procedures	50
Transfers of Shares	51
Representations and Warranties	51
Covenants of Minuteman	52
Interim Conduct of Minuteman's Business	52
No Solicitation	53
Covenants of Hako	54
Obligations of Merger Sub	54
Voting of Shares	54
Financing	54
Indemnification of and Insurance for Minuteman's Directors and Officers	55
Additional Agreements	55
Conditions—Mutual Closing Conditions	55
Additional Closing Conditions for Hako's and Merger Sub's Benefit	56
Additional Closing Conditions for Minuteman's Benefit	56
Termination of the Merger Agreement	56
Reimbursement of Expenses Upon Termination	58
Amendments; Waivers	58

ii

Expenses	59
CERTAIN TRANSACTIONS IN MINUTEMAN COMMON STOCK	59
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	59
CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF MINUTEMAN	60
Directors	60
Executive Officers	61
MANAGEMENT OF MINUTEMAN FOLLOWING THE MERGER	62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62
INFORMATION CONCERNING HAKO, MERGER SUB AND CERTAIN OTHER PERSONS	63
Hako, Merger Sub and Hako Holding	63
Executive Officers and Directors of Hako, Merger Sub and Hako Holding	64
WHERE YOU CAN FIND MORE INFORMATION	66
Appendix A—Agreement and Plan of Merger	A-1
Appendix B—Opinion of Houlihan Lokey	B-1
Appendix C—Sections 11.65 and 11.70 of the Illinois Business Corporation Act	C-1
Appendix D—Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003	D-1
Appendix E—Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2004	E-1

iii

SUMMARY TERM SHEET

        The following summary term sheet describes the material terms of the proposed merger and provides an overview of all material matters presented in the proxy statement and other documents we have incorporated by reference. We urge you to read the entire proxy statement and the other documents we have incorporated by reference in their entirety before voting. The actual terms of the merger are contained in the agreement and plan of merger, a copy of which is attached as Appendix A to this proxy statement.

TRANSACTION PARTICIPANTS

Minuteman (see page 60)

    Minuteman International, Inc.
    111 South Rohlwing Road
    Addison, Illinois 60101
    Telephone: (630) 627-6900

        Minuteman International, Inc. ("Minuteman", the "company", "we", "us", or "our") was organized as an Illinois corporation in 1951 under the name American Cleaning Equipment Corporation. The company manufactures and distributes commercial and industrial vacuums, floor and carpet care, chemical cleaning and coating products and complementary accessories in the United States and Canada. Its products are exported to more than sixty countries around the world.

Hako (see page 63)

    Hako-Werke International GmbH
    Hamburger Straße 209-239
    D-23843 Bad Oldesloe
    Germany
    Telephone: (+49) 4531/806-730

        Hako-Werke International GmbH ("Hako") is a limited liability entity organized under the laws of Germany and is a wholly owned subsidiary of Hako Holding GmbH & Co. KG. Hako is engaged in the formation, acquisition, and management of enterprises that manufacture, market and service floor cleaning and ground maintenance equipment outside of Germany. Hako owns approximately 68% of the outstanding common stock of the company through a subsidiary.

Merger Sub (see page 63)

    MMAN Acquisition Corp.
    c/o Hako-Werke International GmbH
    Hamburger Straße 209-239
    D-23843 Bad Oldesloe
    Germany
    Telephone: (+49) 4531/806-730

        MMAN Acquisition Corp. ("Merger Sub") became a wholly owned subsidiary of Hako on July 8, 2004, for the purpose of merging with and into Minuteman. It has not carried on any activities to date other than those incidental to its incorporation and completion of the merger.

THE MERGER (see page 50)

        On July 8, 2004, Minuteman, Hako and Merger Sub entered into an Agreement and Plan of Merger (the "merger agreement"), pursuant to which Merger Sub will be merged with and into Minuteman, with Minuteman continuing as the surviving corporation. Upon completion of the merger, each share of Minuteman common stock owned by Hako or any subsidiary of Hako, including Merger

Sub, or held as treasury stock immediately prior to the merger, will be canceled, and no payment will be made for such canceled shares. All remaining shares of Minuteman's common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive in cash from the surviving corporation an amount equal to $13.75 per share (without interest), subject to applicable withholding taxes, except for shares for which dissenters' rights under Illinois law are properly exercised. Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

CONSEQUENCES OF THE MERGER (see page 41)

        This is a "going private" transaction. Upon completion of the merger, Merger Sub will be merged with and into Minuteman, with Minuteman continuing as the surviving corporation. After the merger, it is expected that Minuteman will be entirely owned by Hako or one of its subsidiaries. Minuteman will no longer be a publicly traded company. Current holders of Minuteman common stock (other than Hako) will no longer have any interest in Minuteman and will not participate in the future earnings or growth of Minuteman, if any.

RECORD DATE FOR VOTING (see page 46)

        Only our shareholders of record at the close of business on                       , 2004, the record date for the special meeting (the "Special Meeting"), are entitled to notice of and to vote at the meeting. All holders of shares of common stock as of the record date may attend the Special Meeting.

VOTE REQUIRED (see page 47)

        Under Illinois law, the affirmative votes of at least two-thirds of the votes of the shares entitled to vote is required for the approval of the merger agreement and the merger. Under the merger agreement, Hako has committed to cause the shares of common stock of Minuteman beneficially owned by it to be voted to approve the merger agreement and the merger. Hako beneficially owns approximately 68% of the common stock of Minuteman. A separate vote of our unaffiliated shareholders, which would exclude Hako, is not required under Illinois law. Abstentions and broker non-votes will have the effect of a vote "AGAINST" the approval of the merger agreement and the merger.

        You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at the meeting, even if you plan to attend the meeting in person. Unless you specify to the contrary, all of your shares represented by valid proxies will be voted "FOR" the approval of the merger agreement and the merger. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

REVOKING YOUR PROXY (see page 47)

        Until the polls are closed at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

  •
  delivering a proxy of a later date in person or by mail so as to be received prior to the voting at the special meeting;

  •
  sending a written notice to the person to whom you submitted your proxy, stating that you would like to revoke your proxy (for proxies returned to us, the notice should be submitted to Thomas J. Nolan, our Chief Financial Officer, Secretary and Treasurer at 111 South Rohlwing Road, Addison, Illinois 60101, so as to be received by him prior to the voting at the special meeting);

  •
  if you have instructed your broker to vote your shares, by following the directions received from your broker to change those instructions; or

  •
  unless you have voted through your broker, by attending the meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting.

THE SPECIAL COMMITTEE (see page 17)

        Hako beneficially owns approximately 68% of our common stock and Prof. Dr. Eckart Kottkamp, an Executive Director of Hako, is a member of our Board of Directors (the "Board"). As a consequence, the Board formed a special committee (the "Special Committee") comprised solely of independent directors of Minuteman to analyze, consider and negotiate the terms of the merger agreement and to make a recommendation to the entire Board as to whether or not to approve the merger agreement and the merger. The Special Committee consists of two members of the Board, Roger B. Parsons and Richard J. Wood, who are not officers or employees of either Minuteman or Hako, have no other business relationship with either Minuteman or Hako, and have no financial interest in the completion of the proposed merger. The Special Committee has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are advisable, substantively and procedurally fair to, and in the best interests of our unaffiliated shareholders. In performing its assignment, the Special Committee engaged in various discussions and negotiations described under "Special Factors—Background of the Merger" beginning on page 10 and considered a variety of factors described under "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Determinations and Recommendations of the Special Committee" beginning on page 17.

RECOMMENDATIONS OF THE MINUTEMAN BOARD OF DIRECTORS (see page 21)

        The Board believes that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are advisable, substantively and procedurally fair to, and in the best interests of, Minuteman's unaffiliated shareholders and recommends that the unaffiliated shareholders vote "FOR" the approval of the merger agreement and the merger. In making the determination to approve and recommend the merger and the merger agreement, the Board considered the following:

  •
  the Special Committee unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are advisable, fair to, and in the best interests of, the company's unaffiliated shareholders;

  •
  the Special Committee unanimously recommended to the Board that the merger agreement and the merger be approved and recommended to the shareholders by the Board;

  •
  the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") that as of July 7, 2004, the consideration to be received by the company's unaffiliated shareholders in the proposed merger was fair, from a financial point of view, to the unaffiliated shareholders; and

  •
  the additional factors described in detail under "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Determinations and Recommendations of the Board of Directors" beginning on page 21.

FAIRNESS OPINION OF HOULIHAN LOKEY (see page 25)

        The Board and Special Committee received a written opinion dated July 7, 2004 from Houlihan Lokey that, as of the date of its opinion and based on and subject to the assumptions, limitations and qualifications contained in its opinion, the merger consideration to be received by Minuteman's shareholders (other than Hako and its subsidiaries) (the "unaffiliated shareholders") pursuant to the merger is fair from a financial point of view to our unaffiliated shareholders. The full text of the written opinion of Houlihan Lokey is attached to this proxy statement as Appendix B. We urge you to read the opinion carefully in its entirety. For more information concerning the opinion of Houlihan Lokey, see "Special Factors—Fairness Opinion of Houlihan Lokey" beginning on page 25.

THE HAKO ENTITIES' POSITION AS TO THE FAIRNESS OF THE MERGER (see page 23)

        The rules of the Securities and Exchange Commission require that Hako and the Merger Sub state their belief concerning whether the merger is fair to the unaffiliated shareholders. Each of Hako and Merger Sub (the "Hako Entities") believes the merger is fair to Minuteman's unaffiliated shareholders. For a description of the bases for this belief, see "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—The Hako Entities' Position as to the Fairness of the Merger," beginning on page 23.

PURPOSE OF THE MERGER; CERTAIN EFFECTS OF THE MERGER (see pages 18 and 41)

        The principal purpose of the merger is to enable Hako to acquire all of the equity interests in Minuteman and to provide you with the opportunity to receive a cash price for your shares at a premium over the market prices at which Minuteman common stock traded immediately before the announcement of Hako's offer to acquire all of the common stock not beneficially owned by it.

        The merger will terminate all common equity interests in Minuteman held by our current shareholders (other than Hako and its subsidiaries). Hako will be the sole owner of Minuteman and its business, including the sole beneficiary of any earnings and growth, if any, of Minuteman following the merger.

        Upon completion of the merger, Minuteman's common stock will no longer be quoted for trading on The Nasdaq Stock Market and will no longer be publicly traded. For additional information, see "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger" and "Special Factors—Consequences of the Merger," beginning on Pages 18 and 41, respectively.

THE HAKO ENTITIES' REASONS FOR THE MERGER (see page 25)

        Hako's and Merger Sub's principal reasons for entering into the merger agreement and consummating the merger are to afford Hako greater operating flexibility to make Minuteman an integral component of Hako's global business strategy, and to eliminate the costs and regulatory burdens of Minuteman being a publicly held company. For more information on their reasons for the merger, see "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Hako's

Purpose and Reasons for the Merger; Alternatives to the Merger; Effects of the Merger on Hako and Merger Sub" beginning on page 25.

DISSENTERS' RIGHTS (see page 48)

        Minuteman is a corporation organized under Illinois law and its common stock is listed on The Nasdaq Stock Market. Under Illinois law, Minuteman shareholders are entitled to pursue dissenters' rights in connection with the merger to obtain the statutorily determined "fair value" of their shares, which may be more or less than the per share merger consideration. Any Minuteman shareholder who wishes to exercise dissenters' rights must not vote in favor of the merger agreement and must comply with all of the procedural requirements under Illinois law, which are described in detail under "Information Concerning the Special Meeting—Dissenters' Rights" beginning on page 48.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (see page 40)

        In considering the recommendations of the Special Committee and the Board, you should be aware that some of Minuteman's officers, directors and affiliates have interests in the merger that are different from or in addition to your interests as a Minuteman shareholder generally. These interests include:

  •
  The executive officers of Minuteman will continue as the initial officers of the surviving corporation after the merger, and are each parties to employment agreements with the company that will continue after the merger.

  •
  The company will continue to indemnify and hold harmless, to the fullest extent permitted under Illinois law or the surviving corporation's articles of incorporation or bylaws, for a period of six years after the effective time of the merger, each director or officer of the company against claims based on or arising out of such person's service as an officer or director prior to the merger or the merger agreement.

  •
  In addition, subject to certain limitations, the company has agreed that prior to the merger it will obtain and pay for a "tail" directors' and officers' liability insurance policy providing coverage for persons currently covered by Minuteman's existing policy for six years after the effective time of the merger.

        These interests are described in more detail in the section entitled "Special Factors—Interests of Certain Persons in the Merger" beginning on page 40.

CONDITIONS TO THE MERGER (see page 55)

        The obligations of Minuteman, Hako and Merger Sub to complete the merger are subject to the satisfaction or waiver of certain conditions, including approval of the merger agreement and the merger by Minuteman's shareholders. For more information on these conditions, see "The Merger Agreement—Conditions—Mutual Closing Conditions" beginning on page 55, "The Merger Agreement—Additional Closing Conditions for Hako's and Merger Sub's Benefit" beginning on page 56 and "The Merger Agreement—Additional Closing Conditions for Minuteman's Benefit" beginning on page 56.

TERMINATION OF THE MERGER AGREEMENT (see page 56)

        The merger agreement may be terminated before the merger is completed in certain specified events, including the failure to obtain the required approval of Minuteman's shareholders at the special meeting or the failure to complete the merger by April 8, 2005. For more information on these termination rights, see "The Merger Agreement—Termination of the Merger Agreement" beginning on page 56.

TERMINATION REIMBURSEMENT (see page 58)

        Minuteman has agreed to reimburse the out-of-pocket expenses incurred by Hako and Merger Sub up to a maximum reimbursement amount of $500,000 if the merger agreement is terminated under certain specified circumstances, including the acceptance by Minuteman of a superior proposal. Hako and Merger Sub have agreed to reimburse the out-of-pocket expenses incurred by Minuteman up to a maximum reimbursement amount of $500,000 if the merger agreement is terminated under certain specified circumstances, including the credit facility of the company that will be used to finance, in part, the payment of the merger consideration being withdrawn or otherwise becoming unavailable under certain circumstances. For more information on these termination fees, see "The Merger Agreement—Reimbursement of Expenses Upon Termination" beginning on page 58.

FINANCING (see page 42)

        Pursuant to the merger agreement, Minuteman has entered into an amendment to its existing credit facility to provide for $10,750,000 in term loan financing to be used in connection with the merger. Hako will borrow additional funds necessary to complete the merger under its existing line of credit facility. For more information on financing the merger, see "Special Factors—Sources and Amount of Funds; Financing for the Merger" beginning on page 42.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (see page 45)

        The exchange of your Minuteman shares for cash in the merger will be a taxable event for federal income tax purposes, and may also be a taxable transaction under state, local and foreign tax laws. For federal income tax purposes, you generally will recognize gain or loss in an amount equal to the difference between the cash you receive and your tax basis in the shares of Minuteman common stock you surrender in the merger. That gain or loss will be a capital gain or loss if you hold the shares of Minuteman common stock as a capital asset. We urge you to review the information on the tax consequences of the merger set forth in "Material Federal Income Tax Consequences" beginning on page 45 and we recommend that you consult your tax advisor with respect to the particular tax consequences to you of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws. The summary set forth above does not describe the tax consequences to Hako or Merger Sub.

WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the merger or would like additional copies of this proxy statement, you should contact our corporate secretary, Thomas J. Nolan, at the following address and telephone:

    111 South Rohlwing Road
    Addison, Illinois 60101
    Telephone: (630) 627-6900

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        This proxy statement contains certain forward-looking statements. These statements are based on our current expectations and are subject to uncertainty and changes in circumstances. Future events, circumstances and results may vary materially from the expectations contained in this proxy statement. The forward-looking statements contained in this proxy statement include, but are not limited to, statements about the merger and expectations as to our future results and certain unaudited projections. The following factors, among others, could cause actual and projected results to differ materially from those described herein: the exercise by our shareholders of their dissenters' rights with respect to the merger; the costs related to the merger; the effect of litigation challenging the merger; the effect of a change in the financing markets on the financing for the merger; and other economic, business, competitive and/or regulatory factors affecting our business generally, including the effectiveness of operating and technology initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; labor and other operating costs; political or economic instability in local markets; disruptions from outbreak of hostilities, war or terrorists' attacks; competition; customer preferences; effects of unanticipated materially adverse litigation or product claims; unexpected product failures or non-acceptance of new products by the market; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive. More detailed information about those factors is set forth below and in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Private Securities Litigation Reform Act of 1995 does not apply to the merger or any filings with the Securities and Exchange Commission made in connection with the merger because it is a "going-private" transaction under federal securities laws.

SELECTED FINANCIAL DATA

        Set forth below is our selected historical financial information. The historical financial information was derived from the audited consolidated financial statements and other information and data included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2001, 2002 and 2003, and from the unaudited financial statements and other information and data included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004. More comprehensive financial information is included in the Annual Reports and the Quarterly Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Reports, the Quarterly Report and all of the financial statements and related notes contained in the Annual Reports and the Quarterly Report, copies of which may be obtained as set forth below under the caption "Where You Can Find More Information" beginning on page 66.

	Six Months Ended		Year Ended December 31,
	June 30, 2004	June 30, 2003	2003	2002	2001	2000	1999
	(Unaudited)		(In thousands, except share and per share data)
Income Statement Data
Net sales	$40,877	$37,892	$74,348	$71,951	$76,122	$84,310	$76,786
Cost of sales	20,089	26,462	52,034	50,888	53,146	58,309	53,494

Gross profit	12,788	11,430	22,314	21,063	22,976	26,001	23,292
Selling expenses	7,523	6,979	13,795	13,207	12,595	13,317	12,000
General and administrative expenses	2,714	2,347	5,165	4,423	4,294	4,426	3,989

Income from operations	2,551	2,104	3,354	3,433	6,087	8,258	7,303
Interest income (expense), net	(29)	(214)	(254)	(959)	(1,019)	(608)	(791)
Other, net	11	(10)	1	32	75	129	316

Income before income taxes	2,533	1,880	3,101	2,506	5,143	7,779	6,828
Income tax expense	1,010	753	1,088	725	1,638	2,880	2,486

Net income	$1,523	$1,127	$2,013	$1,781	$3,505	$4,899	$4,342

Per Share Data
Cash dividends	$.18	$.18	$.36	$.35	$.33	$.33	$.44
Net income per common share—basic and diluted	$.42	$.31	$.56	$.50	$.98	$1.37	$1.22
Weighted average number of common shares outstanding
—basic	3,586,068	3,581,227	3,582,809	3,576,521	3,570,365	3,568,385	3,568,385
—diluted	3,586,068	3,587,245	3,587,245	3,587,245	3,582,698	3,568,385	3,568,385
Balance Sheet Data
Working capital	$35,511	$35,931	$35,618	$35,470	$35,486	$33,372	$30,626
Total assets	58,261	56,499	55,584	55,200	57,228	55,658	53,958
Long-term debt, less current maturities	5,250	6,750	6,000	7,500	9,000	10,500	12,000
Shareholders' equity	41,840	40,745	40,993	40,116	39,630	37,284	33,599

Book value per share data

        Our book value per share for the six months ended June 30, 2004 was $11.67. Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders' equity by the outstanding common shares at the end of the period. Securities and Exchange Commission rules require that we disclose this information.

Consolidated Ratios of Earnings to Fixed Charges

        The following table sets forth our ratios of earnings to fixed charges for the six months ended June 30, 2004 and each of the years ended December 31, 2003 and 2002:

	Fiscal Year Ended December 31,
Six Months Ended June 30, 2004
	2003	2002
11.92x	6.66x	4.67x

        The ratios of earnings to fixed charges were computed by dividing earnings as adjusted for fixed charges by fixed charges. For this purpose, earnings represent net income applicable to common stock, plus applicable income taxes and fixed charges. Fixed charges represent interest paid on debt.

SPECIAL FACTORS

BACKGROUND OF THE MERGER

        The terms and conditions of the merger were determined through negotiations between the Special Committee and Hako. The following is a brief discussion of the background of the transaction.

        On March 7, 2003, Gregory J. Rau, our President and Chief Executive Officer, and Thomas J. Nolan, our Vice President, Chief Financial Officer, Secretary and Treasurer, met, at the request of Hako and Prof. Dr. Eckart Kottkamp, one of our directors and the Executive Director of Hako, with representatives of Bell, Boyd & Lloyd LLC ("Bell, Boyd"), counsel to Hako, to discuss possible methods of privatizing Minuteman. During the spring and summer of 2003, Bell, Boyd provided Messrs. Rau and Nolan with information concerning various legal and other aspects of such a transaction.

        In August 2003, Bell, Boyd, at the request of Mr. Rau, prepared a draft memorandum discussing a going-private transaction in which Hako would seek to acquire all of the common stock of Minuteman not owned by either it or Mr. Rau's mother, Lillian A. Rau, the beneficial owner of approximately 7.1% of Minuteman's common stock, and in which Mrs. Rau would retain an equity interest in Minuteman after the consummation of the transaction. Such memorandum contained (i) a summary of Bell, Boyd's understanding of the factual background of such a transaction, (ii) a statement of Bell, Boyd's understanding of the goals of the transaction from the point of view of Hako and the Rau family, (iii) a description of the steps needed to be taken to formulate and finalize a proposal by Hako to acquire the shares of Minuteman not presently owned by it or Mrs. Rau, (iv) a description of the reasons for, and the process to be followed by, the Special Committee, and (v) a description of the remaining actions that would need to be taken following approval of any Hako offer by the Board in order to complete the transaction.

        On August 25, 2003, representatives of Bell, Boyd met with Messrs. Rau and Nolan to discuss the draft memorandum.

        During the autumn of 2003, Prof. Dr. Eckart Kottkamp and Mr. Rau further discussed the desirability of Mrs. Rau maintaining an equity interest in Minuteman after any going-private transaction, but ultimately agreed that if such a transaction were to proceed, Mrs. Rau's shares would be treated like those of each other public shareholder of Minuteman.

        On November 10, 2003, at Mr. Rau's request, Bell, Boyd provided to Mr. Rau a revised version of its August memorandum (the "November Memorandum") and various other informational materials concerning a possible going-private transaction.

        On November 13, 2003, at a regularly scheduled Board meeting, the Board discussed, among other topics, possible actions that Minuteman might take to enhance shareholder value in light of the relative illiquidity and narrow trading range of Minuteman's common stock and the numerous costs attendant on remaining a publicly traded company. Mr. Rau indicated that he had, at Prof. Dr. Eckart Kottkamp's request, discussed with Bell, Boyd how a transaction in which Minuteman could be taken private would be organized and effected. He distributed to the Board members the November Memorandum, which set forth various issues that are relevant to effecting a going-private transaction, and certain other informational materials intended to illustrate the process involved in such a transaction. The Board discussed these issues and indicated that if Hako and management, after further investigation, thought it advisable to proceed with such a transaction, the Board would wish to appoint a special committee of independent directors to review the proposed terms of any such proposed transaction. After discussion, the Board requested that Prof. Dr. Eckart Kottkamp and Messrs. Rau and Nolan report back to the Board as they developed a firmer view as to whether such a transaction was advisable and, if so, what the terms of such a transaction might be.

        During the winter of 2004, Messrs. Rau and Nolan, at the request of Hako, contacted various banks to ascertain the availability of financing for a possible going-private transaction. The financing arrangements discussed contemplated that Minuteman would be a borrower thereunder, and included both secured and unsecured credit facilities.

        On March 5, 2004, Hako engaged Marshall & Stevens Incorporated ("Marshall & Stevens") for the purposes of providing a valuation analysis of the market value of Minuteman on a controlling and minority interest basis. This decision was made upon the basis of Marshall & Stevens's reputation, fees, availability and expertise.

        At the request of Prof. Dr. Eckart Kottkamp, a special meeting of the Board was held on April 5, 2004 for the purpose of receiving a formal proposal from Hako regarding a proposed going-private transaction for Minuteman. At the April 5, 2004 special meeting, which included attendance by representatives of Bell, Boyd, the Board received a presentation from Prof. Dr. Eckart Kottkamp regarding a proposal from Hako to purchase all of the outstanding shares of Minuteman's common stock not already beneficially owned by Hako for $12.85 per share in cash, including a discussion of the economic and global reasons for Hako's offer. A representative of Bell, Boyd then presented the formal terms of Hako's offer, which were reflected in a letter dated April 5, 2004 from Hako to the Board, and responded to questions from the Board. The letter from Hako read as follows:

          "We are writing to inform you of the interest of Hako-Werke International GmbH ("Hako-Werke International") in acquiring all of the outstanding shares of common stock of Minuteman International, Inc. (the "Company") that are not owned by Hako-Werke International's wholly owned subsidiary, RZ-Service GmbH ("RZ-Service"), for $12.85 per share in cash. As you know, Hako-Werke International now beneficially owns approximately 68% of the issued and outstanding common stock of the Company.

          We believe that the Company and its shareholders have recently realized few benefits from the Company's status as a publicly traded company, given the Company's small market capitalization, lack of institutional investor interest, and relative trading illiquidity. In addition, the Company has had to contend with the growing costs and burdens of being a publicly traded company, including compliance with recently expanded securities regulations and listing requirements. After much consideration, we believe that operating the Company as a private enterprise in the future is the best alternative for the Company and its shareholders. Therefore, Hako-Werke International proposes to purchase the shares of the Company's common stock that it does not now own at a price that is substantially above recent market prices for the Company's common stock, thereby providing shareholders with both liquidity and a premium. Our offer price represents approximately a 37% premium over the closing price on December 31, 2003, of $9.40, and approximately a 15% premium over the closing price on April 2, 2004, of $11.14.

          We anticipate that the proposed transaction would take the form of an "any and all" cash tender offer by a newly formed U.S. subsidiary of Hako-Werke International ("Acquisition Co."), which offer would be subject to the condition that after the consummation of the offer, Hako-Werke International beneficially owns 90% of the outstanding shares of the Company's common stock. The tender offer would be subject to certain customary conditions for similar tender offers. However, we currently do not anticipate the need for a financing condition nor are we aware of any required regulatory approvals other than filings with the Securities and Exchange Commission.

          As soon as practicable after the tender offer is completed, Acquisition Co. would complete a "short-form" merger with and into the Company. In the merger, all remaining shareholders, other than RZ-Service, would receive the same price per share paid in the tender offer, except for those shareholders who elect to exercise their dissenters' rights under Illinois law.

          We anticipate that the Company's board of directors may wish to establish a special committee consisting of independent directors to review the proposed transaction, and that the special committee may retain its own legal counsel and financial advisor to advise the committee and the Company's board of directors as to the proposed transaction. We look forward to discussing our proposal with this Special Committee and it representatives, and promptly moving forward with a transaction, which we believe is in the best interests of the Company and its shareholders.

          Please be advised that Hako-Werke International is not willing to consider any alternative transaction in which it would sell any of the common stock of the Company beneficially owned by it to a third party or that would diminish in any way its ownership interest in the Company. Please also be advised that until Hako-Werke International commences a tender offer, it reserves its right not to proceed with the proposed transaction for any reason, in its sole and absolute discretion."

        During the Board's April 5 special meeting, and in accordance with its discussions concerning the topic during its November 13, 2003 meeting, the Board deemed it advisable to create a special committee of independent directors to consider Hako's proposal, and by resolution adopted an amendment to Minuteman's bylaws to permit the creation of the Special Committee. The Board then appointed the Special Committee, with authority, among other things, to engage its own financial and legal advisors and to review Hako's proposal and to make a recommendation on the proposal to the Board.

        Following the Board's April 5 special meeting, Minuteman promptly disclosed Hako's offer in a press release and in filings with the Securities and Exchange Commission.

        Subsequently, upon confirming that Winston & Strawn LLP ("Winston & Strawn") could undertake representation of the Special Committee, the Special Committee formally retained Winston & Strawn as its counsel. Thereafter, representatives of Winston & Strawn reviewed with the members of the Special Committee their duties and responsibilities in undertaking the investigation and evaluation of the proposed transaction, as well as a general overview of the transaction process.

        On April 6, 2004, the Special Committee received written proposals from two institutions to evaluate the fairness of the proposal from a financial point of view, including Houlihan Lokey, and received a written proposal from a third institution on April 7, 2004.

        On April 8, 2004, the Special Committee held a conference call, with representatives of Winston & Strawn participating, to evaluate the written proposals from the prospective financial advisors. After a discussion of the qualifications of each institution and their respective proposals including fees, personnel, availability and expertise, the Special Committee resolved to engage Houlihan Lokey subject to review of Houlihan Lokey's proposed engagement agreement, which was negotiated by the Special Committee and Houlihan Lokey during the following several days. On April 15, 2004, the Houlihan Lokey engagement agreement was agreed to and executed.

        Over the next several weeks, Houlihan Lokey commenced and performed its review and analysis of Minuteman, including, among other things, conducting discussions with members of Minuteman's management, visiting Minuteman's headquarters and one of its manufacturing facilities located in Addison, Illinois, and reviewing Minuteman's public filings, financial forecasts and current and historical stock data.

        On April 27, 2004, Bell, Boyd distributed to the Special Committee, Winston & Strawn, Minuteman and Minuteman's counsel, Jenner & Block LLP ("Jenner & Block"), a draft merger agreement that contemplated a tender offer followed by a second-step merger to accomplish the proposed transaction. Subsequently, the Special Committee participated in a conference call during which it discussed the fundamental provisions of the draft merger agreement with representatives of Winston & Strawn and a schedule for providing Bell, Boyd with comments on the draft agreement.

        On April 28, 2004, the Special Committee, together with a representative of Winston & Strawn, participated in a conference call with representatives of Houlihan Lokey to discuss Houlihan Lokey's progress in its review and analysis of Minuteman.

        On May 6, 2004, Winston & Strawn received a copy of a letter dated May 4, 2004 from Bell, Boyd and addressed to Minuteman outlining a plan of financing for the proposed transaction. As proposed, LaSalle Bank National Association ("LaSalle"), was expected to provide a credit facility under which Minuteman would be the co-obligor with a newly formed subsidiary of Hako. As outlined in the letter, it was proposed that the merger consideration to be paid to Minuteman's unaffiliated shareholders under the merger agreement would be funded with a combination of borrowings under the proposed LaSalle credit facility, cash contributed by Hako, and available cash of Minuteman.

        On May 7, 2004, the Special Committee, together with representatives of Winston & Strawn, participated in a conference call with representatives of Houlihan Lokey and its counsel, Duane Morris LLP ("Duane Morris"), to discuss Houlihan Lokey's further progress in its review and valuation analysis of Minuteman.

        On May 10, 2004, representatives of Winston & Strawn telephoned Bell, Boyd to discuss certain aspects of the proposed financing set forth in Bell, Boyd's May 4, 2004 letter to Minuteman.

        On May 12, 2004, the Special Committee participated in a conference call with representatives of Winston & Strawn, Houlihan Lokey and Duane Morris to review and discuss their collective comments on the draft merger agreement and to discuss issues relating to the proposed financing for the transaction. The participants in the conference call expressed concern about the proposed financing, with particular focus on the risk that, following completion of the proposed tender offer, unforeseeable events or conditions could occur or exist that would prevent the second-step merger. The Special Committee and the other participants in the conference call agreed that a long-form, single-step merger transaction structure would be preferable if Minuteman were to be an obligor under the acquisition financing. During this call, Winston & Strawn also led a discussion of proposed modifications to the draft merger agreement.

        On May 14, 2004, representatives of Winston & Strawn telephoned Bell, Boyd to discuss some of the issues raised by the Special Committee and its advisors concerning the proposed transaction, including the proposed acquisition financing and the two-step tender offer followed by a merger feature in the draft merger agreement. Winston & Strawn and Bell, Boyd also discussed a proposed schedule for advancing the process of the parties' pursuit of the proposed transaction, including the scheduling of a meeting during the week of May 24, 2004 between the Special Committee and representatives of Hako for a discussion of the Special Committee's response to Hako's offer.

        On May 19, 2004, Winston & Strawn provided Bell, Boyd with the collective comments of the Special Committee and its advisors on the initial draft of the merger agreement.

        On May, 21, 2004, the Special Committee held a conference call with representatives of Houlihan Lokey during which Houlihan Lokey summarized the preliminary results of its analysis of Minuteman. Representatives of Winston & Strawn and Duane Morris also participated in the call.

        On May 21, 2004, Hako expanded the engagement of Marshall & Stevens to include assisting Hako with its negotiation with the Special Committee and reviewing and commenting upon any valuation analysis prepared by Houlihan Lokey.

        On May 25, 2004, the Special Committee and representatives of Houlihan Lokey, Winston & Strawn and Duane Morris met at the offices of Winston & Strawn in Chicago, Illinois to receive, review and discuss Houlihan Lokey's summary in connection with its valuation analysis of Minuteman and the fairness of the $12.85 per share offer price proposed by Hako. The Special Committee discussed Houlihan Lokey's summary at length and concluded that it should attempt to obtain a higher offer price from Hako. Following Houlihan Lokey's presentation and the related discussion, Winston & Strawn reviewed the material legal issues concerning the draft merger agreement and the proposed financing with the Special Committee and the other participants at the meeting.

        On the following day, May 26, 2004, Prof. Dr. Eckart Kottkamp (by telephone), on behalf of Hako, the Special Committee and representatives of Houlihan Lokey, Winston & Strawn, Bell, Boyd

and Marshall & Stevens met at the offices of Winston & Strawn to discuss the Special Committee's reaction to the initial offer price proposed by Hako and to the terms of the draft merger agreement. At the meeting, a representative of Bell, Boyd led an introductory discussion reviewing the background of the transaction to date, the proposed agenda for the meeting and of Hako's initial reaction to the comments of the Special Committee and its advisors on the draft merger agreement. Among other things, it was relayed that Hako was inclined to agree to modify the proposed transaction structure from the two-step structure that contemplated a tender offer followed by a merger to a long-form, single-step merger, provided that the merger agreement would contain customary representations and warranties and closing conditions for single-step acquisition structure.

        The Bell, Boyd representative also provided an overview of Hako's reasons for proposing the merger, including Hako's view that Minuteman was bearing all of the burdens but not receiving adequate benefits of being a public company. Prof. Dr. Eckart Kottkamp then outlined his view of the justifications for Hako's proposal including the competitive environment and trend toward globalization and the limited strategic growth opportunities available to Minuteman as a public company.

        Representatives of Marshall & Stevens then gave a presentation of its analysis in support of Hako's offer proposal of $12.85 per share, focused primarily on an intrinsic value analysis of Minuteman.

        The Special Committee then presented its view that an acceptable per share price for the Minuteman common stock held by unaffiliated shareholders ought to fall within a range of prices based on premiums received by shareholders of other companies subject to recent going-private transactions identified by Houlihan Lokey. Hako and its advisors did not agree that such an approach was the most significant analysis for negotiating a higher offer price, and the parties and their respective advisors proceeded to engage in extensive discussions concerning the valuation of Minuteman.

        Having exchanged views regarding a valuation of Minuteman, the participants in the meeting then discussed scheduling considerations, including Hako's interest in moving the process forward without undue delay. After consultation with Hako's counsel and financial advisor, Prof. Dr. Eckart Kottkamp indicated that Hako would consider the views expressed by the Special Committee and the Special Committee's advisors regarding the request for an increased offer price and that Hako would endeavor to provide a response to that request by the morning of May 28, 2004. Bell, Boyd reiterated on behalf of Hako that Hako was not interested in selling its interest in Minuteman to a third party. Winston & Strawn then responded to several questions from Bell, Boyd concerning some of the comments previously transmitted to them on the initial draft of the merger agreement.

        On May 28, 2004, representatives of Bell, Boyd contacted Winston & Strawn by telephone and relayed Hako's view of the appropriate methods to value Minuteman and its continuing disagreement with the Special Committee's focus on premium analysis of other going-private transactions as a basis for negotiating a higher offer price, but that, despite this difference in view, that Hako was raising its offer price to $13.50 per share.

        On June 1, 2004, the Special Committee and representatives of Winston & Strawn, Houlihan Lokey and Duane Morris participated in a conference call to discuss Hako's revised offer of $13.50 per share. The Special Committee concluded that it should attempt to obtain a further increase in Hako's offer price and directed Winston & Strawn to relay the Special Committee's request for a further increase in price to Bell, Boyd.

        On June 2, 2004, Bell, Boyd distributed a revised draft of the merger agreement that reflected the change to a long-form, single-step merger structure and the inclusion of additional representations and warranties and closing conditions.

        On June 4, 2004, representatives of Bell, Boyd telephoned Winston & Strawn to communicate Hako's response to the Special Committee's request for a further increase in Hako's offer price. Bell, Boyd indicated that Hako would consider further increasing its offer price, but was willing to address any such further increase only as part of the final resolution of the remaining material issues concerning the draft merger agreement. Bell, Boyd also indicated that Hako would not consider a price at or above $14 per share.

        On June 4, 2004, the Special Committee and representatives of Winston & Strawn, Houlihan Lokey and Duane Morris participated in a conference call to discuss Hako's reaction to the Special Committee's request for a further increase in Hako's offer price. The Special Committee concluded that it should continue to attempt to obtain a higher offer price from Hako. On June 9, 2004, Winston & Strawn transmitted to Bell, Boyd the collective comments of the Special Committee and its advisors and the Company's counsel on the June 2, 2004 draft of the merger agreement.

        On June 11, 2004, representatives of Winston & Strawn and Bell, Boyd participated in a conference call to discuss Hako's and Bell, Boyd's reaction to the comments of the Special Committee and its advisors on the June 2, 2004 draft of the Merger Agreement. The issues covered in the conference call included the discussion of which party should bear the risk of certain events that might affect the availability of the financing or the transaction, including certain risks of international calamity, adverse changes in the banking system and certain adverse effects on the company not constituting a breach of the merger agreement.

        On June 15, 2004, Bell, Boyd distributed a revised draft of the merger agreement that included the addition of a provision that Hako would reimburse the company for up to $500,000 of its actual expenses incurred in connection with the proposed transaction in the event that the merger agreement is terminated on account of the merger financing not being available in specified circumstances not involving a breach by the company of the merger agreement.

        On June 22, 2004, the Special Committee and representatives of Winston & Strawn, Houlihan Lokey and Duane Morris participated in a conference call to discuss the revised draft of the merger agreement distributed by Bell, Boyd on June 15, 2004. A proposed schedule for a final negotiation and a Board meeting was discussed. Later that day, representatives of Winston & Strawn telephoned Bell, Boyd to discuss open issues concerning the merger agreement and scheduling.

        On June 30, 2004, representatives of Bell, Boyd, Winston & Strawn and Jenner & Block participated in a conference call to discuss certain technical requirements of the Illinois Business Corporation Act that were implicated by the proposed transaction.

        On July 6, 2004, Bell, Boyd distributed a further revised draft of the merger agreement.

        On the morning of July 7, 2004, the Special Committee, Hako (represented by Prof. Dr. Eckart Kottkamp) and representatives of Marshall & Stevens, Winston & Strawn and Bell, Boyd met at Winston & Strawn's offices to finalize negotiations regarding Hako's offer price and the terms and conditions of the merger agreement. The discussions at this meeting concluded with an increase in Hako's offer price from $13.50 per share to $13.75 per share, and along with several less significant changes, the elimination from the draft merger agreement of a condition that required the absence of certain events of calamity.

        In the afternoon of July 7, 2004, the Special Committee, Houlihan Lokey and their respective counsel met at Winston & Strawn's offices to consider the proposed transaction between Minuteman and Hako and to review the material terms of the merger agreement. Houlihan Lokey then presented to the Special Committee its financial analysis of the proposed transaction and delivered its oral opinion to the Special Committee that, as of July 7, 2004, the consideration to be received by Minuteman's unaffiliated shareholders in the proposed transaction, in the aggregate, was fair to such shareholders from a financial point of view. Houlihan Lokey's presentation was consistent with the summary of its analysis provided in the May 21, 2004 conference call, except that it was updated as appropriate to provide for the change in the merger consideration offered and the passage of time.

Following further discussion of other factors concerning the proposed transaction, the Special Committee, by unanimous vote:

  •
  determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are advisable, fair to and in the best interests of the company's unaffiliated shareholders; and

  •
  voted to recommend to our Board that the Board (1) approve and authorize the merger agreement, the merger and the other transactions contemplated by the merger agreement and (2) recommend that the company's unaffiliated shareholders vote in favor of the approval of the merger agreement and the merger.

        Promptly following the July 7, 2004 meeting of the Special Committee, our Board convened a meeting to consider the proposed transaction between Minuteman and Hako.

        On July 7, 2004, the Board, including all of the directors who are not employees of Minuteman (and Prof. Dr. Eckart Kottkamp, an Executive Director of Hako, for the preliminary portion of the meeting at which the minutes of the April 5, 2004 meeting of the Board were approved, but who otherwise was not present at the meeting), met to consider the proposed transaction with Hako. Following the approval of the minutes of the April meeting and a presentation by Jenner & Block regarding the Board's fiduciary duties in connection with the proposed transaction, the Special Committee reported to the Board.

        The Special Committee summarized the material factors it considered in reaching its conclusions and recommendations regarding the merger agreement and the merger, which included the factors that it believed supported its determination that the transaction is both substantively and procedurally fair to Minuteman's unaffiliated shareholders. The Special Committee then concluded its presentation with an explanation of the risks and other potentially negative factors that it considered concerning the merger. For a more complete description, see "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Determinations and Recommendations of the Special Committee" beginning on page 17.

        Following that presentation, representatives of Houlihan Lokey joined the meeting to present their valuation analysis to the Special Committee and the Board. Among other things, that presentation included a discussion of the due diligence process undertaken by Houlihan Lokey, historical stock prices, comparable company analyses (including market multiples), discounted cash flow analyses, comparable transaction analyses and Houlihan Lokey's internal fairness committee process. After responding to the Board's questions, Houlihan Lokey rendered to the Special Committee and the Board its oral opinion (later confirmed in writing) that as of July 7, 2004, and based on and subject to the matters described in the fairness opinion, the aggregate consideration to be received by the unaffiliated shareholders in the merger is fair, from a financial point of view, to such unaffiliated shareholders. The full text of the written opinion of Houlihan Lokey, which you should read carefully and in its entirety, sets forth assumptions made, matters considered and limits on the review undertaken by Houlihan Lokey and is included as Appendix B to the accompanying proxy statement. For additional information, see "Special Factors—Fairness Opinion of Houlihan Lokey" beginning on page 25.

        After the representatives of Houlihan Lokey left the meeting, a representative of Jenner & Block summarized the material provisions of the merger agreement for the Board and responded to the Board's questions about the merger agreement and the merger. For additional information about the merger Agreement, see "The Merger Agreement" beginning on page 50.

        A representative of Minuteman then summarized the material provisions of the documents and agreements pertaining to the financing transaction and responded to the Board's questions about the timing and status of the transaction. For additional information about the financing transaction, see "Special Factors—Sources and Amount of Funds; Financing for the Merger" beginning on page 42.

        Thereafter, a representative of Jenner & Block discussed the anticipated timetable of the merger process, assuming approval and authorization by the Board and execution of the merger agreement by the parties.

        The Special Committee then affirmed to the Board the Special Committee's unanimous determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are advisable, fair to and in the best interests of Minuteman's unaffiliated shareholders, and recommended to the Board that the Board (1) approve and authorize the merger agreement, the merger and the other transactions contemplated by the merger agreement and (2) recommend that Minuteman's unaffiliated shareholders vote in favor of the approval of the merger agreement and the merger. For additional background information, see "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Determinations and Recommendations of the Special Committee" beginning on page 17.

        Finally, the Board determined to meet telephonically on July 8, 2004 for further deliberations on the proposed transaction with Hako.

        At its meeting on July 8, 2004, the Board, including all of the directors who are not employees of Minuteman (other than Prof. Dr. Eckart Kottkamp, an Executive Director of Hako, who was not present at the meeting), following further deliberations on the proposed transaction, voted to approve the merger agreement and the merger and voted to recommend to Minuteman's shareholders that they vote to approve the merger agreement and the merger. The Board determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are advisable, fair to, and in the best interests of the unaffiliated shareholders, approved and authorized the merger agreement, the merger and the other transactions contemplated by the merger agreement, and recommended that our unaffiliated shareholders vote in favor of the approval of the merger agreement and the merger at the special meeting.

PURPOSE AND REASONS FOR THE MERGER; FAIRNESS OF THE MERGER

Determinations and Recommendations of the Special Committee

        On April 5, 2004, during the meeting at which our Board received Hako's formal proposal to purchase the outstanding common shares of the company not already beneficially owned by Hako, our Board established the Special Committee, which consists of two members of our Board who are not officers or employees of either Minuteman or Hako, have no other business relationship with either Minuteman or Hako, and have no financial interest in the completion of the proposed merger different from our shareholders generally. Among other things, the Special Committee was empowered by our Board to review and evaluate Hako's proposal and, as applicable, to negotiate the terms and the documentation of the proposed transaction. Thereafter, in performing its duties, the Special Committee selected, consulted with and received advice from its independent legal advisors, received an opinion regarding fairness from a financial point of view from Houlihan Lokey and conducted an extensive evaluation and negotiation of the merger agreement.

        At a meeting of the Special Committee held on July 7, 2004, the Special Committee unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are advisable, substantively and procedurally fair to, and in the best interests of the company's unaffiliated shareholders, and recommended to our Board that the Board (1) approve and authorize the merger agreement, the merger and the other transactions contemplated by the merger agreement and (2) recommend that the company's unaffiliated shareholders vote in favor of the approval of the merger agreement and the merger.

        In recommending approval of the merger agreement and the merger to our Board, the Special Committee considered the following factors, which it believed supported its determination that the transaction is substantively fair to the company's unaffiliated shareholders:

  •
  Minuteman's financial performance and outlook, based on the Special Committee's familiarity with an review of Minuteman's assets, business, financial condition, business strategy, results of operations and prospects;

  •
  the relationship of the $13.75 per share cash consideration offered by Hako to the current market price and the market prices of Minuteman's common stock from July 2, 1999 to date, including that Minuteman's common stock had closing prices as high as $14.08 per share and as low as $7.50 per share during this period and that the $13.75 per share cash consideration offered by Hako represents a premium of approximately 23.4% over the per share closing price of the stock on April 2, 2004, the last trading day prior to the public announcement of Hako's initial offer;

  •
  the limited public float and low average daily trading volume of the company's common stock, the small number of market makers and the lack of investment banking firms preparing research reports with respect to the company, all of which the Special Committee concluded would be reasonably likely to inhibit the price at which shares of the company's common stock would trade for the foreseeable future;

  •
  the opinion of Houlihan Lokey, dated July 7, 2004, that, as of that date, the consideration to be received by the company's unaffiliated shareholders in the proposed merger was fair to such shareholders from a financial point of view, which opinion was adopted by the Special Committee. The Special Committee also considered Houlihan Lokey's presentation of its valuation analyses to the Special Committee. In its review of the valuation analyses performed by Houlihan Lokey, the Special Committee did not weigh each analysis prepared by Houlihan Lokey individually, but rather considered all of them taken as a whole;

  •
  the negotiations between the Special Committee and its representatives and Hako and its representatives, including negotiations that resulted in:

  –
  an increase of $0.90 in the per share merger consideration to be paid to the company's unaffiliated shareholders compared to Hako's initial proposal of $12.85 per share;

  –
  the company having the right under the merger agreement, in specified circumstances, to engage in negotiations with, and supply information to, a person making an unsolicited proposal for a superior acquisition transaction; and

  –
  the company having the right to terminate the merger agreement to accept a superior proposal;

  •
  the right, under Illinois law, of the company's unaffiliated shareholders to exercise dissenters' rights to receive the "fair value" of their shares if they dissent from the merger and follow appropriate procedures under Illinois law;

  •
  the lack of liquidity in the shares of the company's common stock due to the lack of an active trading market in the common stock, and the value to the company's unaffiliated shareholders of an opportunity to realize a premium on disposition of an otherwise relatively illiquid investment as compared to the loss of the opportunity to participate in the future growth potential of the company;

  •
  the lack of trading volume and stagnant market price of the company's common stock over the past two years and the absence of any indication that the price of the company shares would necessarily trend up if the company's performance or the markets improve;

  •
  uncertainties concerning the economy in general, the company's industry in particular, and the capital markets;

  •
  the substantial ongoing expenses incurred by the company as a public reporting company with obligations to file periodic reports with the Securities and Exchange Commission;

  •
  the degree of likelihood that the merger will be completed, taking into account, among other things, the lack of a due diligence condition to closing and limited closing conditions; and

  •
  the fact that the company's unaffiliated shareholders will receive a fixed amount of cash, rather than securities or some form of deferred or contingent payment.

        The Special Committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included:

  •
  the receipt of the merger consideration by the company's unaffiliated shareholders will result in gain or loss for tax purposes;

  •
  the inclusion in the merger agreement of a condition to Hako's obligation to effect the proposed merger requiring, among other things, that the company not have experienced, from the date of the merger agreement through the closing of the merger, a change, effect or circumstance that would, or would reasonably be expected to, prevent or materially delay the performance by the company of any of its obligations under the merger agreement, including the funding of the loan to the company to be used for payment of merger consideration;

  •
  the conflicts of interest of some of the company's directors and shareholders; and

  •
  the fact that, following the merger, the company's unaffiliated shareholders will cease to have an interest in the company.

        In evaluating the merger agreement and the merger, the Special Committee:

  •
  was aware that the tangible net book value of the company, excluding goodwill and other intangible assets, was approximately $10.02 per share as of March 31, 2004. The Special Committee did not believe that net book value is a material indicator of the value of the company as a going concern but rather is indicative of historical costs;

  •
  did not consider the liquidation value of the company because it considers the company to be a viable, going-concern business and therefore does not consider liquidation value to be a relevant valuation methodology;

  •
  noted that the company had not repurchased any shares of its common stock during the past two years;

  •
  noted that, other than Hako's proposal, to its knowledge no third party had made a firm alternative transaction proposal regarding the company during the past two years; and

  •
  noted that Hako, which beneficially owns approximately 68% of Minuteman's outstanding common stock, advised the public and the Special Committee that it was not interested in selling any of its interest in Minuteman.

        In recommending approval of the merger agreement and the merger to our Board, the Special Committee considered a number of factors that it believed supported its determination that the transaction is procedurally fair to the company's unaffiliated shareholders, including the following:

  •
  the Special Committee consisted of non-employee independent directors who acted to represent the interests of the company's unaffiliated shareholders;

  •
  the Special Committee exercised exclusive and broad authority to, among other things, review, evaluate, negotiate and recommend the terms of the proposed transaction;

  •
  the Special Committee selected and retained, and received extensive advice from, its independent legal advisors and an opinion from Houlihan Lokey regarding the fairness of the merger consideration from a financial point of view during the process of evaluating and negotiating the merger agreement;

  •
  the members of the Special Committee devoted extensive time and attention to the proposed transaction;

  •
  the present form and terms of the merger agreement and the merger resulted from negotiations between the Special Committee and Hako that were active and lengthy and were intended to achieve arm's-length negotiations with Hako;

  •
  the Special Committee's negotiations with Hako resulted in improvements in the terms of the originally proposed acquisition agreement, including, among others, a higher per share price to be paid to the company's unaffiliated shareholders and the addition of provisions that permit the Special Committee and our Board to have discussions with and provide confidential information concerning the company to third parties who submit unsolicited superior bids;

  •
  the fact that Hako, which beneficially owns approximately 68% of Minuteman's outstanding common stock, advised the public and the Special Committee that it was not interested in selling any of its interest in Minuteman;

  •
  the Special Committee received the opinion of Houlihan Lokey dated July 7, 2004, that as of that date the $13.75 per share merger consideration to be received by the company's unaffiliated shareholders in the proposed merger was fair to the unaffiliated shareholders from a financial point of view;

  •
  although the merger agreement provides for the payment by the company of up to $500,000 of Hako's actual transaction expenses if the agreement is terminated in specified circumstances, the merger agreement does not provide for a "break-up" fee or a lock-up for the benefit of Hako;

  •
  the fact that the Board's establishment of the Special Committee to review, evaluate and negotiate the proposed transaction is a mechanism recognized as a means of facilitating procedural fairness in transactions of this type;

  •
  the availability of dissenters' rights under Illinois law for any of the company's unaffiliated shareholders who may believe the terms of the merger are unfair; and

  •
  the merger agreement includes as a condition to closing that not more than 10% of the company's outstanding shares shall be subject to properly exercised dissenters' rights prior to the merger.

        Because of the safeguards and other procedural considerations described above, the Special Committee did not consider it necessary to require approval of the merger agreement and the merger by a majority of the company's unaffiliated shareholders or to retain any additional unaffiliated representative to act solely on behalf of the company's unaffiliated shareholders.

        The foregoing factors considered by the Special Committee includes all of the material factors considered by it in reaching its conclusions and recommendations regarding the merger agreement and the merger. In view of the number and variety of factors considered in reaching its determination, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to specific factors considered in reaching its conclusions and recommendations. In addition, members of the Special Committee may have been given different weights to different factors.

Determinations and Recommendations of the Board of Directors

        At its meeting on July 8, 2004, the Board, including all of the directors who are not employees of Minuteman (other than Prof. Dr. Eckart Kottkamp, an Executive Director of Hako, who was not present at the meeting), determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are advisable, substantively and procedurally fair to, and in the best interests of the unaffiliated shareholders.

        In reaching its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, taken together, are advisable, fair to, and in the best interests of our unaffiliated shareholders, the Board adopted the analysis of the Special Committee as to the substantive fairness of the price and terms of the merger and the procedural fairness to Minuteman's unaffiliated shareholders, including the positive and negative factors described above. The Board also adopted the discounted cash flow analysis performed by Houlihan Lokey, as described in "Special Factors—Fairness Opinion of Houlihan Lokey—Discounted Cash Flow Methodology" beginning on page 30, and determined that the going-concern value of Minuteman was properly accounted for in that analysis. Although the $13.75 per share merger consideration represents a 37% premium over the tangible net book value, excluding goodwill and other intangible assets, per share of Minuteman of $10.02 per share as of March 31, 2004, the Board did not consider Minuteman's book value to be a relevant measure of value because it believed the book value, which was based on the historical cost value of the company's assets, would not provide a fair value for the business as compared to current period measurements of the company's operational performance. The Board did not consider Minuteman's liquidation value to be a relevant measure of valuation given Hako's stated unwillingness to diminish its ownership interest in Minuteman.

        The Board considered the following factors in determining the fairness to our unaffiliated shareholders of the merger agreement and the merger and in deciding to recommend that our shareholders vote "FOR" approval of the merger agreement and the merger:

  •
  the process conducted by the Special Committee in considering the merger;

  •
  the recommendation of the Special Committee;

  •
  the factors referred to above as having been taken into account by the Special Committee;

  •
  the fairness opinion of Houlihan Lokey and the fairness analyses performed by Houlihan Lokey;

  •
  the fact that the merger consideration and the terms of the merger were the result of vigorous negotiations between the Special Committee, assisted by its independent financial advisor and independent legal counsel, and representatives of Hako and their respective advisors;

  •
  the fact that the merger consideration represents a 23.4% premium over the $11.14 closing price per share of our common stock on April 2, 2004, the last trading day before the public announcement of Hako's initial proposal;

  •
  the fact that the merger consideration exceeds the market price of our common stock on each trading day during the ten years preceding the date of the public announcement of Hako's initial proposal;

  •
  the likelihood that a third party would not be willing to offer a higher price than Hako in light of the fact that Hako beneficially owns approximately 68% of our common stock;

  •
  our failure to receive, following the April 5, 2004 announcement of Hako's initial proposal, any bona fide offers from any third party regarding a potential acquisition transaction;

  •
  the fact that, pursuant to the merger agreement, all of Minuteman's unaffiliated shareholders who do not exercise dissenters' rights would be entitled to receive the same amount of cash consideration per share in exchange for their shares of Minuteman common stock; and

  •
  the administrative costs to Minuteman associated with continuing to have its common stock registered with the Securities and Exchange Commission and quoted for trading on The Nasdaq Stock Market.

        In view of the number and variety of factors considered in reaching its determination, the Board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to specific factors considered in reaching its conclusions and recommendations. In addition, members of the Board may have given different weights to different factors.

        The Board believes that the merger is procedurally fair to the unaffiliated shareholders because, among other things:

  •
  the Special Committee consisted entirely of disinterested directors appointed by the Board to represent solely the interests of our shareholders not affiliated with Hako or Merger Sub and considered the factors referred to above as having been taken into account by the Special Committee prior to making its recommendation to the Board;

  •
  committees of disinterested directors are a commonly used mechanism that is recognized under applicable law to help ensure fairness in transactions of this type;

  •
  the Special Committee received an opinion from Houlihan Lokey to assist its evaluation of the fairness from a financial point of view of the merger consideration;

  •
  the Special Committee retained independent legal counsel Winston & Strawn to advise it in connection with the merger agreement and the merger;

  •
  the Special Committee engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration; and

  •
  the merger consideration and the other terms and conditions of the merger agreement resulted from such active bargaining between the Special Committee, assisted by Houlihan Lokey, independent legal counsel, and representatives of Hako and its advisors.

        In view of the foregoing, the Board believes that sufficient procedural safeguards exist to ensure fairness of the merger to the unaffiliated shareholders and to permit the Special Committee to effectively represent the interests of our unaffiliated shareholders, and therefore, additional unaffiliated representatives to act on behalf of those shareholders are not necessary.

Minuteman's Reasons for the Merger

        Minuteman's reasons for the merger are the reasons of the Board, set forth above in the "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Determinations and Recommendations of the Board of Directors" beginning on page 21. In addition, there are significant advantages in Minuteman becoming a private company. Specifically, due to the limited liquidity of the shares of Minuteman common stock, Minuteman has not been able to realize fully the benefits of public company status. Minuteman became a public company in 1987 and has never accessed the public capital markets since then. In addition, public company status has imposed a number of limitations on Minuteman and its management in conducting Minuteman's operations. Accordingly, as a result of the merger, Minuteman will have greater operating flexibility, allowing management to concentrate on long-term growth and reduce its attention to quarter-to-quarter performance often emphasized by the public markets. In addition, public company status imposes a number of costs on Minuteman that it will not incur as a private company. Specifically, as a private company, Minuteman will not incur the continuing significant audit, legal and personnel costs and fees needed in order to maintain itself as a public company. Minuteman estimated that these costs totaled approximately $1,000,000 in 2003. Furthermore, once Minuteman is a private company, management will no longer be required to devote the significant time required to comply with public reporting obligations. However, the company's desire to terminate its public reporting obligations did not impact the timing or structure of the proposed transaction.

        In reaching a decision as to the structure of the transaction with Hako, the Board had the following objectives: maximizing the value to Minuteman's shareholders (including unaffiliated shareholders) and securing a reasonable likelihood of closing and limiting disruption to Minuteman's constituencies (including its customers, suppliers and employees).

        The Board believes that the cash merger contemplated by the merger agreement, pursuant to which Merger Sub will merge with and into Minuteman, with Minuteman as the surviving entity, meets the Board's objectives.

The Hako Entities' Position as to the Fairness of the Merger

        Hako and Merger Sub believe that the merger is fair to Minuteman's unaffiliated shareholders. Hako and Merger Sub are required to state such belief in this proxy statement under the rules of the Securities and Exchange Commission. However, such statement should not be viewed as a recommendation to Minuteman's shareholders as to how to vote with respect to approval of the merger and the merger agreement, or as to whether or not to exercise their dissenters' rights under the Illinois law.

        The belief of Hako and Merger Sub regarding the fairness of the merger to Minuteman's unaffiliated shareholders is based on the factors described below, and is not, except as described below, based on the deliberations or determinations of the Special Committee and Board described above under "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Determinations and Recommendations of the Special Committee" beginning on page 17 and "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Determinations and Recommendations of the Board of Directors" beginning on page 21. Prof. Dr. Eckart Kottkamp was not a member of, and did not participate in any of the deliberations of, the Special Committee. Prof. Dr. Eckart Kottkamp, as a member of the Board of Directors, was present for the preliminary portion of the meeting at which the Board approved the merger and merger agreement, during which portion of the meeting the minutes of the April 5, 2004 meeting of the Board were approved, but otherwise was not present at such meeting and did not hear or participate in the deliberations described under "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Determinations and Recommendations of the Board of Directors."

        The material factors considered by Hako and Merger Sub in forming their belief as to the fairness of the merger to Minuteman's unaffiliated shareholders are as follows:

  •
  Current and Historical Market Prices: The merger consideration represents a 23.4% premium over the $11.14 per share closing price on the trading day immediately prior to the April 5, 2004, public announcement of Hako's original proposal, and 75.16% premium over the lowest closing price of the Common Stock during the 52-week period prior to the execution of the merger agreement. The merger consideration also exceeds the market price of Minuteman's common stock on each trading day during the ten years preceding the date of the public announcement of Hako's original proposal.

  •
  Advice of Financial Advisor: Marshall & Stevens was retained by Hako to perform a valuation of Minuteman. Its valuation and valuation methodologies, which included analyses relating to the going-concern value of the company, are described under "Special Factors—Valuation of Hako's

    Financial Advisor", beginning on page 31. The merger consideration is greater than the average of the implied values for Minuteman derived from such analysis.

  •
  Cash Consideration: In Hako's view, Minuteman and its shareholders have realized few benefits from Minuteman's status as a publicly traded company given Minuteman's small market capitalization, lack of institutional investor interest, and relative trading illiquidity. The merger will provide the unaffiliated shareholders with the opportunity to receive cash consideration in return for all of their Minuteman shares, without incurring the transaction costs typically associated with market sales.

  •
  Special Committee and Independent Representatives: The Special Committee, consisting of independent directors, was established to review and negotiate Hako's original and revised proposals. The Special Committee retained Houlihan Lokey and Winston & Strawn, each of whom have extensive experience in advising Special Committees in going-private transactions similar to the merger.

  •
  Arm's-Length Negotiations: The terms of the merger agreement were determined through a negotiation process that was intended to achieve arm's-length negotiations between the Special Committee and its financial and legal advisors, on the one hand, and representatives of Hako, on the other.

  •
  Special Committee Approval: The Special Committee recommended to the Board that the merger and the merger agreement be approved, after receiving the opinion of Houlihan Lokey to the Special Committee described under "Special Factors—Fairness Opinion of Houlihan Lokey."

  •
  Other Offers: The merger agreement permits the Board, in the exercise of its fiduciary duties to Minuteman's shareholders, to withdraw its recommendation of the merger and merger agreement in response to a bona fide superior proposal from a third party, and/or to accept such a superior proposal and terminate the merger agreement.

  •
  Certain Expenses: The merger agreement provides that Hako will reimburse the company for up to $500,000 of its actual expenses incurred in connection with the transaction in the event that the merger agreement is terminated on account of the merger financing not being available in circumstances not involving a breach by the company of the merger agreement. See "Special Factors—Sources and Amount of Funds; Financing for the Merger" beginning on page 42.

  •
  Dissenters' Rights: Under Illinois law, the Minuteman unaffiliated shareholders can obtain "fair value" for their Minuteman shares if they exercise and perfect their dissenters' rights. Such "fair value" may be determined to be more or less than the $13.75 per share merger consideration.

        The foregoing discussion is not exhaustive of all factors considered by Hako and Merger Sub. In analyzing the transaction, Hako and Merger Sub did not view any single factor as determinative and did not quantify or assign, and have found it impracticable to quantify or assign, weight to any of the individual factors considered in reaching their conclusions as to fairness. Rather, Hako and Merger Sub formed their belief on the basis of the total mix of information available to them.

        Neither Hako nor Merger Sub considered the liquidation value of Minuteman to be material to their conclusion regarding the fairness of the merger because of Hako's stated unwillingness to diminish its ownership interest in Minuteman. Although the $13.75 per share merger consideration represents a 37% premium over the tangible net book value, excluding goodwill and other intangible assets, per share of Minuteman of $10.02 per share as of March 31, 2004, neither Hako nor Merger Sub considered the net book value of Minuteman to be material to their conclusion regarding the fairness of the merger because Hako and Merger Sub believe net book value does not accurately reflect Minuteman's value because it is historical in nature and not forward looking.

Hako's Purpose and Reasons for the Merger; Alternatives to the Merger; Effects of the Merger on Hako and Merger Sub

        Purpose:    The purpose of the merger for Hako and Merger Sub is to acquire ownership of all of Minuteman's outstanding equity.

        Reasons:    Hako has owned more than 66 2/3% of Minuteman's common stock since the time of Minuteman's initial public offering. By virtue of such ownership, it could effectively approve all actions that may be taken by shareholders under Illinois law, including the election of directors. However, Hako has, during such period, never had more than one representative on the Minuteman Board and has maintained a limited business and operating relationship with Minuteman. In 2003, sales by Minuteman to Hako and its affiliated companies totaled only 0.3% of Minuteman's consolidated net sales.

        Hako believes that such a limited relationship is no longer in the best interest of either Minuteman or Hako, and that the ability to combine portions of the business and operations of the two companies will allow the combined entity to compete more effectively on a global basis. Hako will, by owning all of Minuteman, have greater operating flexibility to make Minuteman an integral component of its global business strategy and to achieve certain synergies based upon cost savings from combined vendor relationships and the integration of certain management and back-office functions. Hako will also, by owning all of Minuteman, be able to deploy the capital resources of the combined entity in a manner it deems most efficient and effective.

        Hako also believes that, following the merger, at such time as Minuteman is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, Minuteman will be able to eliminate the time devoted by its management and some of its employees to matters that relate exclusively to Minuteman being a publicly held company. "Going private" will also reduce certain costs that relate to being a public company, including legal costs; insurance costs; the costs of certain accounting activities and internal controls; the cost of annual meetings; the cost of preparing, printing, and mailing corporate reports and proxy statements; the expense of a transfer agent; and the cost of investor-relations activities.

        Alternatives:    Hako's original proposal for the acquisition of the entire equity interest in Minuteman contemplated a tender offer followed by a statutory merger. To finance the payment of a portion of the purchase price to be paid in the tender offer, Hako proposed that Minuteman borrow such funds from a third-party lender, and in turn lend them to Hako, or alternatively that Minuteman and Merger Sub be co-obligors with respect to such borrowings. The Special Committee and its advisors objected to such an approach on account of the credit risk to Minuteman and its shareholders if the entire transaction was not consummated. As result of such objections, Hako agreed to structure the acquisition as a statutory merger.

        Effects:    If the merger is consummated, the entire equity interest in Minuteman will be owned by Hako, and Hako will obtain all of the benefits, and bear all the risks, of such ownership. As a result of the merger, Merger Sub will be merged with and into Minuteman and will cease to exist.

FAIRNESS OPINION OF HOULIHAN LOKEY

        In connection with the merger, the Special Committee retained Houlihan Lokey to render an opinion as to whether the aggregate consideration to be received by the unaffiliated shareholders of Minuteman pursuant to the merger is fair from a financial point of view to the unaffiliated shareholders. The fairness opinion was prepared to assist the Special Committee and the Board in evaluating the terms of the merger.

        In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:

        1.     met with the members of the Special Committee and its counsel to discuss the transaction;

        2.     met with certain members of the senior management of Minuteman to discuss the operations, financial condition, future prospects and projected operations and performance of Minuteman;

        3.     visited Minuteman's headquarters and one of its manufacturing facilities located in Addison, Illinois;

        4.     reviewed Minuteman's Securities and Exchange Commission filings on Form 10-K for the five fiscal years ended December 31, 2003 and quarterly reports on Form 10-Q for the quarter ended March 31, 2004, which Minuteman's management identified as being the most current financial statements available;

        5.     reviewed certain financial forecasts and projections prepared by Minuteman's management with respect to Minuteman, for the fiscal years ending December 31, 2004 through 2006;

        6.     reviewed the current and historical market prices and trading volume for Minuteman's common stock;

        7.     reviewed Minuteman's FAS 142 Valuation, dated October 1, 2003;

        8.     reviewed a draft of the merger agreement;

        9.     reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to Minuteman;

        10.   participated in certain discussions with the Special Committee, its advisors and representatives of Hako regarding the transaction; and

        11.   conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate and took into account such other matters as Houlihan Lokey deemed necessary, including an assessment of general economic, market and monetary conditions.

        Houlihan Lokey has no material prior relationship with Minuteman or its affiliates. The opinion is directed only to the Special Committee and the Board, addresses only the fairness, from a financial point of view, of the aggregate consideration to be received in cash in the merger by the unaffiliated shareholders and is not intended to constitute and does not constitute a recommendation as to how any unaffiliated shareholder should vote on the merger, whether any such unaffiliated shareholder should or should not exercise dissenters' rights or any other matters relating to the transaction. The consideration to be received by the unaffiliated shareholders was determined on the basis of negotiations between the Special Committee and Hako, and was recommended by the Special Committee and approved by the Board. The unaffiliated shareholders are urged to read the fairness opinion carefully in its entirety.

        As a matter of course, Minuteman does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by the management of Minuteman. The financial projections were prepared under market conditions as they existed on or about April 5, 2004 and management did not provide Houlihan Lokey with any updated or revised financial projections in connection with the merger. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of Minuteman, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results.

        In arriving at its opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of July 7, 2004, and on the financial projections of Minuteman provided to Houlihan Lokey. In rendering its opinion, Houlihan Lokey assumed and relied upon, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to Houlihan Lokey, discussed or reviewed by or for Houlihan Lokey, or publicly available and Houlihan Lokey has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Minuteman or been furnished with any such evaluation or appraisal, nor has Houlihan Lokey evaluated the solvency or fair value of Minuteman under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Houlihan Lokey has not assumed any obligation to conduct any physical inspection of the properties or facilities of Minuteman. With respect to the financial forecasts and projections furnished to or discussed with Houlihan Lokey by Minuteman, Houlihan Lokey has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Minuteman's management, at the time of their preparation, as to the expected future financial performance of Minuteman.

        Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the tax or legal consequences of the merger; (ii) the realizable value of Minuteman's common stock or the prices at which Minuteman's common stock may trade; and (iii) the fairness of any aspect of the transaction not expressly addressed in its fairness opinion.

        The Houlihan Lokey opinion does not address Hako's underlying business decision to effect the merger or the Special Committee's or the Board's underlying business decision to recommend the merger, nor does it constitute a recommendation to any unaffiliated shareholders as to how they should vote their shares in the merger. Furthermore, Houlihan Lokey did not negotiate any portion of the transaction.

        The summary set forth below describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to Minuteman, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of Minuteman are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        At the July 7, 2004 meeting of the Special Committee, Houlihan Lokey rendered to the Special Committee its oral opinion (later confirmed in writing) that as of such date, and based on and subject to the matters described in the fairness opinion, the aggregate consideration to be received by the unaffiliated shareholders pursuant to the merger is fair from a financial point of view to such unaffiliated shareholders. The full text of the written opinion of Houlihan Lokey, which sets forth assumptions made, matters considered and limits on the review undertaken by Houlihan Lokey, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. The following summary of Houlihan Lokey's opinion is qualified by reference to the full text of the opinion. The description of the opinion below sets forth the material terms of the opinion.

        Copies of Houlihan Lokey's July 7, 2004 presentation to the Special Committee are available for inspection and copying at Minuteman's principal executive office during regular business hours by a Minuteman shareholder or such shareholder's representative who has been so designated in writing, and will be provided to any Minuteman shareholder upon written request at the expense of the requesting party. The July 7, 2004 presentation is also filed as an exhibit to the Schedule 13E-3 filed by Minuteman, Hako and Merger Sub, copies of which may be obtained from the Securities and Exchange Commission. For instruction on how to obtain materials from the Securities and Exchange Commission, see "Where You Can Find More Information" beginning on page 66.

        Houlihan Lokey used the methodologies described below to assess the fairness of the aggregate consideration to be received by the unaffiliated shareholders in connection with the merger. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion in connection with the merger. Houlihan Lokey used each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies given Minuteman's trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies, the availability of forecasts from management of Minuteman, and available information regarding similar transactions in the commercial and industrial cleaning equipment industry. Each analysis provides an indication of Minuteman's per share equity value in order to assess the fairness of the consideration to be received by the unaffiliated shareholders in connection with the merger. No one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey used all of the aforementioned methodologies in arriving at its conclusions. Houlihan Lokey selected a number of public companies that it considered comparable to Minuteman to perform its analyses. Houlihan Lokey deemed the selected companies, all of which are engaged in the commercial and industrial cleaning equipment or related industries, to be reasonably comparable to Minuteman based on the industry in which Minuteman operates and its principal competitors.

        Houlihan Lokey's analyses included the calculation and comparison of the following: (i) an analysis of Minuteman's stock price as determined by the public market; (ii) an analysis of Minuteman's stock price as determined by Houlihan Lokey using the methodologies described below; and (iii) an analysis of the premium being paid in the merger compared to other, similar transactions.

        Houlihan Lokey performed the following analyses in order to assess a per share market value of Minuteman.

Public Market Pricing and Premiums Paid in Other Going Private Transactions Analysis

        Houlihan Lokey reviewed the historical market prices and trading volume for Minuteman's publicly held common stock and reviewed publicly available analyst reports, news articles and press releases relating to Minuteman. Houlihan Lokey analyzed Minuteman's closing stock price as of April 2, 2004, the last trading day prior to Hako's announcement of its intention to acquire the shares of Minuteman it did not already own. In addition, Houlihan Lokey reviewed Minuteman's closing stock price on a 1-day, 20-day and 30-day average basis as of April 2, 2004, with such pricing ranging from $11.05 to $11.14 per share. Houlihan Lokey also considered Minuteman's 52 week high, 52 week low and the average closing price over the 52 weeks prior to April 2, 2004, with such pricing ranging from $7.85 to $14.08 per share. Finally, Houlihan Lokey analyzed the 1-day, 5-day and 20-day premiums paid in other recent going-private transactions with observed premiums ranging from 14.3% to 31.6%, 17.4% to 37.9%, and 21.5% to 51.5%, respectively. Applying the observed premiums to Minuteman's stock price

(as measured by the aforementioned averages and spot prices), the resulting indications of value for Minuteman's stock ranged from a low of $12.73 per share to a high of $16.74 per share.

        Houlihan Lokey also noted that Hako's cash consideration of $13.75 to be paid for each share in the Transaction represents (a) a premium of 23.4 percent over the closing price as of April 2, 2004 for Minuteman common stock, and (b) a premium of approximately 23.5 percent and 24.4 percent over the average closing prices over the 20 trading days and 30 trading days, respectively, prior to April 5, 2004, the date of Hako's announcement of its interest in acquiring all of the outstanding shares of Minuteman common stock not already beneficially owned by it. Houlihan Lokey noted that the control premium implied by the consideration provided for in the transaction is within the range of control premiums paid in comparable going-private transactions.

Market Multiple Methodology

        Houlihan Lokey reviewed certain financial information of publicly traded comparable companies engaged in the distribution of and/or the manufacturing of commercial and industrial cleaning equipment or in a related industry selected solely by Houlihan Lokey. Houlihan Lokey deemed the selected companies to be reasonably comparable to Minuteman based on the industry in which Minuteman operates and its principal competitors and segregated the comparable companies into two groups. Comparable Group I included Alamo Group Inc., Gehl Company, Tennant Company and The Toro Company. Comparable Group II included AGCO Corporation, Blount International, Inc., Buhler Industries Inc., Electrolux AB and Federal Signal Corporation. Houlihan Lokey considered Comparable Group I to be more comparable to Minuteman than Comparable Group II. Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including the multiples of:

  (i)
  enterprise value ("EV", the equity value of the comparable company plus all interest-bearing debt and minority interests less cash and cash equivalents) to latest twelve months ("LTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"); and

  (ii)
  EV to projected next fiscal year ("NFY") revenues, EBITDA and EBIT.

        The analysis showed that the multiples exhibited by the comparable companies as of July 2, 2004 were as follows:

	LTM EV/ Revenue	LTM EV/ EBITDA	LTM EV/ EBIT	NFY EV/ Revenue	NFY EV/ EBITDA	NFY EV/ EBIT
Comparable Group I Companies
Low	0.55	8.4	11.0	0.48	6.9	8.9
High	1.25	10.2	16.2	1.15	9.0	13.4
Median	0.73	9.4	12.3	0.75	8.8	10.5
Mean	0.82	9.3	12.9	0.79	8.2	10.9
Comparable Group II Companies
Low	0.38	4.3	6.1	0.38	5.0	7.6
High	1.66	13.2	18.2	0.94	11.6	15.3
Median	0.97	8.6	10.8	0.61	7.0	9.4
Mean	1.00	9.3	12.8	0.65	7.9	10.7

        Houlihan Lokey derived indications of the EV of Minuteman by applying selected revenue, EBITDA and EBIT multiples to Minuteman's LTM results as well as to expected operating results for the next fiscal year ending December 31, 2004. The resulting indications of the EV of the operations of Minuteman ranged from approximately $39.4 million to $41.6 million. The resulting indicated range of equity value from the market multiple methodology was $10.06 to $10.67 per share.

Discounted Cash Flow Methodology

        Houlihan Lokey used certain financial projections prepared by Minuteman's management with respect to fiscal years ending December 31, 2004 through 2006. Houlihan Lokey determined Minuteman's EV by first deriving adjusted free cash flow (by adjusting for capital expenditures as well as working capital requirements and any taxes) and discounting free cash flow to the present. Houlihan Lokey applied risk-adjusted discount rates ranging from 14.0 percent to 18.0 percent to the projected adjusted free cash flow. To determine the value of Minuteman at the end of the projection period, Houlihan Lokey normalized the free cash flow in the last year of the projection period to reflect equal levels of capital spending and depreciation, and then applied terminal EBITDA multiples of 6.5 to 8.5 in the calculation of the terminal value. This terminal value was discounted to the present. The summation of the present value of the free cash flows for years 2004 through 2006 plus the present value of the terminal value as calculated by the terminal multiple approach resulted in an EV range of $35.1 million to $40.4 million. The discount rate used in the discounted cash flow analysis was calculated based on Minuteman's weighted average cost of capital, which represents the blended, after-tax costs of debt and equity. Houlihan Lokey focused on the range of EV exhibited by discount rates in the middle of the selected range, or 15.0 percent to 17.0 percent, and terminal EBITDA multiples in the middle of the selected range, or 7.0 to 8.0, which resulted in an EV range of $35.1 million to $40.4 million. The resulting indicated range of equity value from the discounted cash flow methodology was $8.86 to $10.34 per share.

Comparable Transaction Methodology

        The comparable transaction methodology was not used because there was a lack of sufficient recent comparable transactions as to which publicly disclosed information is available.

Determination of Equity Value

        As set forth above, Houlihan Lokey determined the EV of the operations of Minuteman based on (i) the market multiple approach and (ii) the discounted cash flow approach. These valuation indications are summarized as follows:

Methodology	Low Indication of EV	High Indication of EV
Market Multiple Approach	$39.4 million	$41.6 million
Discounted Cash Flow Approach	$35.1 million	$40.4 million

        Based upon the aforementioned analyses, Houlihan Lokey selected a range of Minuteman's EV of $37.3 million to $41.0 million.

        Houlihan Lokey then made certain adjustments to the range of selected EV to determine Minuteman's equity value. Such adjustments included adding Minuteman's holdings of cash and cash equivalents ($4.177 million) and subtracting Minuteman's debt of $7.5 million as of March 31, 2004. These adjustments result in a range of equity value for Minuteman of $34.0 million to $37.7 million, or $9.48 to $10.51 per share.

Determination of Fairness

        After determining the equity value of Minuteman, and after consideration of multiples and premiums paid in comparable transactions, Houlihan Lokey noted that the consideration of $13.75 per share as provided for in the merger is within the range of or exceed the indications of value that are the result of Houlihan Lokey's analyses. Accordingly, Houlihan Lokey determined that the aggregate cash consideration to be received by the unaffiliated shareholders pursuant to the merger is fair to the unaffiliated shareholders from a financial point of view to such shareholders.

        The Special Committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with going-private transactions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

        Minuteman has agreed to pay Houlihan Lokey a fee of $200,000 for its services, plus reasonable out-of-pocket expenses. No portion of Houlihan Lokey's fee is contingent upon the conclusions reached in the Houlihan Lokey opinion. Minuteman has agreed to indemnify and hold harmless Houlihan Lokey or any employee, agent, officer, director, attorney, shareholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by the Special Committee.

VALUATION OF HAKO'S FINANCIAL ADVISOR

        Marshall & Stevens acted as financial advisor to Hako in connection with the proposed transaction. Marshall & Stevens discussed with Prof. Dr. Eckart Kottkamp the proposed transaction and various valuations of Minuteman according to commonly accepted valuation methodologies in connection with establishing and evaluating the per share consideration in negotiations over the cash consideration to be paid to the public shareholders. Although Marshall & Stevens did not provide Hako with a formal opinion or valuation, it did provide Hako with a summary presentation of its valuation analyses of Minuteman based on various valuation methodologies, including analyses of the historical financial statements of Minuteman, management projections of future operating performance, analyses of selected comparable public companies and similar transactions, an analysis of discounted cash flows, and an analysis of applicable control premiums.

        Marshall & Stevens has not acted as financial advisor to Minuteman, the Board, or the Special Committee. Marshall & Stevens was not requested to, and did not, render an opinion with respect to the fairness of the transaction or the consideration to be paid, or as to valuation or otherwise. The materials prepared by Marshall & Stevens and furnished to Hako are not an opinion as to the fairness to Minuteman or its public shareholders of the transaction or the consideration to be paid to the public shareholders, do not constitute a recommendation to Minuteman or its shareholders as to the transaction, or as to how shareholders should vote with respect to the transaction, and should not be relied on as the basis for any investment decision.

        Copies of the materials furnished to Hako by Marshall & Stevens are attached as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission with respect to the transaction and may be inspected and copied at Minuteman's headquarters at 111 South Rohlwing Road, Addison, Illinois 60101, during regular business hours, by any interested shareholder of Minuteman or his, her or its representative who has been so designated in writing.

        Marshall & Stevens did not assume responsibility for the independent verification of, and did not independently verify, any information concerning Minuteman, whether publicly available or furnished to Marshall & Stevens by the company or its management, including, without limitation, any financial information, forecasts, or projections considered in connection with the preparation and presentation of the materials prepared by Marshall & Stevens for the company. Marshall & Stevens also assumed that the financial forecasts provided to it were reasonably prepared on bases reflecting the best currently available estimates and good-faith judgments of the management of Minuteman. Accordingly, Marshall & Stevens assumed and relied upon the accuracy and completeness of all such information. Hako did not place any limitations on Marshall & Stevens with respect to the procedures followed or factors considered in determining its valuations. Marshall & Stevens, in its role as financial advisor to

Hako, visited the offices of, but did not conduct a physical inspection of any of the assets of, Minuteman, and did not prepare or obtain any independent evaluation or valuation of any of the assets or liabilities of Minuteman.

        The following is a summary of the materials presented by Marshall & Stevens to Hako on March 19, 2004, and May 28, 2004. The following quantitative information, to the extent it is based on market data, is based on market data as it existed as of the date the materials were prepared, and is not necessarily indicative of current market conditions. The following summaries of analyses include information in tabular format. Therefore, the tables should be read together with the text of each summary.

        The comparable companies used in Marshall & Stevens's analyses were identified on the basis of discussions with Minuteman management and independent research. Marshall & Stevens determined that these comparable companies were the best proxy to examine how the public market reacts to firms that are similar in nature.

        To calculate the multiples for the comparable companies and for Minuteman, Marshall & Stevens used publicly available information as of March 18, 2004 (with respect to the presentation dated March 19, 2004) and May 27, 2004 (with respect to the presentation dated May 28, 2004).

Presentation on March 19, 2004

        Marshall & Stephens delivered an initial summary of its valuation analyses on March 19, 2004, in connection with Hako's consideration of the proposed transaction.

        Analysis of Historical Financial Statements: Marshall & Stevens reviewed the publicly available historical financial statements of Minuteman from December 31, 2001 to December 31, 2003, to ascertain the financial position and performance of Minuteman. As of December 31, 2003, Minuteman had a positive owners' equity position of approximately $41 million.

        Analysis of Selected Publicly Traded Companies: A market value of Minuteman was estimated by a market or sale comparison approach where value ratios were based upon (1) the EV, as a multiple of revenues, (2) the EV as a multiple of EBITDA, and (3) the price-to-earnings ("P/E") ratio, all such valuations ratios over the trailing twelve month period. Market approach analysis values for Minuteman were then estimated by applying the valuation ratios obtained from comparable companies to the respective financial statistics of Minuteman.

        Marshall & Stevens provided Hako with a summary of financial information and commonly used valuation measurements for the following group of comparable companies (the "Comparables"):

    Chase Corp.
    CFC International Inc.
    Tennant Co.

Market Approach Analysis

        Marshall & Stevens applied the multiples of EV-to-revenues, EV-to-EBITDA, and price-to-earnings to Minuteman's trailing twelve month ("TTM") revenues, forecasted 2004 EBITDA, and forecasted 2004 net income, respectively, aggregated the results, subtracted outstanding interest-bearing debt of $7.5 million, and added a 10% premium for a controlling equity interest to represent the fact that Hako, which already beneficially owned a controlling interest of Minuteman, would not need to pay a significant control premium to acquire the remaining minority interest. The controlling interest premium is an assumption of the premium that a purchaser will pay over the price of a minority, or non-controlling interest, in order to obtain control of a company. This analysis yielded $43,176,000 as the weighted controlling values of equity for Minuteman or approximately $12.06 per share (a premium of 30% over the closing price of Minuteman's stock on the last trading day in 2003) upon the basis of the shares outstanding in Minuteman's Form 10-K for the fiscal year ending December 31, 2003.

Comparable Companies	Ticker	EV/Sales	EV/EBITDA	P/E
Chase Corp.	CCF	0.73	5.20	13.20
CFC International Inc.	CFCI	0.88	11.42	17.13
Tennant Co.	TNC	0.79	9.83	23.02
Minimum		0.73	5.20	13.20
1st Quartile		0.76	7.51	15.16
Average		0.80	8.82	17.78
Median		0.79	9.83	17.13
3rd Quartile		0.84	10.63	20.07
Maximum		0.88	11.42	23.02

Selected		0.8	7.5	17.0

Comparable Companies

Controlling Value of Equity	43,176
TTM Revenues	74,348	TTM EBITDA	5,799	TTM Net Income	2,193
EV-to-Revenues	0.80	EV-to-EBITDA	7.50	Price-to-Earnings	17.00

Total Invested Capital	59,478	Total Invested Capital	43,494	Total Invested Capital	37,281
Total Debt	7,500	Total Debt	7,500	Total Debt	7,500
Preferred Stock	0	Preferred Stock	0	Preferred Stock	0

Minority Value of Equity	51,978	Minority Value of Equity	35,994	Minority Value of Equity	29,781
Control Premium	5,198	Control Premium	3,599	Control Premium	2,978

Controlling Value of Equity	57,176	Controlling Value of Equity	39,593	Controlling Value of Equity	32,759

        Cash Flow Approach: Marshall & Stevens performed a discounted cash flow analysis on Minuteman using Minuteman's management projections and Minuteman's management assumptions. Marshall & Stevens calculated an implied net present value of free cash flows for Minuteman for the fiscal years ending 2004 to 2009, based upon the historical performance of Minuteman and discussions with the management of Minuteman. Marshall & Stevens calculated the implied present value and implied terminal value of Minuteman using a constant growth assumption of 4.0%, which is a standard assumption of the long-term growth rate of the U.S. economy, and further assuming that, as percentages of revenue, costs of goods sold, operating expenses, and capital expenditures would stay constant at 70.0%, 22.5%, and 1.5%, respectively; that Minuteman's working capital requirement (defined as the difference between Minuteman's current assets and current liabilities and excluding both cash and the current portion of long-term debt) would decline from 40% in 2004 to 30% in 2005 and 20% in 2006 and thereafter; and that Minuteman's marginal corporate income tax rate is 40%; and discounting these cash flows to an implied present value using an 11.0% discount rate. Marshall & Stevens supported the assumptions noted above by conducting an analysis of Minuteman's gross margin and EBITDA margin, which were steady in both 2002 and 2003. This analysis indicated an implied controlling value of equity of Minuteman of $40,300,000, or $11.26 per share (a premium of 21% over the closing price of Minuteman's stock on the last trading day in 2003), after subtracting outstanding interest-bearing debt of $7.5 million.

        Conclusion of Values: Marshall & Stevens weighed equally the market approach valuation ($43,176,000) and discounted cash flow approach valuation ($40,300,000) to obtain an estimate of the controlling value of equity ($41,738,000). Marshall & Stevens then added the value of the estimated non-operating assets of $4.3 million (such non-operating assets as cash and cash equivalents are removed prior to performing calculations because cash has a net present value of zero and non-operating assets do not impact the operating value of a company) and divided the total ($46,038,000) by the number of issued and outstanding shares (3,580,173 shares) as reported in Minuteman's Form 10-K for the fiscal year ended December 31, 2003, to yield an approximate price per share of purchasing a controlling interest in Minuteman of $12.86 (a premium of 38% over the closing price of Minuteman's stock on the last trading day in 2003).

Presentation on May 28, 2004

        After its initial discussion with the Special Committee, Hako requested that Marshall & Stevens update its analysis and provide additional insight into stock premiums paid in similar going-private transactions. Marshall & Stevens presented an updated summary on May 28, 2004.

        Analysis of Historical Financial Statements: Marshall & Stevens reviewed the publicly available historical financial statements of Minuteman from December 31, 1999 to March 31, 2004, to ascertain the financial position and performance of the company. Minuteman had a positive owners' equity position of approximately $41 million as of March 31, 2004.

        Analysis of Selected Publicly Traded Companies: Using the same Comparables as used in its presentation on March 19, 2004, Marshall & Stephens estimated a market value of Minuteman based upon the Comparables P/E ratio and enterprise value to EBITDA ratio. The Minuteman values were then estimated by applying the valuation ratios obtained from Comparables to the respective financial statistics of the Minuteman.

  Comparable Companies Market Multiples

Comparable Companies	Ticker	EV/EBITDA	P/E
Chase Corp.	CCF	6.07	13.51
CFC International Inc.	CFCI	8.67	49.20
Tennant Co.	TNC	9.07	24.44
Minimum		6.07	13.51
1st Quartile		7.37	18.98
Average		7.94	29.05
Median		8.67	24.44
3rd Quartile		8.87	36.82
Maximum		9.07	49.20

Selected		9.00	19.00

  Market Approach Analysis

        Marshall & Stevens took the Comparable multiples and applied the EV to EBITDA and P/E multiples to Minuteman's TTM EBITDA and TTM net income, respectively, and assumed a 20% premium for a controlling equity interest even though Hako already beneficially owned a controlling interest of Minuteman. This analysis yielded $48,241,000 and $50,092,000 as the controlling values of equity for Minuteman on EV to EBITDA and P/E bases, respectively, which Marshall & Stevens then averaged for a Comparables market-approach analysis of the controlling value of equity of $49,166,000 for Minuteman (as compared to the historical financial statement calculation of shareholders' equity of $41,132,000 as of March 31, 2004), as follows:

Controlling Value of Equity	49,166
TTM EBITDA	4,836	TTM Net Income	2,197
EV-to-EBITDA	9.00	Price-to-Earnings	19.00

Enterprise Value	43,524	Enterprise Value	41,743
Cash & Cash Equivalents	1,477	Cash & Cash Equivalents	0
Marketable Securities	2,700	Marketable Securities	0
Total Debt	7,500	Total Debt	0
Preferred Stock	0	Preferred Stock	0

Minority Value of Equity	40,201	Minority Value of Equity	41,743
Control Premium	8,040	Control Premium	8,349

Controlling Value of Equity	48,241	Controlling Value of Equity	50,092

        Discounted Cash Flow Approach: Marshall & Stevens again performed a discounted cash flow analysis on Minuteman and calculated an implied net present value of free cash flows for Minuteman for the fiscal years ending 2004 to 2008, using the same basic assumptions it employed for its earlier presentation, but excluding certain expenses that appeared to be more properly characterized as one time expenses rather than recurring expenses. This revised analysis indicated an implied controlling value of equity of Minuteman of $44,847,000.

        Conclusion of Values: Marshall & Stevens weighed equally the market approach valuation ($49,166,000) and discounted cash flow approach valuation ($44,847,000) to obtain an estimate of the controlling value of equity ($47,007,000). Marshall & Stevens then divided that amount by the number of issued and outstanding shares (3,580,173 shares) as reported in Minuteman's Form 10-Q for the quarterly period ended March 31, 2003, to yield a price per share of purchasing a controlling interest in Minuteman of $13.13 (a premium of 18% over the closing price of Minuteman's stock on the last trading day in March 2004).

  Stock Premium Analysis:

        At the request of Hako, Marshall & Stevens also reviewed all going-private transactions between January 2001 and May 21, 2004, and identified 37 transactions that met the following criteria (the "Subject Transactions"):

  •
  The acquirer owned a controlling interest in the target company prior to the acquisition.

  •
  The target company was publicly traded in the United States prior to the close of the transaction and private afterwards.

  •
  The merger consideration was cash.

        Marshall & Stevens computed the premium of the price paid per share of the target company to the stock price on each day in the time period beginning one year prior to the date of the announcement of such Subject Transaction to the final day in which the equity of the target company was traded. Marshall & Stevens calculated the range of premiums paid on simple (assuming all premiums were equally weighted) and weighted-average (assuming each premium was weighted by the size of the corresponding transaction) bases.

  Range of Premiums

  •
  Simple Average:

          — Low/High: -24.4%/741.3%

          — Mode = 28.1%

          — Median = 33.5%

          — Average = 39.5%

  •
  Weighted Average:

          — Low/High = -27.6%/132.8%

          — Mode = 16.4%

          — Median = 15.0%

          — Average = 15.0%

        The average premium per share of the weighted-average premiums of the Subject Transactions was 15% as compared to the proposed 23.4% premium over the $11.14 per share closing price on the trading day immediately prior to the April 5, 2004, public announcement of Hako's original proposal.

        The analyses prepared by Marshall & Stevens were prepared solely to assist Hako in determining whether to make the proposal and what the terms of the proposal might be. The terms of the merger under the merger agreement were determined through negotiations between Hako and the special committee and their respective representatives. Although Marshall & Stevens provided advice to Hako during the course of these negotiations, any decision to make the proposal or to enter into the merger agreement was solely that of Hako. Marshall & Stevens's advice was only one of a number of factors taken into consideration by Hako in making his determination to approve the transaction.

        Marshall & Stevens is an internationally recognized financial advisory firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Prior to its engagement in connection with the merger, Marshall & Stevens has not provided investment banking, commercial banking (including extension of credit) or other financial services to Hako, Minuteman, or any of their respective affiliates for which Marshall & Stevens has received compensation. In the ordinary course of business, members of Marshall & Stevens may actively trade in the securities and other instruments and obligations of Minuteman or other affiliates of Hako for their own accounts. Accordingly, members of Marshall & Stevens may at any time hold a long or short position in such securities, instruments, and obligations.

UNAUDITED FINANCIAL PROJECTIONS

        We do not as a matter of course make public our projections as to future performance or earnings. However, in connection with the discussions concerning the proposed merger, we furnished to Houlihan Lokey and Marshall & Stevens certain financial forecasts prepared by our management that Houlihan Lokey and Marshall & Stevens used in connection with their financial analyses described above.

Important Information about the Projections

        We did not prepare the projections with a view to public disclosure and we include them in this proxy statement only because this information was used by Houlihan Lokey in connection with its role as advisors to the Board and the Special Committee and in its opinion regarding the fairness of the merger described in "Special Factors—Fairness Opinion of Houlihan Lokey" beginning on page 25 and by Marshall & Stevens in their analysis described under "Special Factors—Valuation of Hako's Financial Advisor" immediately above. We did not prepare the projections with a view to compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither our independent auditors nor any other independent accountants have examined or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        In general, our management's internal financial projections are prepared for internal use and are subjective in many respects and thus susceptible to interpretations and assumptions, all made by our management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, we cannot assure you that the assumptions made in preparing the projections will be accurate, and actual results may be materially greater or less than those contained in the projections. Therefore, this information should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on the prospective financial information. Except to the extent required under the federal securities laws, we do not intend to make publicly available any update to other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See "Forward-Looking and Cautionary Statements" beginning on page 7.

        The following projected income statement, balance sheet and cash flow data represent the financial projections provided to Houlihan Lokey and Marshall & Stevens:

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED STATEMENTS OF INCOME

	2004	2005	2006
NET SALES	$78,065	$81,968	$86,067
Sales Growth	5%	5%	5%
Gross profit	23,100	24,182	25,391
OPERATING EXPENSES	19,494	20,360	21,340
Operating Expense % increase	3%	4%	5%
Income from operations	3,606	3,822	4,051
		6%	6%
Interest Expense	(275)	(235)	(245)
Other	—	—	—
Pre tax Income	3,331	3,587	3,806
		8%	6%
Taxes	1,167	1,294	1,375
	0.35	0.36	0.36

NET INCOME	$2,164	$2,293	$2,431

Net income per common share—basic and diluted	$0.60	$0.64	$0.68

Dividends per share of common stock	$0.36	$0.36	$0.36

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS

ASSETS	2003	2004	2005	2006
CURRENT ASSETS:
Cash & cash equivalents & Investments	$6,636	$7,460	1,163	4,389
Accounts receivable, less allowances	18,155	15,790	17,600	17,014
Inventories	17,190	17,745	18,000	17,200
Other current assets	1,181	1,256	1,294	1,332

Total current assets	43,162	42,251	38,057	39,935
Long term assets, net	12,421	11,854	11,255	10,686
Total Assets	$55,584	$54,105	$49,312	$50,621

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	1,500	1,500	—	—
Other current liabilities	6,044	5,386	5,506	5,627

Total current liabilities	7,544	6,886	5,506	5,627
Long-term debt	6,000	4,500	—	—
Other non-current liabilities	1,047	863	906	952
Common stock, no-par value	6,596	6,596	6,596	6,596
Retained earnings	34,594	35,470	36,514	37,656
Other Shareholders' Equity	(198)	(210)	(210)	(210)

Total shareholders' equity	40,992	41,856	42,900	44,042
Total Liabilities & Shareholders' Equity	$55,584	$54,105	$49,312	$50,621

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2003	2004	2005	2006
OPERATING ACTIVITIES
Net income	$2,013	$2,164	$2,293	$2,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,406	1,568	1,605	1,569
Compensation earned under restricted stock plan	66	(13)	—
Deferred income taxes	241		109	46
Derivative financial instrument	(240)	(247)	—
Other	(26)	(26)	(26)
Changes in operating assets and liabilities:
Accounts receivable and due from affiliates	(2,699)	2,366	(1,811)	586
Inventories	1,666	(555)	(255)	800
Prepaid expenses and refundable income taxes	520	42	(11)	(11)
Accounts payable, accrued expenses and income taxes payable	900	(659)	120	121
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,848	4,640	2,024	5,542

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net	(742)	(1,000)	(1,005)	(1,000)
Maturities (purchases) of short-term investments	(900)	848	4,693	(2,251)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,642)	(152)	3,688	(3,251)

FINANCING ACTIVITIES
Dividends paid	(1,287)	(1,289)	(1,289)	(1,289)
Payment of current maturity of long-term debt	(1,500)	(1,500)	(6,000)

NET CASH USED IN FINANCING ACTIVITIES	(2,787)	(2,789)	(7,289)	(1,289)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES	110	(27)	(27)	(27)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(471)	1,672	(2,204)	1,575
Cash and cash equivalents at beginning of period	1,307	836	2,508	304

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$836	$2,508	$304	$1,879

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        When you consider the recommendation of our Board to vote in favor of the merger and the merger agreement, you should keep in mind that our executive officers and certain members of our board have interests in the merger that are in addition to, or different from, the interests of our other shareholders generally. Except for Prof. Dr. Eckart Kottkamp who is an Executive Director of Hako, the additional interests of our executive officers and certain directors arise primarily because they will be employed by the corporation surviving the merger. Except as set forth below, the merger agreement does not provide directors or executive officers with any right of continued employment or any right to special bonuses or other compensation as a result of the merger, and no such rights are otherwise triggered or become effective as a result of the merger.

Directors and Executive Officers of the Surviving Corporation

        The merger agreement provides that the current officers of Minuteman will continue as the initial officers of the surviving corporation after the merger until their respective successors are duly appointed and qualified. See "Management of Minuteman Following the Merger" beginning on page 62.

Employment and Benefits

        Effective January 15, 2001, Minuteman entered into an employment agreement with Gregory J. Rau, our President and Chief Executive Officer. The employment agreement's term is through December 31, 2006. Mr. Rau's compensation package is designed to encourage short- and long-term performance in line with the interest of our shareholders. In May 2003, Mr. Rau's employment agreement was amended so that Mr. Rau will receive an annual salary plus participate in our Management Incentive Compensation Plan, which includes individual and company related incentives to achieve annual business performance goals based upon Minuteman's performance. The terms of Mr. Rau's employment agreement further provide for reimbursement of expenses, insurance benefits, participation in Minuteman's Employee Savings Plan, and vacations.

        In the event Minuteman terminates Mr. Rau's employment agreement, Mr. Rau will be paid his salary and the additional compensation reduced by 25% for the balance of the term. In the event Hako's beneficial ownership of Minuteman's common stock is reduced to below 50% of the issued and outstanding shares, the compensation stated above will be paid at 100% for the remainder of the term or twenty four months, whichever is longer. Mr. Rau would also be restricted from competing with Minuteman for a period of twelve months, for which he would be paid $150,000, in addition to the above amounts. Under the terms of the agreement, Mr. Rau will have the right terminate the agreement for good cause if he is not nominated for election to the board of directors of the surviving corporation. As discussed further under "Special Factors—Plans for Minuteman After the Merger" beginning on page 42, Hako presently intends that the board of directors of the surviving company will be comprised of Prof. Dr. Eckart Kottkamp, Mr. Rau and other members yet to be determined. If Mr. Rau terminates the agreement for good cause, Minuteman has agreed to continue to pay him 75% of his salary and his commission and performance bonus for the duration of the term of the agreement.

        Minuteman has entered into employment agreements with all of its current executive officers. Under these agreements, each executive officer is entitled to salary, discretionary bonus to be determined by Minuteman's Compensation Committee, reimbursement of expenses, insurance benefits, Employee Savings Plan benefits, vacations and, in the event of termination by Minuteman, deferred compensation in the amount of 75% of the employee's salary and the above benefits for the remainder of the term of the agreement.

        Each of Minuteman's directors receives a $7,500 annual retainer for services to the Board. In addition, each director receives $1,500 for each Board meeting attended, $2,500 for each meeting of the

Audit Committee of the Board attended and $1,500 for each other meeting of a committee of the Board attended. The current members of the Audit Committee of the Board are Roger B. Parsons, James C. Schroeder, Jr. and Richard J. Wood. In addition, Minuteman paid each member of the Special Committee $7,500 per month for the period April through June of 2004 and $1,700 for the partial month of July (or a total of $24,200 in compensation to each of the two members of the Special Committee) for their services to the Special Committee.

Indemnification and Insurance

        The merger agreement provides that the articles of incorporation and bylaws of the surviving corporation shall contain provisions with respect to indemnification and exculpation at least as protective to any director or officer as those set forth in the articles of incorporation and bylaws of Minuteman on the date of the merger agreement. The surviving corporation is obligated under the merger agreement to indemnify and hold harmless, to the fullest extent permitted under Illinois law or the surviving corporation's articles of incorporation or bylaws, whichever provisions are most beneficial to the indemnitee, for a period of six years after the effective time of the merger, each director or officer of Minuteman against all claims based on or arising out of such person's service as an officer or director or the merger agreement.

        In addition, Minuteman has agreed that prior to the merger it will obtain and pay for a "tail" directors' and officers' liability insurance policy providing coverage for persons currently covered by Minuteman's existing policy for six years after the effective time of the merger. The "tail" policy will provide at least the same coverage and amounts and will have terms at least as beneficial as Minuteman's current policy. However, Minuteman needs only to provide such coverage as is available at a cost of no greater than $225,000.

CONSEQUENCES OF THE MERGER

        This is a "going private" transaction and upon completion of the merger, Merger Sub will be merged with and into Minuteman, with Minuteman being the surviving corporation. As a result of the merger, Minuteman will no longer be a publicly traded company and you will no longer have any interest in, and will no longer be a shareholder of, Minuteman and will not have the opportunity to participate in Minuteman's future earnings, profits or growth, if any. If the merger is completed, Hako will own a 100% interest in the surviving corporation's book value and net earnings, if any, and will benefit from any future increases in the surviving corporation's business value. Similarly, Hako will bear the risk of any decrease in this value after the merger and you will not face the risk of a decline in this value after the completion of the merger.

        The shares of our common stock are currently listed on The Nasdaq Stock Market under the symbol "MMAN." If the merger is completed, the number of shares of our common stock that might otherwise trade publicly will be reduced to zero and our shares will no longer be listed on The Nasdaq Stock Market.

        The shares of our common stock are currently registered under the Securities Exchange Act of 1934. If the merger is completed, Minuteman will terminate the registration of its common stock under the Exchange Act upon completion of the merger. Termination of the registration of the shares of Minuteman common stock under the Exchange Act will substantially reduce the information Minuteman is required to furnish to its shareholders because Minuteman will no longer be required to file periodic and other reports with the Securities and Exchange Commission. In addition, termination of registration under the Exchange Act means that certain provisions of the Exchange Act no longer will be applicable to Minuteman. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to the shareholders of Minuteman.

        For a description of other effects of the merger, see "Special Factors—Consequences of the Merger" beginning on page 41, "Special Factors—Plans for Minuteman After the Merger" beginning on page 42, and "Material Federal Income Tax Consequences" beginning on page 45.

PLANS FOR MINUTEMAN AFTER THE MERGER

        Immediately following the merger, Hako expects to operate Minuteman consistent with past practices. Hako expects to conduct a detailed review of Minuteman and its business and operations to assess how to redirect Minuteman's resources to improve Minuteman's long-term earnings potential and to integrate Minuteman with the world-wide operations of Hako and its affiliates. This review is not expected to be completed until after the consummation of the merger. Following such review, Hako will consider what, if any, changes would be desirable in light of the circumstances then existing. It is anticipated that some actions may be taken to reduce costs and that various expenses associated with Minuteman's status as a public company will be eliminated. See "Special Factors—Purpose and Reasons for the Merger; Fairness of the Merger—Hako's Purpose and Reasons for the Merger; Alternatives to the Merger; Effects of the Merger on Hako and Merger Sub—Reasons", beginning on page 25.

        Hako presently intends that, upon consummation of the merger, the officers of Minuteman will be designated as the officers of the surviving company. The board of directors is yet to be determined, but it is anticipated that it will include Prof. Dr. Eckart Kottkamp and Mr. Rau in addition to other potential members upon further review. Although Hako will retain the ability to modify employee compensation, Hako anticipates that Minuteman benefits will remain at substantially the same level for at least one year following the merger. No additional or improved benefits to Minuteman managers have been agreed to or promised in connection with the merger.

        Except as disclosed in this proxy statement, Hako has no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving Minuteman, or any material changes in Minuteman's corporate structure, indebtedness or capitalization (except for the incurrence of the indebtedness to be used to pay the merger consideration and related expenses), business, or composition of its management or personnel, except that Minuteman's dividend policy is likely to be revised in light of its additional indebtedness and other considerations.

PLANS FOR MINUTEMAN IF THE MERGER IS NOT COMPLETED

        Our Board is not presently considering any other alternative transaction. If the merger is not completed, our Board expects to continue to operate our business substantially as presently operated and will review all alternatives as to the future strategic direction of the company.

SOURCES AND AMOUNT OF FUNDS; FINANCING FOR THE MERGER

        Hako and Merger Sub estimate that the total amount of funds required under the merger agreement to pay the merger consideration in respect of all of the outstanding shares of Minuteman's common stock (other than the 2,434,950 shares of Minuteman common stock currently held by Hako or its subsidiaries) will be approximately $15.83 million. In addition, Minuteman expects to incur merger-related fees and expenses of approximately $                   million, as described below under "Special Factors—Fees and Expenses", beginning on page 43.

        The funds necessary for consummation of the merger are expected to be obtained from a combination of the following sources:

  •
  approximately $4.08 million in cash to be contributed to Merger Sub by Hako;

  •
  borrowings of $10.75 million from a loan facility to be entered into between Minuteman and LaSalle; and

  •
  approximately $1 million from Minuteman's available cash.

Financing Obtained by Minuteman

        On July 8, 2004, Minuteman entered into an amendment to its unsecured credit facility with LaSalle. Pursuant to the amendment, the lender committed, among other things, subject to the satisfaction of certain conditions, including that the merger becomes effective:

  •
  to make a supplemental term loan to the company in the amount of the difference between $17,500,000 and the then outstanding principal balance of the term loan to fund the company's portion of the merger consideration as described above; and

  •
  to modify the financial covenants under the facility, including to take into account the merger.

        The term loan is repayable in semi-annual installments, with the final remaining balance being due on June 30, 2011. If the merger does not become effective, the foregoing provisions of the amendment will not become effective.

Financing Obtained by Hako

        Hako will borrow additional funds necessary to complete the proposed transaction under Hako Holding's line-of-credit with Deutsche Bank. Hako Holding is permitted to forward such amounts to any of its subsidiaries for the purpose of providing the merger consideration. The line-of-credit is secured by a guaranty of Hako Holding and a subsidiary of Hako Holdings, Hako-Werke GmbH. Pursuant to the terms of a special account established for the proposed transaction, Deutsche Bank will lend up to EUR 4 million. The interest rate of the Deutsche Bank loan is variable: currently the interest rate for cash demands on a running invoice is 7.75% and short-term loans are negotiated on a case-by-case basis. Deutsche Bank is charging a transaction fee of 1% of the amount, with a minimum charge of EUR 7,500. Deutsche Bank has requested regular information on the proposed merger but has not imposed a repayment schedule, though interest is due quarterly and it is anticipated by Hako that dividends permissible under the terms of the Minuteman credit facility will be used to service the Deutsche Bank line-of-credit.

FEES AND EXPENSES

        Minuteman estimates that it will incur merger-related fees and expenses, consisting primarily of financial advisory fees, Securities and Exchange Commission filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $                  , assuming the merger is completed. This amount consists of the following estimated fees:

Advisory fees and expenses		$250,000
Legal fees and expenses	$
Accounting fees and expenses		$2,500
Special Committee Fees		$48,400
Securities and Exchange Commission filing fee		$2,005.39
Printing, solicitation and mailing costs		$25,000
Miscellaneous and other expenses		$15,000

Total	$

        Hako and Merger Sub estimate that they will incur merger-related expenses as follows:

Advisory fees and expenses		$32,500
Legal fees and expenses		$200,000
Exchange Agent fees	$

Total	$

REGULATORY REQUIREMENTS

        In connection with the merger, Minuteman will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

  •
  filing of articles of merger with the Secretary of State of the State of Illinois in accordance with the Illinois Business Corporation Act after the approval of the merger proposal by Minuteman shareholders;

  •
  complying with federal and state securities laws; and

  •
  complying with applicable requirements of The Nasdaq Stock Market.

PROVISIONS FOR UNAFFILIATED SECURITYHOLDERS

        Neither Minuteman, Hako, nor Merger Sub has made any provision to grant the unaffiliated shareholders access to their respective corporate files, or to obtain counsel or appraisal services at their expense.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes the material United States federal income tax consequences of the merger to shareholders who surrender stock and receive cash in the merger, who hold their stock as a capital asset.

        The following discussion does not include an analysis of all potential tax effects of the merger. In particular, it does not consider the effect of any applicable state, local or foreign tax laws. The following discussion does not consider the tax effects on shareholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and any shareholders who are subject to special federal income tax rules based on their status or other holdings (such as insurance companies and financial institutions, and persons who hold their stock as part of a hedge or straddle). The following discussion also does not consider the tax effects on Hako, Merger Sub or any of their subsidiaries.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a shareholder, the tax treatment of a partner in such a partnership will depend on both the status of the partner and the activities of the partnership. Partners and partnerships should consult their own tax advisors as to the particular federal income tax consequences of the merger.

        This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. Future legislative, judicial or administrative changes or interpretations could modify the discussion set forth in this summary. Any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to you.

        You are urged to consult with your own tax advisor with respect to the particular tax consequences to you of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

TREATMENT OF HOLDERS OF COMMON STOCK

        The exchange of your shares of Minuteman common stock for cash in the merger will be taxable to you. You will recognize capital gain or loss equal to the difference between (1) the amount of cash you receive in the merger and (2) your tax basis in the common stock. Generally, your tax basis in your common stock is equal to what you paid for your stock. The gain or loss will be long-term capital gain or loss if you held your shares for more than one year at the time of the merger, and otherwise will be short-term capital gain or loss.

        Capital gains and losses are subject to special tax rates and limitations. In general, the net effect of a complex set of rules is as follows:

  •
  If you are a U.S. individual, (1) long-term capital gain is subject to a maximum federal income tax rate of 15%, (2) short-term capital gain is taxed at the same rate as ordinary income, and (3) capital losses offset capital gains and up to $3,000 of ordinary income per year, with a carryover of capital loss to the extent unused.

  •
  If you are a U.S. corporation, (1) capital gain (long-term or short-term) is subject to federal income tax at the same rates as ordinary income, and (2) capital losses may be offset only against capital gains, with a carryover of capital loss to the extent unused.

  •
  If you are a non-U.S. person, capital gain and loss is generally not subject to U.S. federal income tax. However, if the gain or loss is effectively connected with a U.S. trade or business or (if a tax treaty applies) is attributable to a permanent establishment in the U.S., you will be subject to U.S. federal income tax in the same manner as if you were a U.S. person.

        If you are treated as having a continuing stock ownership in Minuteman after the merger, as the result of having a direct or indirect interest in Hako, you could be treated as receiving a dividend instead of recognizing capital gain in the merger. You should consult with your own tax advisor to determine the effect of the merger on your individual tax situation.

BACKUP WITHHOLDING

        You may be subject to backup withholding at the rate of 28% with respect to the gross proceeds you receive from the exchange of your common stock unless you:

  •
  are a corporation or other exempt recipient and, when required, establish this exemption;

  •
  provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules; or

  •
  are a non-U.S. holder and provide the applicable IRS form (W-8BEN or W-8IMY) identifying yourself and stating that you are not a U.S. person.

        Backup withholding is not an additional tax and any amount withheld under these rules will be creditable against your federal income tax liability, provided that you forward appropriate information to the Internal Revenue Service. We will report to you and to the Internal Revenue Service the amount of any reportable payment made to you (including payments made to you pursuant to the merger) and any amount withheld pursuant to the merger.

INFORMATION CONCERNING THE SPECIAL MEETING

TIME; PLACE; AND PURPOSE

        The special meeting will be held on            , 2004, at 10:00 a.m., local time, at LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603 (Board Room, Forty-Third Floor). At the meeting, you will be asked to vote on the proposal to approve the merger agreement entered into among Minuteman, Hako and Merger Sub on July 8, 2004 and the merger contemplated by the merger agreement. A copy of the merger agreement and the amendment to the merger agreement are attached as Appendix A to this proxy statement.

RECORD DATE; VOTING RIGHTS

        The Board has fixed the close of business on            , 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Only the record holders of Minuteman common stock on that date are entitled to vote at the special meeting. On the record date, there were             shares of Minuteman common stock issued and outstanding and entitled to vote at the special meeting, which were held by approximately             shareholders of record. Each share entitles the holder thereof to one vote.

VOTING PROCEDURES; VOTE REQUIRED

Voting by Proxy

        Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the envelope provided. Submitting instructions by proxy will not affect the right to attend the special meeting and vote. If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote "FOR" the approval of the merger agreement and the merger.

Revoking Your Proxy

        You may revoke your proxy at any time before it is voted by: (a) giving notice, in person or in writing, to the corporate secretary of Minuteman; (b) delivering to the corporate secretary of Minuteman, Thomas J. Nolan, at 111 South Rohlwing Road, Addison, Illinois 60101, a revoking instrument or a duly executed proxy indicating a contrary vote bearing a later date so as to be received by the secretary prior to the vote; or (c) attending the special meeting, revoking the proxy and voting in person.

Assistance with Your Proxy

        If you need help in changing or revoking a proxy, please contact our corporate secretary, Thomas J. Nolan, at the address or phone number provided in this proxy statement under the caption "Where You Can Find More Information", beginning on page 66.

Voting at the Special Meeting

        The method by which you vote now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

How Shares are Voted

        Subject to revocation, all shares represented by each properly executed proxy received by the corporate secretary of Minuteman will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted to approve the merger agreement and merger. No other matters are expected to be presented for action at the special meeting. However, should any other matter properly come before the meeting, the persons named as proxies will vote in a manner as they may in their discretion determine.

Vote Required

        A majority of the outstanding shares of Minuteman common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative votes of at least two-thirds of the votes of the shares entitled to vote is required to approve the merger agreement and the merger. You are entitled to one vote for each share of Minuteman common stock held by you on the record date on each proposal to be presented to shareholders at the special meeting. As of                         , 2004, the record date for the special meeting, Minuteman had             shares of common stock issued and outstanding, which were held of record by approximately             shareholders.

        As of the record date, Hako, who has agreed to cause the shares of common stock of Minuteman beneficially owned by it to be voted to approve the merger agreement and the merger, held 2,434,950 shares of Minuteman common stock, representing approximately 68% of all outstanding shares of Minuteman common stock entitled to vote at the special meeting as of July 31, 2004.

PROXY SOLICITATION

        Minuteman will pay the cost of the solicitation of proxies. Minuteman will, upon request, reimburse brokers and others who are only record holders of Minuteman's common stock for their reasonable expenses in forwarding proxy materials to, and obtaining voting instructions from, the beneficial owners of such stock. In addition to the solicitation of proxies by the use of the mails, Management and regularly engaged Minuteman employees may, without additional compensation therefor, solicit proxies on behalf of Minuteman by personal interviews, telephone, Internet or other means, as appropriate.

DISSENTERS' RIGHTS

        Under Illinois law, any holder of Minuteman shares who does not vote in favor of the merger agreement and merger and who follows the procedures set forth under Illinois law may require the combined company to pay in cash the fair value of such shareholder's shares as determined under Sections 11.65 and 11.70 of the Illinois Business Corporation Act. We have attached the text of Sections 11.65 and 11.70 of the Illinois Business Corporation Act to this document as Appendix C. In order to exercise those statutory rights, strict compliance with these statutory provisions is required. Each shareholder who may desire to exercise those rights should carefully review and adhere to those provisions.

        A dissenting shareholder of Minuteman who desires to pursue his, her or its rights to demand payment must:

  •
  deliver a written demand for payment to Minuteman before the taking of the shareholders' vote on the merger, demanding payment for his, her or its shares if the merger is approved and completed; and

  •
  refrain from voting shares owned by him, her or it in favor of the merger.

        Dissenting shareholders of Minuteman should deliver any initial written demand for payment to Minuteman International, Inc., 111 South Rohlwing Road, Addison, Illinois 60101, Attn: Thomas J. Nolan. It is recommended that this written demand for payment be sent by registered or certified mail, return receipt requested.

        A dissenting Minuteman shareholder who delivers the required written demand for payment with Minuteman prior to the shareholder vote need not vote against the merger, but a vote in favor of the merger will constitute a waiver of that shareholder's statutory dissenter's rights. Minuteman shareholders should note that returning a properly signed proxy card that does not indicate a vote or an abstention on approval of the merger will constitute a vote in favor of the merger. A vote against the merger does not, alone, constitute a demand for payment.

        If the merger is approved by the Minuteman shareholders, Minuteman will send to those shareholders timely delivering written demands for payment a statement of its estimate of the fair value of the Minuteman shares within the later of (a) 10 days after the effective date of the merger or (b) 30 days after such shareholder delivers a written demand for payment to Minuteman. Financial information about Minuteman required to be provided under Section 11.70 of the Illinois Business Corporation Act will accompany this statement. Minuteman will also send such shareholders a commitment to pay for their shares at their estimated fair value upon transmittal to Minuteman of the certificates representing, or other evidence of ownership of, such shares. If the merger occurs, Minuteman will pay to each dissenter who transmits to Minuteman his or her certificate or other evidence of ownership the amount Minuteman estimates to be the fair value of such dissenter's shares, plus accrued interest from the dated of the closing through such payment date, accompanied by a written explanation of how the interest was calculated.

        A shareholder who does not agree with Minuteman's estimate of fair value or the amount of interest due must notify Minuteman in writing of the shareholder's estimate of the shares' fair value and the amount of interest due and demand payment for the difference and the interest due within 30 days from the delivery of Minuteman's statement of its estimate of fair value. Shareholders who fail to notify Minuteman of their estimate of fair value or the amount of interest due within this period will lose their rights to dispute the amounts estimated and determined by Minuteman.

        If a shareholder and Minuteman are unable to agree on the fair value of the shares and accrued interest within 60 days from delivery to Minuteman of the shareholder's estimate of fair value and accrued interest from the date of the closing through such payment date, Minuteman will either pay the difference in value that the shareholder demanded with interest from the date of the closing through such payment date or file a petition in the Circuit Court of Cook County, State of Illinois, requesting the court to determine the fair value of the shares and the interest due. Minuteman will make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to any such proceeding and all parties will be served with a copy of the petition. Shareholders who do not live in Illinois may be served by registered or certified mail or by publication as provided by law.

        If the court's determination of fair value and interest due exceeds the amount paid by Minuteman, then each dissenting shareholder made a party to the proceeding is entitled to judgment for the difference plus interest. The court may appoint one or more persons as appraisers to receive evidence and to determine the fair value. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers. Fees and expenses of counsel and experts for any party are excluded. If the fair value of the shares as determined by the court materially exceeds the amount of Minuteman's estimate, or if no estimate was made, then all or any part of such expenses may be assessed against Minuteman. However, if a shareholder's estimated fair value materially exceeds the fair value that the court determines, then all or any part of such expenses may be assessed against the shareholder. Under certain circumstances, the court may also assess the fees and expenses of counsel and experts to a shareholder or to Minuteman.

        The amount received by a dissenting shareholder will generally be taxable in the same fashion as merger consideration. See "Material Federal Income Tax Consequences" beginning on page 45. You are urged to consult with your own tax advisor with respect to the particular tax consequences of a dissent, including the treatment of any expenses incurred, the effect of any differences in the timing of receipts, and the effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

        PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF MINUTEMAN COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF MINUTEMAN COMMON STOCK WILL BE AS DESCRIBED IN THIS PROXY STATEMENT. WE REFER YOU TO THE SECTION CAPTIONED "THE MERGER AGREEMENT—EXCHANGE AND PAYMENT PROCEDURES" BEGINNING ON PAGE 50.

THE MERGER AGREEMENT

        On July 8, 2004, Minuteman entered into the merger agreement with Hako and Merger Sub. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully in its entirety.

THE MERGER

        Upon the effectiveness of the merger, Merger Sub will be merged with Minuteman, the separate corporate existence of Merger Sub will cease, and Minuteman will continue as the surviving corporation. As the surviving corporation after the merger, Minuteman will have all the property, rights and powers of both Merger Sub and Minuteman before the merger, and it will be liable for all of the debts, liabilities and obligations of both Merger Sub and Minuteman before the merger. Upon consummation of the merger, each outstanding share of common stock of Merger Sub will be converted into one share of common stock of surviving corporation, and each currently outstanding share of Minuteman will be cancelled and retired and shall cease to exist.

TIME OF CLOSING

        The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger. To complete the merger, Merger Sub and Minuteman will file articles of merger with the Secretary of State of the State of Illinois.

EXCHANGE AND PAYMENT PROCEDURES

        Merger Sub will appoint an exchange agent reasonably acceptable to Minuteman to handle the exchange of Minuteman's share certificates in the merger for cash. It is currently anticipated that                    will be appointed as the exchange agent. Soon after the merger becomes effective, Minuteman will mail to you a letter of transmittal and instructions explaining how to exchange your share certificates for cash. Upon surrender to the exchange agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the exchange agent may reasonably require, you will be entitled to receive $13.75 in cash (without interest) per share, subject to certain possible tax withholdings, and your share certificate will be cancelled. Until surrendered in this manner and unless the holder properly exercises his dissenters' rights under Illinois law, each share certificate will represent only the right to receive the merger consideration.

        You should not send your share certificates now. You should send them only after you receive a letter of transmittal from Minuteman or its appointee. A letter of transmittal will be mailed to you soon after the merger becomes effective.

        If any of your Minuteman share certificates have been lost, stolen, or destroyed, the letter of transmittal from the exchange agent will instruct you to make an affidavit of that fact and to deliver a bond to Hako. That bond must be in a form and amount reasonably satisfactory to Hako in order to indemnify it and Minuteman against any claim that may be made against it or Minuteman with respect to the share certificates claimed to have been lost, stolen, or destroyed.

        Any merger consideration made available to the exchange agent that remains unclaimed by Minuteman shareholders for twelve months after the time the merger becomes effective will be returned to the surviving corporation, and any shareholder who has not by that time made an exchange must then look only to the surviving corporation and only as a general creditor of the surviving corporation for payment of their claim for merger consideration without any interest. Neither the surviving corporation nor Hako will be liable to any shareholder for any merger consideration paid to a public official pursuant to state unclaimed property or similar laws.

TRANSFERS OF SHARES

        No transfers of shares of Minuteman common stock will be made on Minuteman's share transfer books after the merger becomes effective. If after such time share certificates are presented to Minuteman for transfer, those share certificates shall be cancelled against delivery of the merger consideration to the holder.

REPRESENTATIONS AND WARRANTIES

        In the merger agreement, Minuteman has represented and warranted certain matters to Hako and Merger Sub with respect to itself and its subsidiaries. These include representations and warranties relating to:

  •
  their due organization, valid existence, good standing, requisite corporate power and authority to carry on their businesses as presently conducted and similar corporate matters;

  •
  their capitalization;

  •
  Minuteman's authorization, execution, delivery, and performance of the merger agreement;

  •
  the enforceability of the merger agreement and the absence of any conflicts between the merger agreement and Minuteman's articles of incorporation and bylaws, applicable laws, and certain contracts;

  •
  receipt of a fairness opinion from Houlihan Lokey, the recommendation of the Special Committee and approval by the Board of Directors;

  •
  the adequacy and accuracy of Minuteman's Securities and Exchange Commission reports and financial statements;

  •
  the absence of undisclosed liabilities;

  •
  the adequacy and accuracy of information concerning them in the Schedule 13E-3 and this Proxy Statement;

  •
  the conduct of their business and the absence of certain changes or events affecting them, in each case since the date of Minuteman's most recent annual financial statements filed with the Securities and Exchange Commission;

  •
  title to their assets;

  •
  their compliance with applicable laws and possession of necessary permits;

  •
  their ownership of or rights to use their intellectual property;

  •
  the absence of material environmental liabilities affecting them and their compliance with environmental laws;

  •
  their employment benefit plans and related matters;

  •
  the absence of pending or threatened material litigation;

  •
  the absence of material labor disputes and other similar matters, and their compliance with applicable labor and employment laws;

  •
  their tax filings and related tax liabilities; and

  •
  Minuteman's obligation to pay finders' fees and expenses in connection with the merger.

        The merger agreement also contains representations and warranties of Hako and Merger Sub relating to, among other things:

  •
  their due formation or incorporation, valid existence, good-standing, requisite company or corporate power and authority to carry on their businesses as presently conducted, and similar corporate matters;

  •
  their authorization, execution, delivery, and performance of the merger agreement;

  •
  the absence of any conflicts between the merger agreement and their organizational documents, applicable laws, and certain contracts;

  •
  the adequacy and accuracy of information supplied by Hako and Merger Sub in connection with this proxy statement and the Schedule 13E-3;

  •
  their obligation to pay certain finders' fees and expenses in connection with the merger;

  •
  the absence of pending or threatened material litigation;

  •
  availability of sufficient funds to pay the merger consideration;

  •
  their ownership of Minuteman common stock;

  •
  that Hako and its subsidiary that owns of record the Minuteman shares are not "interested shareholders" for purposes of certain provisions of Illinois law.

        The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

COVENANTS OF MINUTEMAN

        Minuteman has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

Interim Conduct of Minuteman's Business

        From July 8, 2004 until the merger becomes effective, Minuteman has agreed to conduct its businesses in the ordinary and usual course. Minuteman has also agreed to use its commercially reasonable best efforts to preserve its business and relationships with third parties, officers and employees.

        Minuteman has also agreed that it will observe, and will cause its subsidiaries to observe, certain specific restrictions during this period, which are subject to the exceptions described in the merger agreement. These include restrictions on:

  •
  making any changes in accounting principles or practices;

  •
  adopting, entering into, terminating or amending any collective-bargaining agreements, employment or severance agreements, or employee benefit plans, or increasing any compensation arrangements or benefits;

  •
  taking any action that would make any of its representations or warranties contained in the merger agreement untrue or cause any of the conditions to the closing of the merger contained in the merger agreement to not be satisfied;

  •
  declaring, setting aside or paying dividends (except for Minuteman's regular, quarterly dividend), splitting, combining or reclassifying its shares, issuing any of its or purchasing, redeeming or otherwise acquiring its shares;

  •
  issuing shares of its capital stock or other voting securities or otherwise encumbering its capital stock;

  •
  amending its organizational documents;

  •
  making acquisitions or entering into other extraordinary transactions;

  •
  incurring debt other than the financing contemplated by the merger and merger agreement;

  •
  entering into agreements that may limit its ability to engage in a line of business or compete in a geographic area;

  •
  making new capital expenditures;

  •
  making any tax elections inconsistent with past practices or settling any tax liability; and

  •
  settling claims or taking other material action with respect to litigation or enter into any settlement if the aggregate of all such settlements would exceed $500,000.

        Minuteman has also agreed not to commit to do or allow its subsidiaries to do any of these things.

No Solicitation

        Minuteman has agreed not to, nor to authorize or permit any of its subsidiaries or any officer, director, employee, representative or advisor to directly or indirectly:

  •
  solicit, initiate or encourage the submission of, or approve or recommend, or propose publicly to approve or recommend any acquisition proposal (as described below);

  •
  enter into any agreement with respect to any acquisition proposal; or

  •
  solicit, initiate, participate in, or encourage any discussions or negotiations regarding, or furnish any information or take other action to facilitate any acquisition proposal.

        However, if Minuteman receives an unsolicited acquisition proposal, from a person who has entered into a confidentiality agreement with Minuteman, which the Special Committee or the Board determines in good faith may constitute a superior proposal (as described below), and Minuteman or the Special Committee delivers prior written notice to Hako, Minuteman may:

  •
  engage in discussions or negotiations with the offeror;

  •
  furnish non-public information to the offeror; and

  •
  afford access to its properties, books, records and company representatives.

        An acquisition proposal means any proposal for a merger or other business combination involving Minuteman or any proposal or offer to acquire in any manner, directly or indirectly, securities representing more than 50% of the voting power of Minuteman or a significant portion of the assets of Minuteman.

        A superior proposal means an acquisition proposal that each of the Special Committee and the Board of Directors determines in good faith, after consultation with and giving due consideration to the advice of its legal and financial advisors, (x) is reasonably capable of being completed, including a determination that its financing, to the extent required, is then committed or is reasonably likely to be obtained without material delay, and (y) would, if consummated, result in a transaction more favorable to Minuteman's shareholders from a financial point of view than the merger contemplated by the merger agreement.

        The Board or the Special Committee may withdraw or modify their approval and recommendation of the merger and the merger agreement if they have determined in good faith, after consultation with independent legal counsel, that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

        The Board, upon the recommendation of the Special Committee, may accept a superior proposal and cause the company to enter into a definitive agreement with respect to a superior proposal if the merger agreement is terminated in accordance with the applicable provisions of the merger agreement and any amounts required to be paid in connection with the termination of the merger agreement have been paid.

Covenants Relating to the Special Meeting and Proxy Materials

        Minuteman has agreed to call a meeting of shareholders to vote on the merger agreement and the merger. Minuteman has also agreed that its directors will recommend approval of the merger agreement and the merger by Minuteman's shareholders.

        The merger agreement provides that Minuteman must prepare and file this proxy statement with the Securities and Exchange Commission promptly after signing of the merger agreement, use its reasonable best efforts, after consultation with Hako and Merger Sub, to respond to comments of the Commission, obtain shareholder approval for the merger and related matters and comply with all legal requirements at the special meeting.

        Additionally, the merger agreement provides that Minuteman, Hako, and Merger Sub shall prepare and file a joint Schedule 13E-3 with the Commission.

COVENANTS OF HAKO

        Hako has also undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

Obligations of Merger Sub

        Hako has agreed to take any action necessary to require Merger Sub to perform its obligations under the merger agreement.

Voting of Shares

        Hako has agreed to vote, and to cause each of its subsidiaries and affiliates to vote, all shares of Minuteman common stock owned by them in favor of approving the merger agreement and the merger.

FINANCING

        Pursuant to the merger agreement, Minuteman entered into, on July 8, 2004, an amendment to its existing credit facility on terms agreed to by Hako, Merger Sub, and Minuteman. As amended and subject to the merger becoming effective, the credit facility provides for approximately $10,750,000 in supplemental term loan financing to be used (in addition to Minuteman's available cash on hand) in connection with the merger. Such amounts and certain additional funds made available to Merger Sub from Hako shall be used to fund the payment of the merger consideration and expenses incident to the merger agreement and merger.

        Minuteman has agreed to use its reasonable best efforts to take all necessary actions to be taken by it to satisfy its obligations that are conditions to the borrowing of such loan as set forth in the credit facility. If the credit facility is withdrawn or otherwise unavailable, and if the other conditions to consummate the merger have nonetheless been satisfied, Hako, Merger Sub, and Minuteman will each use reasonable best efforts, and will cooperate with each other, to arrange alternative financing for the merger (provided that the terms thereof are not materially less favorable than those contemplated by the credit facility). (See also "Special Factors—Sources and Amount of Funds; Financing for the Merger" on page 42.)

        The term loan bears interest at the reference rate (LaSalle's prime rate as in effect from time to time) or at LIBOR plus an applicable margin calculated based on Minuteman's ratio of total debt to EBITDA. The applicable margin is calculated as follows:

Ratio of Total Debt/EBITDA	LIBOR Rate Margin
≥ 3.0 to 1.00	LIBOR + 130 basis points
< 3.0 to 1.00 but ≥ 2.50 to 1.00	LIBOR + 120 basis points
< 2.50 to 1.00 but ≥ 1.50 to 1.00	LIBOR + 110 basis points
< 1.50 to 1.00	LIBOR + 100 basis points

INDEMNIFICATION OF AND INSURANCE FOR MINUTEMAN'S DIRECTORS AND OFFICERS

        The merger agreement provides that the articles of incorporation and bylaws of the surviving corporation shall contain provisions with respect to indemnification and exculpation at least as protective to any director or officer as those set forth in the articles of incorporation and bylaws, whichever provisions are most beneficial to the indemnitee, of Minuteman on the date of the merger agreement. The surviving corporation is obligated under the merger agreement to indemnify and hold harmless, to the fullest extent permitted under Illinois law or the surviving corporation's articles of incorporation or bylaws, for a period of six years after the effective time of the merger, each director or officer of Minuteman against claims based on or arising out of such person's service as an officer or director prior to the merger or the merger agreement.

        In addition, Minuteman has agreed that at or prior to the merger it will obtain and pay for a "tail" directors' and officers' liability insurance policy providing coverage for persons currently covered by Minuteman's existing policy for six years after the effective time of the merger. The "tail" policy will provide at least the same coverage and amounts as, and will have terms and conditions that are not less advantageous to the covered persons in any material respect than, Minuteman's current policy. However, Minuteman needs only to provide such coverage as is available at a cost of no greater than $225,000.

ADDITIONAL AGREEMENTS

        The parties to the merger agreement have agreed to use their reasonable best efforts to do or cause to be done anything necessary or advisable to consummate the merger and related transactions. The parties have also agreed to take any other actions that are reasonably necessary to carry out the purposes of the merger agreement.

CONDITIONS—MUTUAL CLOSING CONDITIONS

        The parties' obligations to consummate the merger are subject to the satisfaction or, if legally permissible, waiver at or before the time the merger becomes effective, of the following conditions:

  •
  the absence of any legal prohibition preventing completion of the merger;

  •
  the receipt of approvals of any material governmental body in relation to the merger; and

  •
  approval of the merger agreement and the merger by at least two-thirds of the votes of the outstanding Minuteman shares.

ADDITIONAL CLOSING CONDITIONS FOR HAKO'S AND MERGER SUB'S BENEFIT

        The obligations of Hako and Merger Sub to complete the merger are subject to the satisfaction or, if legally permissible, waiver at or before the time the merger becomes effective, of certain additional conditions including the following:

  •
  Minuteman's representations and warranties being accurate as of the time of the merger becomes effective, except for exceptions that would not in the aggregate have a material adverse effect on Minuteman;

  •
  the performance by Minuteman in all material respects of its obligations under the merger agreement;

  •
  Minuteman's Board or Special Committee has not withdrawn, or modified in an manner adverse to Hako and Merger Sub, its approval or recommendation of the merger, recommended a superior proposal or publicly discloses its intention to take either such action;

  •
  Houlihan Lokey's fairness opinion has not been withdrawn or modified;

  •
  dissenters' rights under Illinois law shall have been exercised with respect to no more than 10% of the issued and outstanding shares of Minuteman common stock in connection with the merger;

  •
  Minuteman's delivery of Board and shareholder resolutions, certified by its secretary or assistant secretary, approving the merger agreement and the merger; and

  •
  there having occurred no change, circumstance or event that constitutes or has resulted in, or would reasonably be expected to constitute or have resulted in, a material adverse effect on Minuteman since July 8, 2004.

ADDITIONAL CLOSING CONDITIONS FOR MINUTEMAN'S BENEFIT

        Minuteman's obligation to complete the merger is subject to the satisfaction or, if legally permissible, waiver at or before the time the merger becomes effective, of the following additional conditions:

  •
  Hako's and Merger Sub's representations and warranties being accurate as of the time the merger becomes effective, except for exceptions that would not in the aggregate have a material adverse effect on Hako or Merger Sub;

  •
  the performance by Hako and Merger Sub in all material respects of their obligations under the merger agreement; and

  •
  the merger consideration shall have been deposited into the exchange fund as provided in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

        The merger agreement may be terminated and the merger abandoned at any time before the time the merger becomes effective in any of the following ways:

  •
  by mutual written consent of the Boards of Minuteman, Hako and Merger Sub (in the case of Minuteman, upon recommendation of the Special Committee);

  •
  by either Minuteman, upon the recommendation of the Special Committee, or Hako and Merger Sub if:

  –
  any governmental entity shall have issued a final and nonappealable order, decree or ruling or taken any other action that the parties to the merger agreement have used their reasonable best efforts to lift and that permanently restrains, enjoins or otherwise prohibits Minuteman, Merger Sub or Hako from consummating the merger or the transactions contemplated by the merger agreement; or

    –
    approval by the shareholders of Minuteman required for the consummation of the merger and the other transactions contemplated by the merger agreement was not obtained at the special shareholders meeting or any adjournment thereof due to a failure to obtain the required shareholder vote; or

    –
    prior to approval by Minuteman's shareholders, the Board or Special Committee accepts a superior proposal; or

    –
    the merger is not completed by April 8, 2005 provided that this right to terminate is not available to a party whose willful or intentional breach was the primary cause of, or resulted in, the failure to close the merger by such date;

  •
  by Minuteman if, prior to the effective time of the merger, Hako or Merger Sub breaches in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement that would result in the failure of either of the conditions of the closing of the merger for Minuteman's benefit described above relating to the accuracy of Hako's and Merger Sub's representations and warranties of the performance of Hako's and Merger Sub's obligations, and could not be or has not been cured within 15 days of notice from Minuteman to Hako and Merger Sub, provided that the breach was not caused by any action of Minuteman or any of its agents or employees; or

  •
  by Hako if:

  –
  at any time prior to approval by Minuteman's shareholders, Minuteman's Board or the Special Committee, in the exercise of its fiduciary duties to Minuteman's shareholders, withdraws, or modifies in a manner adverse to Hako and Merger Sub its approval or recommendation of the merger agreement or merger, recommends a superior proposal or publicly discloses its intention to take either such action; or

  –
  Minuteman fails to call the shareholder meeting or fails to mail the final, definitive proxy statement to Minuteman's shareholders within 20 days after clearing any comments made by the Securities and Exchange Commission staff or fails to include in the proxy statement its recommendation of the merger or the Houlihan Lokey fairness opinion, in any such case pursuant to the exercise of the Board's or Special Committee's fiduciary duties to Minuteman's shareholders; or

  –
  Houlihan Lokey withdraws or adversely modifies its fairness opinion prior to the effective time of the merger; or

  –
  Minuteman breaches in any material respect any representation, warranty, covenant or other agreement contained in the merger agreement that would result in the failure of either of the conditions to the closing of the merger for Hako's and Merger Sub's benefit described above relating to the accuracy of Minuteman's representations and warranties or the performance of Minuteman's obligations, and could not be or has not been cured within 15 days of notice from Hako to Minuteman, provided that the breach was not caused by any action of Hako or any of its agents or employees.

        If the merger agreement terminates, it will become null and void. However, termination will not affect the rights of either party against the other for willful or intentional breach of the merger agreement. Also, certain obligations survive termination of the agreement, including the obligation for reimbursement of expenses described under "The Merger Agreement—Reimbursement of Expenses Upon Termination" immediately below.

REIMBURSEMENT OF EXPENSES UPON TERMINATION

        Minuteman has agreed to reimburse Hako and Merger Sub for their actual out-of-pocket expenses (not to exceed $500,000 in the aggregate) if the merger agreement is terminated:

  •
  by Hako or Merger Sub because

  –
  at any time prior to the time the merger becomes effective, Minuteman's Board or the Special Committee withdraws, or modifies in a manner adverse to Hako and Merger Sub its approval or recommendation of the merger, recommends a superior proposal or publicly discloses its intention to take either such action; or

  –
  Minuteman fails to call the shareholder meeting or fails to mail the final, definitive proxy statement to Minuteman's shareholders within 20 days after clearing any comments made by the Securities and Exchange Commission staff or fails to include in the proxy statement its recommendation of the merger or the Houlihan Lokey fairness opinion; or

  –
  Houlihan Lokey withdraws or adversely modifies its fairness opinion prior to the effective time of the merger; or

  •
  by Minuteman because, prior to approval by Minuteman's shareholders, the Board or Special Committee has accepted a superior proposal.

        Hako and Merger Sub have agreed to reimburse Minuteman for its actual out-of-pocket expenses (not to exceed $500,000 in the aggregate) if:

  •
  the credit facility contemplated by the merger agreement to provide a portion of the merger consideration has been withdrawn or otherwise becomes unavailable other than (i) as a result of a breach by Minuteman of any of its representations, warranties, covenants or other agreements contained in the merger agreement or (ii) the failure of any of the three conditions listed under "The Merger Agreement—Conditions—Mutual Closing Conditions" above, or the last condition listed under "The Merger Agreement—Additional Closing Conditions for Hako's and Merger Sub's Benefit" above, and

  •
  the merger agreement is terminated.

        Each party has agreed to reimburse the terminating party for its actual out-of-pocket expenses (not to exceed $500,000 in the aggregate) if:

  •
  the merger agreement is terminated because the non-terminating party has breached in any material respect any representation, warranty, covenant or other agreement contained in the merger agreement; and

  •
  if Hako or Merger Sub is the terminating party, the breach would result in the failure of either of the first two closing conditions listed under "The Merger Agreement—Additional Closing Conditions for Hako's and Merger Sub's Benefit" above and could not be cured within 15 days of notice, provided that the breach was not caused by any action of Hako or any of its agents or employees; or

  •
  if Minuteman is the terminating party, the breach would result in the failure of the first two conditions listed under "The Merger Agreement—Additional Closing Conditions for Minuteman's Benefit" above and could not be cured within 15 days of notice, provided that the breach was not caused by any action of Minuteman or any of its agents or employees.

AMENDMENTS; WAIVERS

        Subject to applicable law, the merger agreement can be amended or supplemented by written agreement of the parties. After approval of the merger agreement by the Minuteman shareholders, no amendments can be made that by law require further approval by the Minuteman shareholders without such further approval by the Minuteman shareholders. Subject to applicable law, any provision of the merger agreement can be waived if the waiver is in writing and is signed by each party against whom the waiver is to be effective.

EXPENSES

        Except as described under "The Merger Agreement—Reimbursement of Expenses Upon Termination" above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

CERTAIN TRANSACTIONS IN MINUTEMAN COMMON STOCK

        Effective July 2, 2004, Lillian A. Rau contributed 255,650 shares of Minuteman common stock to Rau Investors, LLC, an Illinois limited liability company. Lillian A. Rau is the owner of 99.25% of the units, and each of Gregory J. Rau, Michael A. Rau and Kevin J. Rau is the owner of 0.25% of the units of Rau Investors, LLC. Each of Lillian A. Rau, Gregory J. Rau, Michael A. Rau and Kevin J. Rau is a managing member of Rau Investors LLC.

MARKET FOR REGISTRANT'S COMMON EQUITY AND
RELATED SHAREHOLDER MATTERS

        Minuteman's common stock trades on The Nasdaq Stock Market under the symbol "MMAN." Set forth below are the high and low closing sales prices per share for Minuteman's common stock for the periods indicated, as reported by The Nasdaq Stock Market.

	HIGH PRICE	LOW PRICE	DIVIDENDS PER SHARE
2004
First Quarter	$11.98	$9.35	.09
Second Quarter	14.08	11.14	.09
2003
First Quarter	$8.83	$8.05	.09
Second Quarter	9.84	7.85	.09
Third Quarter	9.80	8.97	.09
Fourth Quarter	9.65	8.97	.09
2002
First Quarter	$10.21	$8.31	.09
Second Quarter	11.27	9.64	.09
Third Quarter	10.14	9.28	.09
Fourth Quarter	9.49	8.83	.09

        As of the record date, there were approximately            registered holders of record of Minuteman common stock.

        Since 1988 the Board of Directors has declared regular quarterly dividends and the second quarter dividend in 2004 represents the sixty-fourth consecutive dividend paid to shareholders. Future dividend policy will be determined by the Board of Directors in light of prevailing financial needs, earnings of the Company, cash flow, working capital and other relevant factors.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF MINUTEMAN

Directors

Name	Age	Position With the Company	Date of First Election to the Board of Directors
Gregory J. Rau	45	President and Chief Executive Officer	April, 1999
Eckart Kottkamp	65	Director	May, 2001
Roger B. Parsons	63	Director	November, 2002
Frank R. Reynolds	67	Director	April, 1982
James C. Schrader, Jr.	51	Director	December, 1988
Thomas J. Nolan	49	Vice President, Chief Financial Officer, Secretary and Treasurer	November, 2000
Richard J. Wood	62	Director	July, 2002

        Gregory J. Rau has been President since January 2000 and Chief Executive Officer since September 2000. Prior to holding these positions, he was Executive Vice President of Minuteman since August 1997. Mr. Rau started with the company as a Division Manager in 1983, was promoted to Senior Division Manager in 1984, Field Sales Manager in 1986 and Vice President of Sales in March 1989. Mr. Rau has served as a director of the company since April 1999.

        Prof. Dr. Eckart Kottkamp has been a director of the company since May 2001. For further biographical information, see "Information Concerning Hako, Merger Sub and Certain Other Persons—Executive Officers and Directors of Hako, Merger Sub and Hako Holding" beginning on page 64.

        Richard J. Wood was appointed to the Board in July 2002. Mr. Wood was affiliated with the public accounting firm of Ernst & Young for 32 years, retiring as a Partner in 1996.

        Roger B. Parsons was appointed to the Board in November 2002. Mr. Parsons was the President of the Environmental Products Group of Federal Signal Corporation from 1994 until his retirement in January, 2001. His 18-year tenure with Federal Signal also included service as President and Chief Executive Officer of Elgin Sweeper Company, a Federal Signal subsidiary, involved in the manufacture and sales of municipal street sweepers worldwide. Mr. Parsons also currently serves as an advisory director of Environmental Products of Florida, a distributor of environmental products operating in the state of Florida.

        Frank R. Reynolds has been a director of the company since April 1982, and has served as general counsel to the company since January 1975. Mr. Reynolds is an attorney at law and principal of the law firm of Reynolds & Reynolds, Ltd., Chicago, Illinois.

        James C. Schrader, Jr. has been President of Precision Enterprises, Ltd., a foundry and machine company based in Warrenville, Illinois, since 1976. Mr. Schrader has served as a director of the company since December 1988.

        Thomas J. Nolan was elected Chief Financial Officer and Treasurer of the company in August 1989, and Secretary in 1991. From June 1984 though August 1989, he was Director of Finance with Everco Industries, a Skokie, Illinois, manufacturer and distributor of automotive replacement parts. Mr. Nolan has served as a director of the company since November 2000.

Executive Officers

        The following tables set forth certain information with respect to the Executive Officers of the company and individuals making significant contributions to the business of the company (the business biographies for Gregory J. Rau and Thomas J. Nolan are set forth previously):

Name	Age	Title
Gregory J. Rau	44	President and Chief Executive Officer
Thomas J. Nolan	49	Vice President, Chief Financial Officer, Secretary and Treasurer
Michael A. Rau	43	Vice President, Multi-Clean Division
Dean W. Theobold	46	Vice President of Manufacturing
James W. Van Dusen	45	Vice President of Minuteman PowerBoss
James A. Berg	40	Chief Accounting Officer
Brian L. Slack	48	Vice President of Sales—North America

        Michael A. Rau has been Vice President of the Company's Multi-Clean Division since July 1996. Mr. Rau was hired as a Special Products Manager in 1984 and was promoted to General Manager in 1992.

        Dean W. Theobold has been Vice President of Manufacturing since August 1997. Mr. Theobold started with the company in September 1987, when he was hired as Purchasing Manager. In June 1992 he was promoted to Director of Materials and to General Manager in 1996.

        James W. Van Dusen was hired as the Vice President of Minuteman PowerBoss in September 2003. Mr. Van Dusen has over 11 years of industry experience and was most recently Vice President—International for Jackson Products and Director of International Sales for Clarke Industries.

        James A. Berg has been Chief Accounting Officer since October 2002. Mr. Berg has over 17 years experience and was most recently Director of Financial Accounting and SEC Reporting for Universal Access Global Holdings, Inc., a Chicago, Illinois telecommunications company traded on the Nasdaq Stock Market.

        Brian L. Slack has been Vice President of Sales—North America since April, 2004. Mr. Slack has over 18 years of industry experience and was most recently Vice President of Sales for Flo-Pac Corporation. Mr. Slack was previously employed by the company as a Division Manager from March 1986 through June 1993.

        All of the directors and executive officers of Minuteman are citizens of the United States of America, other than Prof. Dr. Eckart Kottkamp, who is a citizen of Germany. None of Minuteman, nor, to the best of our knowledge, any of the directors or executive officers of Minuteman, have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors).

        In May 2003, Minuteman entered into a settlement with the Securities and Exchange Commission without admitting or denying the Securities and Exchange Commission's findings resulting from a formal investigation. The settlement resulted in the issuance by the Securities and Exchange Commission of an administrative order that the company cease and desist from committing or causing violations of certain of the anti-fraud, books and records, internal controls, and reporting provisions of the federal securities laws. In related proceedings, the Securities and Exchange Commission also entered cease and desist orders against Gregory J. Rau and Thomas J. Nolan, whereby Messrs. Rau and Nolan, without admitting or denying the SEC's findings, were ordered to cease and desist from committing or causing any violations of certain provisions of the anti-fraud, books and records, internal controls and reporting provisions of the federal securities laws.

        Other than as described in the immediately preceding paragraph, none of Minuteman, nor, to the best of our knowledge, any of the directors or officers of Minuteman, have been a party during the past five years to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

MANAGEMENT OF MINUTEMAN FOLLOWING THE MERGER

        The merger agreement provides that the current officers of Minuteman will continue as the initial officers of the surviving corporation after the merger until their respective successors are duly appointed and qualified. It is expected that, in general, all members of Minuteman's current management will continue as management of Minuteman after the merger. It is also expected that Prof. Dr. Kottkamp and Mr. Rau, among others yet to be determined, will serve as directors of the surviving corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth the holders of common stock as of                        , 2004, (i) by each person who held of record, or was known by the company, to own beneficially, more than 5% of the outstanding common stock of the company, (ii) by each director and nominee for director and executive officer, and (iii) by each of the named executive officers, and (iv) by all directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly.

        To our knowledge, each of our directors and executive officers who own Minuteman shares, and each of Kevin J. Rau, Lillian A. Rau and Rau Investors, LLC, intend to vote their shares in favor of approving the merger agreement and the merger.

Name and Address of Beneficial Owner(1)	Amount & Nature Of Beneficial Ownership	Percent Of Class
Hako-Werke International GmbH(2)	2,434,950	67.84%
Gregory J. Rau(3)	261,241	7.28%
Michael A. Rau(3)	258,104	7.19%
Kevin J. Rau(3)	255,650	7.13%
Lillian A. Rau(3)(4)	255,650	7.13%
Rau Investors, LLC(3)	255,650	7.13%
Steven C. Leonard and Pacifica Capital Investments LLC ("PCI")(5)	204,636	5.71%
Prof. Dr. Eckart Kottkamp(6)	—	—
Thomas J. Nolan	4,288.12%
Roger B. Parsons	—	—
Frank R. Reynolds	500.01%
James C. Schrader, Jr.	—	—
Brian L. Slack	10.01%
Dean W. Theobold	1,947.05%
Richard J. Wood	—	—
All Directors and Executive Officers as a Group (11 persons)	270,440	7.54%

(1)
Company address unless otherwise indicated.

(2)
These shares are beneficially owned by Hako. Hako filed with the Securities and Exchange Commission a Schedule 13G/A, dated January 28, 2004, reporting beneficial ownership, sole voting and investment power and control of 2,434,950 shares of Common Stock. Hako's address is Hamburger Strasse 209-239, D-23843 Bad Oldesloe, Germany. These shares are held as of record by RZ-Service GmbH, a German corporation and a wholly owned subsidiary of Hako, which exercises sole voting and dispositive power over the shares. Prof. Dr. Eckart Kottkamp is the Managing Director of Hako.

(3)
Lillian A. Rau, Gregory J. Rau, Michael A. Rau, Kevin J. Rau and Rau Investors, LLC filed with the Securities and Exchange Commission a Schedule 13G, dated July 1, 2004, reporting beneficial ownership, shared voting power and shared dispositive power of 255,650 shares by Lillian A. Rau, 261,241 shares by Gregory J. Rau, 258,104 shares by Michael A. Rau, 255,650 shares by Kevin J. Rau and 255,650 shares by Rau Investors, LLC. Gregory J. Rau and Michael A. Rau, respectively, have sole voting power and sole dispositive power over 5,591 and 2,454 of the shares, and Lillian A. Rau, Kevin A. Rau and Rau Investors, LLC have no voting or dispositive power over any of the shares.

(4)
Lillian A. Rau is the mother of Gregory J. Rau, Michael A. Rau and Kevin J. Rau.

(5)
Steven C. Leonard and Pacifica Capital Investments LLC have filed jointly with the Securities and Exchange Commission Schedule 13G/A, dated February 17, 2004, reporting beneficial ownership of 204,636 shares of Common Stock. Mr. Leonard has sole voting and dispositive power with respect to 32,055 shares. He is the managing member of PCI and has shared voting and dispositive power with PCI with respect to 172,581 shares. The address for Mr. Leonard and Pacifica Capital Investments LLC is P.O. Box 710, Rancho Santa Fe, CA 92067.

(6)
Prof. Dr. Eckart Kottkamp is Executive Director of Hako and is not the beneficial owner of the shares owned by Hako.

INFORMATION CONCERNING HAKO, MERGER SUB AND CERTAIN OTHER PERSONS

        The information concerning Hako, Merger Sub, and the other persons and entities discussed in this section has been furnished by Hako and Merger Sub. Minuteman does not assume responsibility for the accuracy or completeness of such information.

HAKO, MERGER SUB AND HAKO HOLDING

        Merger Sub is a newly formed Illinois corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. All of the outstanding capital stock of Merger Sub is owned by Hako. It is not anticipated that Merger Sub will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the merger.

        Hako is a limited liability entity organized under the laws of Germany and a wholly owned subsidiary of Hako Holding GmbH & Co. KG ("Hako Holding"). Hako is engaged in the formation, acquisition, and management of enterprises that manufacture, market and service floor cleaning and ground maintenance equipment outside of Germany.

        Hako Holding is a holding company, the subsidiaries of which develop, manufacture, market, and service equipment and chemicals for floor cleaning, ground maintenance and related articles. Hako Holding is a limited partnership entity organized under the laws of Germany.

        The principal offices of each of Merger Sub, Hako and Hako Holding are located at Hamburger Straße 209-239, D-23843 Bad Oldesloe, Germany and the telephone number of each is (+49) 4531 / 806 730.

        The executive officers and directors of Merger Sub, Hako and Hako Holding are described below under "Executive Officers and Directors of Merger Sub, Hako and Hako Holding."

        None of Hako, Merger Sub, or Hako Holding, nor to the best of Hako's or Merger Sub's knowledge, any of their respective executive officers of directors, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, or a finding of any violation of, federal or state securities laws.

        Except as set forth in this proxy statement, none of Hako, Merger Sub or Hako Holding, nor, to the best of Hako's or Merger Sub's knowledge, any of the executive officers or directors of Hako, Merger Sub or Hako Holding, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares of common stock of Minuteman, and none of Hako, Merger Sub or Hako Holding, nor, to the best of Hako's or Merger Sub's knowledge, any of the executive officers or directors of Hako, Merger Sub or Hako Holding, nor any affiliate, associate or majority owned subsidiary of any of the foregoing, has effected any transaction in the shares during the past 60 days.

        Except as set forth in this proxy statement, none of Hako, Merger Sub or Hako Holding, nor, to the best of Hako's and Merger Sub's knowledge, any of the executive officers or directors of Hako, Merger Sub or Hako Holding, has any agreement, arrangement, or understanding with any other person with respect to any securities of Minuteman, including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any securities of Minuteman, joint ventures, loan, or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

        Except as set forth in this proxy statement, none of Hako, Merger Sub or Hako Holding, nor, to the best of Hako's and Merger Sub's knowledge, any of the executive officers or directors of Hako, Merger Sub or Hako Holding has had any business relationships or transactions with Minuteman or any of its executive officers, directors, or affiliates that are required to be reported under the rules of the Securities and Exchange Commission. Except as set forth in this proxy statement, there have been no material contacts, negotiations, or transactions between any of Hako, Merger Sub or Hako Holding, or any of their respective subsidiaries or, to the best Hako's and Merger Sub's knowledge, any of the executive officers or directors of Hako, Merger Sub or Hako Holding, on the one hand, and Minuteman or its affiliates, on the other, concerning a merger, consolidation, or acquisition, tender offer, or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

EXECUTIVE OFFICERS AND DIRECTORS OF HAKO, MERGER SUB AND HAKO HOLDING

        The executive officers and directors of Hako are the following:

        Prof. Dr. Eckart Kottkamp:    Prof. Dr. Eckart Kottkamp is a citizen of Germany and is an Executive Director of Hako. The business address and telephone number of Prof. Dr. Kottkamp is as set forth above for the Hako Entities. Prof. Dr. Kottkamp also serves as the President and Chief Executive Officer of Hako Holding; a Director of Minuteman; the sole Director and President of Merger Sub; in various other capacities in the Hako Group; and on the board of directors of several outside companies. From May 1996 to May 2001, Prof. Dr. Kottkamp was the Chief Executive Officer of Claas KGaA mbH, an European leading producer of agricultural machines, located at Münsterstr. 33, D-33426 Harsewinkel, Germany. From June 2001 to the present time, Prof. Dr. Kottkamp has held his positions with Hako Holding and its subsidiaries.

        Rüdiger Schröder:    Mr. Schröder is a citizen of Germany and from March 2001 has been principally employed as an Executive Director of Hako. The business address and telephone number of Mr. Schröder is as set forth for Hako. Mr. Schröder also serves as a board member of various subsidiaries of Hako. From June 1997 to February 2001, Mr. Schröder was the Executive Director of Ahlmann Baumaschinen GmbH, located at Am Friedrichsbrunnen, D-24782 Büdesldorf, Germany.

        The sole executive officer and director of Merger Sub is Prof. Dr. Eckart Kottkamp.

        The sole executive officer of Hako Holding is Prof. Dr. Eckart Kottkamp.

        The directors of Hako Holding are the following:

        Dr. Volker Neumann-Schniedewind:    Dr. Neumann-Schniedewind is a citizen of Germany and since 1996 has been a member of, and since April 2001 the Chairman of, the Advisory Board of Hako Holding. Dr. Neumann-Schniedewind is a self-employed attorney-at-law and tax consultant. His business address is Elbchaussee 249, D-22605 Hamburg, Germany.

        Dr. Alexander von Tippelskirch:    Dr. Tippelskirch is a citizen of Germany and since April 2002 has been a member of the Advisory Board of Hako Holding. Since 1984, Dr. Tippelskirch has been the President and CEO of IKB Deutsche Industriebank AG. IKB Deutsche Industriebank AG is German bank specializing in corporate financing. Dr. Tippelskirch also serves as a board member of various related entities of IKB Deutsche Industriebank AG and other companies. Dr. Tippelskirch's business address is Wilhelm-Bötzkes-Str. 1, D-40474 Düsseldorf, Germany.

        Prof. Dr. Werner F. Ludwig:    Prof. Ludwig is a citizen of Germany and since 1996 has been a member of the Advisory Board of Hako Holding. Prof. Ludwig retired in 2003 and currently consults on various matters. From 1998 to 2003, he was the Vice Chairman of Ebara Pumps Europe S.p.A., located at Via Pacinotti 32, 36040 Brendola (Vicenza), Italy, which is in the business of manufacturing and selling of industrial and domestic pumps. Prof. Ludwig's business address is Paul-Klee-Str. 8, D-42781 Haan, Germany.

        Uwe Lüders:    Mr. Lüders is a citizen of Germany and joined the Hako Holding Advisory Board in June 2004. Mr. Lüders has been the Chief Executive Officer of L. Possehl & Co. mbH since April 2004. L. Possehl & Co. mbH is a holding company, the subsidiaries of which conduct businesses in manufacturing, international trading, and professional services. L. Possehl & Co. mbH is also a holder of approximately thirty percent of the equity interests of Hako Holding. Prior to joining L. Possehl & Co. mbH, Mr. Lüders was the Chief Executive Officer of Buderus AG from 2000 to 2003, and the Executive Director of GEA AG from 1995 to 2000. Mr. Lüders's business address is Possehl-Haus, Becker Grube 38-52, D-23552 Lübeck, Germany.

        Frau Babette Koch-Meuter:    Frau Koch-Meuter is a citizen of Germany and member of the Hako Holding Advisory Board since 1996. Frau Koch-Meuter has been the Controller of Faurecia Autositze GmbH & Co. KG, a manufacturer of car seats and components since 2002. From 1999 to 2001 she was a full-time graduate student pursuing a Masters of Business Administration. Frau Koch-Meuter's business address is Nordsehler Straße 38, D-31655 Stadthagen, Germany.

        Frau Dr. Antje Necker:    Frau Dr. Necker is a citizen of Germany and has been a member of the Hako Holding Advisory Board since December 2000. Previously she was with Beckman Coulter, Inc., a leading provider of instrument systems and complementary products that simplify and automate laboratory processes, in Marseille, France. The business address for Frau Dr. Necker is as set forth for the Hako Entities.

WHERE YOU CAN FIND MORE INFORMATION

        Minuteman is subject to the informational requirements of the Securities Exchange Act of 1934 and, accordingly, files proxy statements and other information with the Securities and Exchange Commission. You may obtain these documents electronically through the Securities and Exchange Commission's website at http://www.sec.gov and through Minuteman's website at http://www.Minutemanintl.com. You may also obtain copies of this information by mail from the Public Reference Branch at: U.S. Securities and Exchange Commission 450 Fifth Street, NW, Room 1300 Washington, D.C. 20549-0102 Telephone: (202) 942-8090 Fax: (202) 628-9001. Minuteman's filings with the Securities and Exchange Commission are also available from commercial document retrieval services.

        Because the merger is a "going private" transaction, we, Hako and Merger Sub have filed with the Securities and Exchange Commission a Rule 13e-3 Transaction Statement, or Schedule 13E-3, under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto, are available for inspection and copying at our principal executive offices during regular business hours by any of our shareholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request to Minuteman International, Inc., 111 South Rohlwing Road, Addison, Illinois 60101, Attn: Thomas J. Nolan or from the Securities and Exchange Commission as described above.

        This proxy statement is being furnished to shareholders together with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and a copy of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, which are attached as Appendix D and Appendix E, respectively and which are incorporated by reference into this proxy statement in their entirety.

        This proxy statement is dated            , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation.

        We have not authorized anyone to give any information or make any representation about the merger or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different information or additional information you should not rely on it.

                      By order of the Board of Directors,

                      Gregory J. Rau
                      President & Chief Executive Officer

                      Addison, Illinois
                                        , 2004

APPENDIX A
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HAKO-WERKE INTERNATIONAL GMBH,

MINUTEMAN INTERNATIONAL, INC.

AND

MMAN ACQUISITION CORP.

DATED AS OF JULY 8, 2004

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER dated as of July 8, 2004 (this "Agreement") by and among Hako-Werke International GmbH, a limited liability entity organized under the laws of Germany ("Parent"), Minuteman International, Inc., an Illinois corporation (the "Company"), and MMAN Acquisition Corp., an Illinois corporation and a wholly owned Subsidiary of Parent ("Merger Sub").

        WHEREAS, Parent beneficially owns approximately 68% of the common stock, no par value per share, of the Company (the "Company Common Stock");

        WHEREAS, Parent has proposed to acquire beneficial ownership of all of the issued and outstanding shares of the Company Common Stock not beneficially owned by Parent (the "Shares");

        WHEREAS, the Board of Directors of Parent, the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger (as defined below in Section 1.01), subject to the terms and conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board"), based in part upon the recommendation of a committee comprised of two independent members of the Company Board (the "Special Committee"), has approved this Agreement and the transactions contemplated hereby, including the Merger, the consideration to be paid for each Share in the Merger, and certain other matters, in accordance with the Business Corporation Act of 1983, as amended, of the State of Illinois (the "IBCA"), and directed that this Agreement and the Merger be submitted to a vote at a meeting of the Company's shareholders;

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement; and

        WHEREAS, Parent agrees, pursuant to the terms below, to cause to be voted the shares of Company Common Stock beneficially owned by it in favor of the adoption of this Agreement and the Merger at any meeting of the Company shareholders called for the purpose of adopting this Agreement and approving the Merger.

        NOW, THEREFORE, in consideration of the foregoing, and of the respective representations, warranties, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 THE MERGER.

        At the Effective Time (as defined below in Section 1.02), upon the terms and subject to the conditions in this Agreement and in accordance with the IBCA, Merger Sub shall be merged with and into the Company (the "Merger"), the separate existence of Merger Sub shall cease and the Company shall continue under Illinois law as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by the IBCA and other applicable Law (as defined below in Section 8.13).

SECTION 1.02 EFFECTIVE TIME.

        On the Closing Date (as defined below in Section 1.03), the parties shall file with the Secretary of State of the State of Illinois, articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the IBCA and shall make all other filings or recordings and take all other actions required under the IBCA in connection therewith. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Illinois or at such subsequent date and time as is permissible under the IBCA and as Parent and the Company shall agree and as specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

SECTION 1.03 CLOSING.

        Unless this Agreement shall have been terminated in accordance with Section 7.01, the closing of the Merger (the "Closing") will take place at the offices of Jenner & Block LLP, One IBM Plaza, Chicago, Illinois, as promptly as practicable following (and in any event within two Business Days following) the satisfaction (or waiver in accordance with this Agreement) of the conditions provided in Article VI, or at such other date and place as the Company and Parent shall agree (the "Closing Date").

SECTION 1.04 EFFECTS OF THE MERGER.

        At and after the Effective Time, the Merger will have the effects set forth herein and in the applicable provisions of the IBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

SECTION 1.05 ARTICLES OF INCORPORATION; BYLAWS; OFFICERS AND DIRECTORS.

        Pursuant to the Merger:

        (a)   the Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein and in accordance with applicable Law;

        (b)   the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified; and

        (c)   the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified.

SECTION 1.06 EFFECT OF THE MERGER ON CAPITAL STOCK OF THE COMPANY AND MERGER SUB.

        As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holders of any shares of the capital stock of Merger Sub or the Company:

        (a)    Conversion of Capital Stock of Merger Sub.    Each share of common stock of Merger Sub, par value $.01 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

        (b)    Conversion of Capital Stock of the Company.    Subject to Sections 1.06(c) and 1.07, each Share that is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive $13.75 in cash, without interest (the "Merger Consideration"), and shall automatically be canceled and retired and shall cease to exist. Each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration allocable to such Shares upon surrender of such certificate in accordance with Section 2.02.

        (c)    Cancellation of Treasury Stock and Parent-Owned Stock.    Any shares of the Company Common Stock that are owned immediately prior to the Effective Time by the Company as treasury stock and each share of Company Common Stock owned by Parent, Merger Sub, or any other wholly owned Subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be payable or delivered in exchange for such shares. Each holder of a certificate representing any such shares shall cease to have any rights with respect to such shares.

SECTION 1.07 DISSENTING SHARES.

        Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 1.06(b), Shares issued and outstanding immediately prior to the Effective Time and that are held by a shareholder who has properly exercised dissenter's rights thereto, in accordance with Section 5/11.70 of the IBCA ("Dissenting Shares"), shall not by virtue of the Merger be converted into or represent a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to dissent, if any. With respect to any Dissenting Shares, a dissenting shareholder shall have solely the appraisal rights provided under Section 5/11.70 of the IBCA, provided such dissenting shareholder complies with the provisions thereof. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to dissent, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in accordance with Section 1.06(b). The Company shall give Parent:

        (a)   prompt notice of any demands for appraisal of any Shares received by the Company and any withdrawals of such demands; and

        (b)   the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle, or otherwise negotiate, any such demands.

ARTICLE II

EXCHANGE OF CERTIFICATES

SECTION 2.01 EXCHANGE AGENT.

        Prior to the mailing of the Proxy Statement (as defined below in Section 3.03), Merger Sub shall, with the Company's prior approval, which approval will not be unreasonably withheld or delayed, appoint an exchange agent (the "Exchange Agent") for the payment of the Merger Consideration for the holders of the Shares and enter into a customary form of exchange agent agreement with the Exchange Agent, the terms and conditions of which shall be reasonably satisfactory to Parent and the Company. As of the Effective Time, Parent shall have deposited with the Exchange Agent, for the benefit of the holders of outstanding Shares, the aggregate amount of cash payable pursuant to Section 1.06(b) hereof (the "Aggregate Merger Consideration"), upon exchange of such Shares in accordance with Section 2.02 (the "Exchange Fund").

SECTION 2.02 EXCHANGE PROCEDURES.

        Promptly after the Effective Time (but no later than three (3) Business Days therefrom), the Surviving Corporation shall mail or cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (a "Certificate"

or "Certificates") that were converted by virtue of the Merger into the right to receive cash pursuant to Section 1.06(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as the Surviving Corporation and Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates, in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate or Certificates, together with a duly executed letter of transmittal and any other documents reasonably required by the Exchange Agent, and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to an amount of cash equal to the Merger Consideration (without interest) multiplied by the number of Shares previously represented by such Certificate or Certificates surrendered less any required withholding of any amounts therefrom in accordance with Section 2.07. The Exchange Agent shall accept such Certificates and documents upon compliance with such customary and reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration in cash (without interest) allocable to the Shares previously represented by such Certificate or Certificates to the record holder. If any Merger Consideration is to be remitted to a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that the tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, and except as contemplated in Section 1.07, each Certificate previously representing Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration allocable to the Shares previously represented by such Certificates as contemplated by Section 1.06(b). No interest will be paid or will accrue on any amount payable as Merger Consideration.

SECTION 2.03 NO FURTHER OWNERSHIP RIGHTS IN SHARES.

        The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates.

SECTION 2.04 TERMINATION OF EXCHANGE FUND.

        Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration to which they may be entitled.

SECTION 2.05 NO LIABILITY.

        No party to this Agreement shall be liable to any Person (as defined below in this Section 2.05), including, without limitation, any holder of Certificates, in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar

Law. The term "Person" means any individual, corporation, partnership, limited liability company, trust, or unincorporated organization or a government or any agency or political subdivision thereof.

SECTION 2.06 LOST CERTIFICATES.

        In the event any Certificate or Certificates shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Certificates to be lost, stolen, or destroyed, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration payable in respect thereof as determined in accordance with Section 2.02, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to payment, deliver a bond to Parent in a form and amount reasonably satisfactory to Parent as indemnity against any claim that may be made against Parent or the Company with respect to the Certificate claimed to have been lost, stolen, or destroyed.

SECTION 2.07 WITHHOLDING RIGHTS.

        The Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Corporation or the Exchange Agent, as the case may be, may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable provision of tax Law. To the extent withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedules provided by the Company to Parent and Merger Sub contemporaneously with the execution and delivery of this Agreement by the Company (the "Disclosure Schedules"), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 ORGANIZATION, STANDING, AND POWER.

        Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has the corporate power and authority to carry on its business as presently being conducted and to own, operate, and lease its properties. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect (as defined below in Section 8.13). The Company has made available to the Parent copies of the organizational documents of each of the Company and its Subsidiaries that are true, complete, and correct copies of such documents. All of such organizational documents are in full force and effect. None of the Company or any of its Subsidiaries is in violation of any of the provisions of its organizational documents. The Subsidiaries set forth in the SEC Reports constitute all of the Company's Subsidiaries.

SECTION 3.02 CAPITALIZATION.

        (a)   The authorized capital stock of the Company consists of 10,000,000 shares of the Company Common Stock, of which 3,586,068 shares are issued and outstanding as of the date hereof.

        (b)   All issued and outstanding shares of capital stock or other ownership interests of the Company and its Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable, and no class of capital stock or ownership interest is entitled to preemptive rights.

        (c)   (i) No bonds, notes, debentures, or other indebtedness of the Company having the right to vote on any matters on which shareholders may vote are issued and outstanding, (ii) there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking, and (iii) there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company.

        (d)   All of the issued and outstanding shares of capital stock or other ownership interests of each of the Company's Subsidiaries are owned directly or indirectly by the Company and are owned free and clear of any liens, security interests, pledges, claims, encumbrances, restrictions, preemptive rights, or any other claims of any third party ("Liens"). There are no outstanding options, warrants, or other rights of any kind to acquire any additional shares of capital stock or other ownership interests of any of the Company's Subsidiaries or securities convertible into or exchangeable for, or that otherwise confer on the holder thereof any right to acquire, any such additional shares or ownership interests, nor is the Company or any Subsidiary of the Company committed to issue any such option, warrant, right, or security. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any shares of capital stock or other ownership interests of any of the Company's Subsidiaries.

SECTION 3.03 AUTHORIZATION AND RELATED MATTERS.

        (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of the Merger by the shareholders of the Company in accordance with the IBCA, to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (including the approval of at least two-thirds of the disinterested directors, as defined in Section 5/7.85 of the IBCA, of the Company), other than the approval of this Agreement and the Merger by the shareholders of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar Laws affecting creditors' rights generally or by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

        (b)   The affirmative votes of at least two-thirds of the votes of the outstanding shares of Company Common Stock (the "Required Shareholder Vote") in favor of the approval of this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger, and the other transactions contemplated hereby.

        (c)   The execution and delivery of this Agreement by the Company, compliance with the provisions of this Agreement by the Company, and the consummation of the Merger and the other transactions contemplated by this Agreement will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under, or result in the acceleration or trigger of any payment, time of payment, vesting, or increase in the amount of any compensation or benefit payable pursuant to, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any contract, permit, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement, or other legally binding agreement, whether oral or written (a "Contract"), applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the filings with the Governmental Entities (as defined below in this Section 3.03(c)) and other matters referred to in the following sentence and the approval of this Agreement and the Merger by the shareholders of the Company, any judgment, order, decree, or Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. No consent, approval, order, or authorization of, or registration or filing with, any Federal, state, or local government or any court, administrative agency, or commission or other governmental authority or agency, domestic or foreign (any of the foregoing, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission ("SEC") of (A) a proxy statement for the Shareholder Meeting (as defined below in Section 5.02) (such proxy statement, including any preliminary version thereof, in either case as amended, modified, or supplemented from time to time, the "Proxy Statement"), (B) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (as amended, modified, or supplemented from time to time, the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (C) such reports under Section 12 or 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) the filing of the Articles of Merger with the Illinois Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings, if any, with any Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" Laws; (iii) notifications to the Nasdaq Stock Market; (iv) those consents, approvals, orders, or authorizations or registrations or filings that may be required solely by reason of Parent's or Merger Sub's (as opposed to any other third party's) participation in the Merger or the other transactions contemplated by this Agreement; and (v) those consents, approvals, orders, or authorizations or registrations or filings that, if not obtained or made, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

        (d)   The Company has heretofore provided to Parent and Merger Sub copies of all Contracts that provide for payments or the acceleration of benefits with respect to any "change of control" or other ownership change with respect to the Company or any of its Subsidiaries that would be triggered by the transactions contemplated by this Agreement.

SECTION 3.04 FAIRNESS OPINION, RECOMMENDATION BY THE SPECIAL COMMITTEE AND APPROVAL BY THE COMPANY BOARD.

        (a)   On or prior to the date hereof, the Special Committee:

            (i)  determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are advisable, fair to, and in the best interests of the shareholders (other than Parent, Merger Sub, or any wholly owned Subsidiary of either of them) of the Company (the "Public Shareholders"); and

           (ii)  voted to recommend to the Company Board that the Company Board (1) approve and authorize this Agreement, the Merger, and the other transactions contemplated by this Agreement and (2) recommend that the Public Shareholders vote in favor of the approval and adoption of this Agreement and the Merger.

        The Special Committee has received the opinion (the "Fairness Opinion"), dated as of July 7, 2004, of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Advisor") to the effect that based on, and subject to the various assumptions and qualifications set forth in, such Fairness Opinion, as of the date of such Fairness Opinion, the consideration to be received by the Public Shareholders in the Merger is fair to such shareholders from a financial point of view.

        (b)   On or prior to the date hereof, the Company Board, based in part on the recommendation of the Special Committee:

            (i)  determined that this Agreement, the Merger, and the other transactions contemplated hereby, taken together, are advisable, fair to, and in the best interests of the Public Shareholders;

           (ii)  approved and authorized this Agreement, the Merger, and the other transactions contemplated by this Agreement, and recommended that the Public Shareholders vote in favor of the approval and adoption of this Agreement and the Merger; and

          (iii)  approved, for purposes of Section 5/11.75 of the IBCA, to the extent applicable, the formation and capitalization of Merger Sub in connection with the transactions contemplated by this Agreement.

SECTION 3.05 SEC REPORTS; FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

        (a)   The Company has filed all reports and schedules required to be filed with the SEC since January 1, 2001 (collectively, the "SEC Reports"). Except for SEC Reports that were amended following their initial filing (and then only with respect to the portion of such SEC Reports that were so amended), none of the SEC Reports, nor any amendments thereto, as of their respective report dates, or in the case of amendments, dates of amendment, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of such SEC Reports, as so amended, complied as to form as of their respective report dates, or in the case of amendments, dates of amendment, in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. None of the Company's Subsidiaries is required to file any forms, reports, or other documents with the SEC or any other comparable Governmental Entity, or any securities exchange.

        (b)   The financial statements (including the related notes) of the Company and its Subsidiaries included in the SEC Reports, as amended through the date of this Agreement (including, in each case, where applicable, balance sheets, statements of operations, and statements of cash flows) (collectively, the "Company Financial Statements"): (i) complied as to form in all material respects with the accounting requirements and the published rules and regulations of the SEC applicable at the time such SEC Reports were filed with the SEC; (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (iii) are consistent with the books and records of the Company in all material respects; (iv) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that are immaterial in amount); and (v) disclose all liabilities of the Company, whether absolute, contingent, accrued, or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with GAAP, except for liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

        (c)   Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, or otherwise), except liabilities (i) adequately provided for in the balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (the "Most Recent Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected in the Most Recent Balance Sheet, (iii) incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice, (iv) incurred in connection with this Agreement, or (v) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.06 SCHEDULE 13E-3; PROXY STATEMENT.

        The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholder Meeting, or (ii) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.06, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 upon the basis of information supplied in writing by Parent or Merger Sub or any of their representatives specifically for inclusion or incorporation by reference therein.

SECTION 3.07 ABSENCE OF CERTAIN CHANGES OF EVENTS.

        Except as disclosed in the SEC Reports, since December 31, 2003, each of the Company and each Subsidiary of the Company has conducted business only in the ordinary course of such business and neither the Company nor any Subsidiary of the Company has: (i) suffered, and would not reasonably be expected to suffer, a Material Adverse Effect, or suffered any material casualty loss to its assets (regardless of whether such assets are insured), except for losses that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; (ii) incurred any material liabilities or obligations, except in the ordinary course of business consistent with past practices; (iii) permitted or allowed any assets to be mortgaged, pledged, or subjected to any Lien, except for Liens for taxes not yet due and payable and Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; (iv) written down the value of any inventory, contract, or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice, or cancelled any other debts or claims, or waived any rights of substantial value, except in any such case in the ordinary course of business and consistent with past practice; (v) sold, licensed, or transferred or agreed to sell, license, or transfer, any of its material assets, except in the ordinary course of business and consistent with past practice; (vi) received written notice of any pending or threatened adverse claim with respect to, or an alleged infringement of, proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract, or other restrictions on the use or disclosure of proprietary materials; (vii) incurred obligations to refund money to customers, except in the ordinary course of business, and that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect; (viii) made any capital expenditures or commitments, any one of which is more than $500,000, for additions to property, plant, or equipment without prior approval of the Company Board; (ix) made any material change in any method of accounting or accounting practice; (x) entered into any agreement, arrangement, or transaction with any of its officers or directors (other than as described in clause (xii) below), or any business or entity in which any officer or director of the Company, or any affiliate or associate of any of such Persons has any direct or indirect interest other than this Agreement; (xi) granted any severance or termination pay to any director or officer of the Company or any Subsidiary, or entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any Subsidiary; (xii) increased the compensation, bonus, or other benefits payable to directors (other than any compensation that may become payable to the Special Committee members as a result of their service as members of the Special Committee), officers, or employees of the Company, other than in the ordinary course of business consistent with past practice; (xiii) received notice of any labor dispute, other than routine individual grievances; or (xiv) agreed to take any action described in this Section 3.07.

SECTION 3.08 TITLE TO PROPERTY.

        The Company and its Subsidiaries have good and marketable title to all of their respective assets, including the assets reflected on the Most Recent Balance Sheet and all of the assets thereafter acquired by them (except to the extent that such assets have thereafter been disposed of for fair value in the ordinary course of business), free and clear of Liens except for (i) Liens for taxes not yet due and payable, (ii) Liens that do not materially detract from the value or interfere with the present use of the asset affected thereby, and (iii) Liens that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.09 COMPLIANCE WITH APPLICABLE LAWS; PERMITS..

        (a)   Except as disclosed in the SEC Reports, the businesses of the Company and its Subsidiaries are not being conducted in violation of any Law, order, judgment, or decree of any Governmental Entity, except for possible violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for investigations or reviews that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

        (b)   The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders, and approvals from Governmental Entities that are necessary to the operation of the businesses of the Company and its Subsidiaries as they are now being conducted (collectively, the "Company Permits"), except where the failure to have such Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for any failures to comply that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.10 INTELLECTUAL PROPERTY.

        The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights (as defined below in this Section 3.10) necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights has not had, and would not reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Company, the Intellectual Property Rights of the Company and its Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others in any manner that has had, or would reasonably be expected to have, a Material Adverse Effect. For purposes of this Agreement, "Intellectual Property Right" means any trademark, service mark, trade name, domain name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing), or any other similar type of proprietary intellectual property right.

SECTION 3.11 ENVIRONMENTAL MATTERS.

        (a)   Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect or as set forth in SEC Reports:

            (i)  no notice, notification, demand, request for information, citation, summons, or order has been received, and no penalty has been assessed under or in respect of any Environmental Law (as defined below in this Section 3.11) with respect to any matter relating to the Company or any Subsidiary; and to the knowledge of the Company or any Subsidiary, no complaint has been filed, and no investigation, action, claim, suit, proceeding, or review is pending or is threatened by any Governmental Entity or other Person under or in respect of any Environmental Law with respect to any matter relating to the Company or any Subsidiary;

           (ii)  to the knowledge of the Company, there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever whether accrued, contingent, absolute, determined, determinable, or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations, or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

          (iii)  the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits (as defined below in this Section 3.11); and

          (iv)  to the knowledge of the Company, no Hazardous Substance (as defined below in this Section 3.11) has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or otherwise come to be located at or below any property now or previously owned, leased, or operated by the Company or any Subsidiary.

For purposes of this Section 3.11(a), the "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

        (b)   Neither the Company nor any Subsidiary owns, leases, or operates any real property, or conducts any operations at a facility, located in New Jersey, Connecticut, Massachusetts, Indiana or California.

        (d)   For purposes of this Section 3.11, the following terms shall have the meanings set forth below:

            (i)  "Environmental Laws" means any Law (including, without limitation, common law), treaty, judicial decision, judgment, order, decree, injunction, permit, or governmental restriction or requirement or any agreement or contract with any Governmental Entity or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals, or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise Hazardous Substances, wastes, or materials.

           (ii)  "Environmental Permits" means all permits, licenses, franchises, certificates, approvals, and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries as currently conducted.

          (iii)  "Hazardous Substances" means any pollutant, contaminant, waste, or chemical or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste, or material, or any substance, waste, or material having any constituent elements displaying of the foregoing characteristics, that is regulated under Environmental Laws, including but not limited to "Hazardous Substances" as that term is defined under 42 U.S.C. Section 9601(14), and also including petroleum, its derivatives, by-products, and other hydrocarbons.

SECTION 3.12 EMPLOYEE BENEFIT PLANS.

        (a)   Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect or as set forth in SEC Reports:

            (i)  Each Employee Benefit Plan (as defined below in this Section 3.12) of the Company or any of its Subsidiaries is and at all times has been in compliance with all applicable Laws (including ERISA (as defined below in this Section 3.12)).

           (ii)  Neither the Company nor any of its Subsidiaries is contributing to, and has not contributed to, any multiemployer plan, as defined in ERISA Section 3(37)(A).

          (iii)  Any Employee Benefit Plan of the Company or any of its Subsidiaries that has been terminated was done so in full compliance with all applicable Laws, and there is no basis for further liability or obligation of the Company or any of its Subsidiaries with respect to any such Employee Benefit Plan.

          (iv)  Except as required by Internal Revenue Code Section 4980B and ERISA Section 602, no Employee Benefit Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement welfare benefits with respect to current or former employees of the Company or any of its Subsidiaries, including without limitation, post-retirement medical, dental, life insurance, severance, or any similar benefit, whether provided on an insured or self-insured basis.

           (v)  Each of the Company and its Subsidiaries has performed all of its obligations under each Employee Benefit Plan, has made appropriate entries in its financial records and statements for all obligations and liabilities under each Employee Benefit Plan, and has complied with ERISA's reporting and disclosure requirements applicable to each Employee Benefit Plan.

        (b)   For purposes of this Section 3.12, the following terms shall have the meanings set forth below:

            (i)  "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any multiemployer plan), or (iv) Employee Welfare Benefit Plan.

           (ii)  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

          (iii)  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

          (iv)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

SECTION 3.13 LITIGATION.

        Except as set forth in the SEC Reports, there is no action, suit, investigation, or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any other Governmental Entity that has had, or would reasonably be expect to have, a Material Adverse Effect, or which as of the date hereof in any manner challenges or seeks to prevent enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

SECTION 3.14 LABOR MATTERS.

        (a)   Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns, or work stoppages or other concerted activities with respect to employees of any of the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding, or settlement agreements arising out of collective-bargaining agreements to which the Company or any of its Subsidiaries is a party, (iii) unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or (iv) activities or proceedings of any labor union or employee association to organize any such employees.

        (b)   Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms, and conditions of employment and wages and hours.

        (c)   Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect, there are no administrative matters pending with any Governmental Entity regarding (i) violations or alleged violations of any wage and hour Law or any Law with respect to discrimination on the basis of race, color, creed, national origin, religion, or any other basis under such Law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors, or (iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other applicable Laws with respect to wages, hours, employment practices, and terms and conditions of employment.

SECTION 3.15 TAX MATTERS.

        (a)   Except for such matters, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Material Adverse Effect:

            (i)  all Tax (as defined below in this Section 3.15) returns, statements, reports, and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any Tax period (or portion thereof) ending on or before the Effective Time (a "Pre-Closing Tax Period") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "Returns"), were filed when due (including any applicable extension periods) in accordance with all applicable Laws; and as of the time of filing, the Returns were true and complete in all material respects;

           (ii)  the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate Tax authority, all Taxes shown as due and payable on the Returns that have been filed;

          (iii)  the charges, accruals, and reserves for Taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the Most Recent Balance Sheet (excluding any provision for deferred income taxes) are adequate to cover such Taxes as of the date of the Most Recent Balance Sheet;

          (iv)  there is no claim (including under any indemnification or Tax-sharing agreement with a Person other than Parent (or an Affiliate of Parent) and Company or any Subsidiary), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any Tax or Tax Asset (as defined below in this Section 3.15) of the Company or any Subsidiary;

           (v)  there are no Liens for Taxes upon the assets of the Company or its Subsidiaries except for Liens for current Taxes not yet due or being contested in good faith in accordance with applicable procedures; and

          (vi)  neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax" below, regardless of whether such Tax is imposed on the Company or any Subsidiary.

For purposes of this Section 3.15, the term "Tax Asset" shall include any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or back to reduce Taxes.

        (b)   For purposes of this Section 3.15, "Tax" means (i) any tax, governmental fee, or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, or unitary group (other than such a group of which the Company or any of its Subsidiaries is the common parent), or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a taxing authority is determined or taken into account with reference to the liability of any other Person (other than Parent (or its Affiliates), the Company or any Subsidiary), and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement (other than with Parent (or its Affiliates), the Company or any Subsidiary) or with respect to the payment of any amount of the type described in clause (i) or (ii) as a result of any existing express obligation (other than to Parent (or its Affiliates), the Company or any Subsidiary) (including, but not limited to, an indemnification obligation).

SECTION 3.16 BROKERS AND FINDERS.

        Other than Advisor, the Company has not employed any broker, finder, advisor, or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof. The Company shall pay any fees due to Advisor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.01 ORGANIZATION.

        Parent is a limited liability entity duly formed, validly existing, and in good standing under the Laws of Germany. Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Illinois. Each of Parent and Merger Sub has all limited liability entity or corporate, as applicable, power and authority to carry on its business as presently being conducted and to own, operate and lease its properties.

SECTION 4.02 AUTHORIZATION.

        Each of Parent and Merger Sub has all limited liability entity or corporate, as applicable, power and authority to enter into this Agreement and to carry out its respective obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or corporate, as applicable, action on the part of Parent and Merger Sub, and no other limited liability entity or corporate proceedings, as applicable, on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby. The Boards of Directors of each of Parent and Merger Sub have approved this Agreement and the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution, and delivery hereof by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar Laws affecting creditors' rights generally or by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 4.03 NO VIOLATIONS; CONSENTS AND APPROVALS.

        The execution and delivery of this Agreement by Parent and Merger Sub, compliance with the provisions of this Agreement by Parent and Merger Sub, and the consummation of the Merger and the other transactions contemplated by this Agreement will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, or result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub under, (i) the organizational documents of Parent or Merger Sub, (ii) any Contract applicable to Parent or Merger Sub or their respective properties or assets, or (iii) subject to the filings with Governmental Entities and other matters referred to in the following sentence, and the approval of this Agreement and the Merger by the shareholders of the Company, any judgment, order, decree, or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, or Liens that individually or in the aggregate would not have a material adverse effect on Parent and Merger Sub (considered as one entity) or their ability to consummate the Merger and the other transactions contemplated by this Agreement. No consent, approval, order, or authorization of, or registration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (A) the Schedule 13E-3 (including amendments or supplements thereto), and (B) such reports under Section 12 or 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including amendments or supplements thereto), (ii) the filing of the Articles of Merger with the Illinois Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business and such filings, if any, with any Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" Laws, (iii) those consents, approvals, orders, or authorizations of, or registrations or filings, that may be required solely by reason of the Company's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement, and (iv) those consents, approvals, orders, or authorizations of, or registrations or filings, that, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Parent and Merger Sub (considered as one entity).

SECTION 4.04 DISCLOSURE DOCUMENTS; PROXY STATEMENT.

        None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholder Meeting, or (ii) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion in the Schedule 13E-3, Proxy Statement, or other documents filed with the SEC or any other Governmental Entity.

SECTION 4.05 BROKERS AND FINDERS.

        Except for Marshall & Stevens Incorporated, neither Parent nor Merger Sub has employed any broker, finder, advisor, or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof. Parent shall pay any fees due to Marshall & Stevens Incorporated.

SECTION 4.06 LITIGATION.

        There is no action, suit, or proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub at law, in equity or otherwise, in, before or by any court or other Governmental Entity that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

SECTION 4.07 FINANCING.

        Subject to the Company's compliance with its covenants set forth in Section 5.10 and the satisfaction of the conditions to Parent's and Merger Sub's obligations set forth in Sections 6.01 and 6.02, Parent will have available to it, at the Effective Time, sufficient funds to (i) deposit in the Exchange Fund an amount equal to the Aggregate Merger Consideration and (ii) pay the Expenses to be paid by it.

SECTION 4.08 SHARE OWNERSHIP.

        None of Parent, Merger Sub or any of their respective "affiliates" or "associates" (as those terms are defined in Rule 12b-2 under the Exchange Act) "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock other than 2,434,950 shares of Company Common Stock, as reported in Parent's Schedule 13G dated January 28, 2004.

SECTION 4.09 NOT AN "INTERESTED SHAREHOLDER".

        Neither Parent nor RZ-Service GmbH, the record owner of the shares of Company Common Stock beneficially owned by Parent, is an "interested shareholder" for purposes of Sections 5/7.85 or 5/11.75 of the IBCA.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.01 CONDUCT OF BUSINESS.

        From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees to do, and to cause each of its Subsidiaries to do, except as otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the following:

        (a)    Ordinary Course.    The Company and each of its Subsidiaries shall operate the businesses conducted by them in the ordinary and usual course and shall use their commercially reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with material customers and suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time; provided, however, that no action by the Company or any of its Subsidiaries shall be deemed to be in breach of this Section 5.01(a) with respect to matters specifically addressed by any other provision of this Section 5.01 unless such action would constitute a breach of one or more of such other provisions.

        (b)    Accounting Principles; Liabilities.    The Company shall not, and shall not permit any of its Subsidiaries to:

            (i)  change any of the accounting principles or practices used by it, except as may be required as a result of a change in Law or in generally accepted accounting principles; or

           (ii)  pay, discharge, or satisfy any claims, liabilities, or obligations (absolute, accrued, asserted, or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice.

        (c)    Employee Matters; Executive Compensation.    Except for actions made in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to (i) increase the compensation payable to or to become payable to its directors, officers, employees, or consultants; (ii) pay any bonus, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, or other employee or consultant of the Company or any of its Subsidiaries; (iii) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy, or arrangement for the benefit of any current or former directors, officers, employees, or consultants; (iv) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan; (v) change the manner in which contributions to any such plan are made or the basis on which such contributions are determined; or (vi) plan, announce, implement, or effect any reduction in force, lay-off, early retirement program, severance program, or other program concerning the termination of employees of the Company or any of its Subsidiaries, except, in each case, as may be required by Law or contractual commitments that are existing as of the date of this Agreement.

        (d)    Other Business.    Except for such actions as may be required by Law, the Company shall not, and shall not permit any of its Subsidiaries to, take any action that will result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or in any of the conditions set forth in Article VI not being satisfied.

        (e)    Dividends; Changes in Capital Stock.    The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make any other distributions (whether cash, stock, or property) in respect of any of its capital stock (except for the Company's regular quarterly dividend of $0.09 per share); (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

        (f)    Issuance of Securities.    The Company shall not, and shall cause its Subsidiaries not to, issue, sell, grant, pledge, or otherwise encumber, or authorize or propose the issuance, grant, sale, or encumbrance of, any shares of its capital stock of any class, any other voting securities, or any securities convertible into or exercisable for, or any rights, warrants, or options to acquire, any such shares, voting securities, or convertible securities, or accelerate the vesting of, or the lapsing of restrictions with respect to, or enter into any agreement with respect to any of the foregoing.

        (g)    Organization Documents.    Except to the extent required to comply with their respective obligations hereunder or as required by Law, the Company and its Subsidiaries shall not amend or propose to amend their respective organizational documents.

        (h)    Extraordinary Transactions.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, amalgamate, or consolidate with any other Person, (ii) sell any of its assets (other than sales of assets in the ordinary course of business consistent with past practice or the disposition of obsolete or worthless assets), or (iii) acquire (by merger, consolidation, or acquisition of stock or assets) any material property or assets (other than inventory or equipment acquired in the ordinary course of business consistent with past practice).

        (i)    Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money, other than pursuant to the Credit Facility (as defined below in Section 5.10), or guarantee any such indebtedness of another Person or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person, other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or routine advances to employees; or (iii) pay, discharge, or satisfy any claims, liabilities, or obligations (absolute, accrued, asserted, unasserted, contingent, or otherwise), other than in the case of clauses (ii) or (iii) above, loans, advances, capital contributions, investments, payments, discharges, or satisfactions entered into, incurred or committed to in accordance with Section 5.01(m) below or otherwise in the ordinary course of business consistent with past practice.

        (j)    Certain Agreements.    The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Closing, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, other than any such agreement or arrangement (i) entered into in the ordinary course of business consistent with past practice and (ii) terminable (including the limitations and restrictions thereunder) within 12 months or less.

        (k)    Capital Expenditures.    The Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures or commitments, other than in the ordinary course of business consistent with past practice or pursuant to any contractual commitments that are existing as of the date of this Agreement.

        (l)    Tax Matters.    The Company shall not, and shall not permit any of its Subsidiaries to, make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local, or foreign Tax liability or agree to an extension of a statute of limitations.

        (m)    Certain Liabilities.    The Company shall not, and shall not permit any of its Subsidiaries to, enter into any compromise or settlement of, or take any material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution or defense thereof in the ordinary course of business or the settlement thereof (provided that the aggregate of all settlements by the Company during the period that the provisions of this Section 5.01(m) are in effect shall not exceed $500,000).

        (n)    Commitments.    The Company shall not, and shall not permit any of its Subsidiaries to, commit or agree to take any of the actions prohibited by this Section 5.01.

SECTION 5.02 SHAREHOLDER MEETING.

        (a)   Except as otherwise provided in Section 5.03, the Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene, and hold a meeting of its shareholders (the "Shareholder Meeting") for the purpose of approving this Agreement and the Merger by the Required Shareholder Vote. Except as otherwise provided in Section 5.03, the Company Board shall declare the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, and recommend to the Company's shareholders the approval of this Agreement and the Merger, shall include such declaration and recommendation in the Proxy Statement, and shall take all lawful and commercially reasonable action to solicit such approval and to otherwise comply with all legal requirements applicable to the Shareholder Meeting.

        (b)   As soon as practicable following the date of this Agreement, the Company, Merger Sub, and Parent shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement, in preliminary form. Merger Sub and Parent will cooperate with the Company in connection with the preparation and filing with the SEC of the Proxy Statement, including, but not limited to, furnishing the Company upon request with any and all information regarding Merger Sub, Parent, or their respective Affiliates, the plans of such Persons for the Surviving Company after the Effective Time, and all other matters and information as may be required to be set forth therein under the Exchange Act or the rules and regulations promulgated thereunder. Prior to the filing of the Proxy Statement, in preliminary form, the parties shall each approve (which approval, with respect to any party, shall not be unreasonably withheld, delayed, or conditioned) the form and content of the Proxy Statement. The Company shall use its reasonable best efforts, after consultation with the Parent and the Merger Sub, (i) to respond to the comments of the SEC staff concerning the Proxy Statement as promptly as practicable, and (ii) to cause the final, definitive Proxy Statement to be filed with the SEC and mailed to the Company's shareholders not later than five (5) Business Days after receipt of clearance from the SEC staff. The Company shall pay the filing fees for the Proxy Statement. Merger Sub and Parent shall be given a reasonable opportunity to review and comment upon all filings with the SEC and all mailings to the Company's shareholders in connection with the Merger and the other transactions contemplated by this Agreement prior to the filing or mailing thereof. Each of the Company, Parent, and Merger Sub agree to promptly supplement, update, and correct any information provided by such party for use in the Proxy Statement which becomes incomplete, false, or misleading. The Company shall cause the Fairness Opinion of the Advisor to be included as an annex to the Proxy Statement.

        (c)   Concurrently with the preparation and filing of the Proxy Statement, the Company, Merger Sub, and Parent shall jointly prepare and file with the SEC the Schedule 13E-3. Each of the Company, Parent, and Merger Sub shall promptly furnish to the other parties all information concerning such party as may reasonably be requested in connection with the preparation of the Schedule 13E-3. Each of the Company, Parent, and Merger Sub shall promptly supplement, update, and correct any information provided by such party for use in the Schedule 13E-3 which becomes incomplete, false, or misleading. The Company shall cause the Fairness Opinion to be included as an exhibit to the Schedule 13E-3.

        (d)   Each party shall notify the other parties promptly of (i) the receipt of any notices, comments, or other communications from the SEC or any other Governmental Entity, and (ii) any requests by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly provide the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3.

        (e)   If, at any time prior to the Shareholder Meeting, any event should occur relating to the Company or its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent and Merger Sub. If, at any time prior to the Shareholder Meeting, any event should occur relating to Parent or Merger Sub, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Parent and Merger Sub will promptly inform the Company. In any such case, the Company, with the cooperation of Parent and Merger Sub shall, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's shareholders; provided that, prior to such filing or mailing, the parties shall approve (which approval, with respect to any party, shall not be unreasonably withheld, delayed, or conditioned) the form and content of such amendment or supplement.

        (f)    At the Shareholder Meeting (including any adjournment thereof), Parent will, and will cause each of its Subsidiaries and Affiliates to, vote any and all Company Common Stock owned by them in favor of the Merger and the adoption of the Agreement.

SECTION 5.03 OTHER OFFERS.

        (a)   Except as provided in Sections 5.03(c) and 5.03(d), from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any officer, director, employee, investment banker, attorney, or other advisor or representative of the Company or any of its Subsidiaries (the "Company Representatives") to, directly or indirectly:

            (i)  solicit, initiate, or encourage the submission of, or approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal (as defined below in this Section 5.03);

           (ii)  enter into any agreement with respect to any Acquisition Proposal; or

          (iii)  solicit, initiate, participate in, or encourage any discussions or negotiations regarding, or furnish to any Person (other than Parent or any of its Affiliates or representatives) any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Subsidiaries had prior knowledge, of the restrictions set forth in the immediately preceding sentence by any Company Representative, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.03 by the Company.

        (b)   For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, securities representing more than 50% of the voting power of the Company or a significant portion of the assets of the Company.

        (c)   Notwithstanding the foregoing provisions of this Section 5.03, the Company may, and may direct any Company Representative acting on behalf of the Company Board or the Special Committee to, (i) engage in discussions or negotiations regarding an Acquisition Proposal, (ii) furnish or provide non-public information, or (iii) afford access to the properties, books, records, and Company Representatives, with or to any Person that has made a bona fide written Acquisition Proposal that has not been solicited, initiated, or encouraged by the Company, its Subsidiaries, or any of the Company Representatives in violation of this Section 5.03 and which the Special Committee and the Company Board have each determined in good faith may constitute a Superior Proposal (as defined below in this Section 5.03) from such Person; provided, however, that, prior to taking any action described in any of the foregoing clauses (i), (ii), or (iii), the Person making the Acquisition Proposal has entered into a confidentiality agreement for the benefit of the Company on customary terms satisfactory to the Special Committee and its counsel. The Company or the Special Committee, as applicable, shall promptly notify Parent of the Company's or the Special Committee's, as applicable, first receipt of any Acquisition Proposal (but in no event later than 48 hours after the receipt thereof), and of the material terms and conditions thereof and, to the extent not prohibited by such Acquisition Proposal, the identity of the Person making any such Acquisition Proposal. The Company or the Special Committee, as applicable, shall further promptly notify or update Parent on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company or the Special Committee, as applicable, and such Person.

        (d)   Subject to Section 7.01 hereof, at any time prior to the approval of the Merger and this Agreement by the shareholders of the Company,

            (i)  either the Company Board or the Special Committee may withdraw or modify in a manner adverse to Parent and Merger Sub its approval and recommendation of the Merger and this Agreement so long as the Company Board or the Special Committee, as applicable, shall have determined in its good faith judgment, after consultation with independent legal counsel, that its failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and/or

           (ii)  the Company Board, upon the recommendation of the Special Committee, may accept a Superior Proposal and cause the Company to enter into a definitive agreement with respect to a Superior Proposal, provided that nothing in this Section 5.03(d) will permit the Company to enter into a definitive agreement for a Superior Proposal unless this Agreement has been terminated as provided in Section 7.01 and all amounts required to be paid under Section 7.02 shall have been paid or provision for such payment shall have been made to the reasonable satisfaction of Parent.

A "Superior Proposal" means an Acquisition Proposal which each of the Special Committee and the Board of Directors determines in good faith, after consultation with and giving due consideration to the advice of its legal and financial advisors, (x) is reasonably capable of being completed, including a determination that its financing, to the extent required, is then committed or is reasonably likely to be obtained without material delay, and (y) would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger contemplated by this Agreement.

        (e)   The Company shall immediately cease and terminate, as of the date hereof, all existing discussions or negotiations with any Person conducted heretofore in respect of any Acquisition Proposal.

SECTION 5.04 ANNOUNCEMENT.

        Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld, delayed, or conditioned); provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law or the rules and regulations of The Nasdaq Stock Market, if it has used its reasonable best efforts to consult with the other party, and to provide the other party the opportunity to review and comment upon such press release or public statement, before issuing any such press release or making any such public statement. The parties agree that the initial press release(s) to be issued with respect to the Merger shall be mutually agreed upon prior to the issuance thereof.

SECTION 5.05 NOTIFICATION OF CERTAIN MATTERS.

        The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:

            (i)  the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

           (ii)  any material failure to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.06 ACCESS.

        Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, subject to the Company obtaining a confidentiality agreement from Parent in form and substance reasonably satisfactory to the Company, the Company shall (and shall cause each of its Subsidiaries to) afford the officers, employees, accountants, counsel, financing sources, and other representatives of Parent, full access during normal business hours to all of its properties, books, contracts, commitments, and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent:

            (i)  a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities Laws; and

           (ii)  all other information concerning its business, properties, and personnel as Parent may reasonably request, provided that the furnishing of such documents or other information does not constitute a breach of the provisions hereof or of any agreement to which the Company (or any of its Subsidiaries) is a party or by which the Company (or any of its Subsidiaries) is bound, and is not restricted by any Governmental Entity or applicable Law.

SECTION 5.07 REASONABLE BEST EFFORTS.

        Before Closing, upon the terms and subject to the conditions of this Agreement, each of Parent, Merger Sub, and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable (subject to applicable Laws) with respect to its obligations to consummate and make effective the Merger and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

            (i)  the preparation and filing of all forms, registrations, and notices required to be filed to consummate the Merger; the obtaining of any other approvals, consents, orders, exemptions, or waivers from any third party or Governmental Entity required in connection with the transactions contemplated by this Agreement; and the vacating or lifting of any order, injunction, legal restraint, or prohibition described in Section 6.01(a);

           (ii)  the preparation of any disclosure and other documents requested to facilitate the financing of any of the transactions contemplated by this Agreement; and

          (iii)  the satisfaction of the conditions to Closing.

The provisions of this Section 5.07 shall not relieve a party from a breach of its other obligations set forth in this Agreement that are not qualified by an obligation to use reasonable best efforts, even if such party used reasonable best efforts with respect to the breached obligation.

SECTION 5.08 MERGER SUB COMPLIANCE.

        Parent shall cause Merger Sub to comply with all of its obligations under this Agreement.

SECTION 5.09 OBLIGATION OF PARENT.

        Parent shall not take any action, and it shall use its reasonable best efforts not to permit any director of the Company who is an employee of Parent to take any action, that would cause the Company to breach any of the representations, warranties, or agreements made by the Company in this Agreement.

SECTION 5.10 FINANCING.

        (a)   Immediately following the execution and delivery by the parties of this Agreement, the Company shall enter into a credit facility (the "Credit Facility") on terms that have been agreed to by Parent, Merger Sub, and the Company, which Credit Facility shall provide for a $10,750,000 term loan (the "Merger Loan"). Subject to the Merger becoming effective, the proceeds of the Merger Loan, a portion of the Company's available cash on hand, and certain additional funds made available to Merger Sub from Parent shall be used to fund the payment of the Aggregate Merger Consideration and Expenses incident to this Agreement and the transactions contemplated hereby.

        (b)   The Company agrees to provide reasonable cooperation in connection with the arrangement of any financing to be used in connection with the Merger and the other transactions contemplated hereby, including (i) allowing the participation of its officers in meetings or due diligence sessions, and (ii) causing its officers to execute and deliver on behalf of the Company any agreements, documents, or certificates reasonably required in connection with the Credit Facility or, subject to the Merger becoming effective, any financing to be obtained by Parent and Merger Sub to fund the payment of the Aggregate Merger Consideration and Expenses incident to this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company will use its reasonable best efforts to take all necessary actions to be taken by it to satisfy, at the Effective Time, the Company's obligations which are conditions to the borrowing of the Merger Loan set forth in the Credit Facility.

        (c)   The Company also agrees to allow Parent, Merger Sub, and their respective representatives to participate in discussions and negotiations with the lender under, and to review and comment on, any agreements, documents, or certificates required in connection with, the Credit Facility.

        (d)   If the Credit Facility is withdrawn or otherwise unavailable, and if the other conditions to Parent's and Merger Sub's obligation to consummate the Merger have nonetheless been satisfied, Parent, Merger Sub and the Company will each use reasonable best efforts, and will cooperate with each other, to arrange alternative financing for the Merger (provided that the terms thereof are not materially less favorable than those contemplated by the Credit Facility).

SECTION 5.11 STATE TAKEOVER LAWS.

        If any "fair price," "business combination," or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent, Merger Sub, and the Company and their respective boards of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary and lawful so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

SECTION 5.12 FURTHER ASSURANCES.

        The proper officers of the Company and Merger Sub shall take any reasonably necessary actions if, at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, if, at any time after the Effective Time, the Surviving Corporation shall consider or be advised of any deeds, bills of sale, assignments, assurances, or any other actions or things that are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to or under any of the rights, properties, or assets of the Company or Merger Sub or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as the case may be, all such deeds, bills of sale, assignments, and assurances and take and do, in the name and on behalf of the Company or Merger Sub, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 5.13 INDEMNIFICATION AND INSURANCE.

        (a)   The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation at least as protective to any director or officer as those set forth in the articles of incorporation and bylaws of the Company on the date hereof, which provisions shall not be amended, repealed, or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors or officers of the Company, unless such modification is required by Law.

        (b)   The Surviving Corporation (or any successor to the Surviving Corporation) shall, to the fullest extent permitted under the IBCA or under the Surviving Corporation's articles of incorporation or bylaws, whichever provisions are most beneficial to an applicable indemnitee to the extent permitted by applicable Law, indemnify and hold harmless, for a period of six years after the Effective Time, each Person who is now, or has been at any time prior to the date hereof, or becomes prior to the Effective Time, a director or officer of the Company against all losses, claims, damages, liabilities, costs, fees, expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement incurred in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer or agent of another corporation, partnership, joint venture, trust, or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time.

        (c)   At or prior to the Effective Time, the Company shall obtain and pay for, at the Company's expense, a fully paid policy or policies of directors' and officers' liability insurance providing "tail'

coverage for the Persons currently covered by the Company's existing policy for a period of six years from and after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time, and providing at least the same coverage and amounts as, and containing terms and conditions which are not less advantageous to the covered Persons in any material respect than, the Company's current policy, provided, such coverage can be provided at a total cost of no greater than $225,000, and provided, further, if such coverage cannot be provided at a total cost of no greater than $225,000, then the Company shall obtain and pay for as much insurance as can be purchased for such amount.

SECTION 5.14 ADVISOR'S FAIRNESS OPINION.

        Promptly upon execution of this Agreement, the Company shall provide Parent with a true and complete copy of the Fairness Opinion.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

        The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by this Agreement and applicable Law):

        (a)    No Injunction or Proceeding.    No order or injunction of a court of competent jurisdiction or other legal restraint or prohibition shall be in effect and have the effect of prohibiting or making illegal the consummation of the Merger; and no statute, rule, or regulation shall have been enacted, entered, enforced, or deemed applicable to the Merger that prohibits or makes illegal the consummation of the Merger; provided, however, that prior to invoking this condition, a party shall have complied with its obligations under Section 5.07.

        (b)    Consents.    Other than the filing of the Articles of Merger, and except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, all consents, approvals, and authorizations of and filings with Governmental Entities or other Persons required for execution, delivery, and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, or which are identified on Schedule 6.01(b), shall have been obtained or effected or filed.

        (c)    Shareholder Approval.    This Agreement and the Merger shall have been duly adopted by the Required Shareholder Vote in accordance with the IBCA.

SECTION 6.02 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT THE MERGER.

        In addition to the conditions set forth in Section 6.01, the obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or on the Closing Date:

        (a)    Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and except to the extent the inaccuracies under such representations and warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have, a

Material Adverse Effect (provided that, solely for the purposes of this Section 6.02(a), any representation or warranty of the Company that is qualified by materiality or Material Adverse Effect shall be read as if such qualification were not present); provided, however, that if the failure of a representation or warranty to be true and correct was caused by any action or omission by Parent or Merger Sub or any agent or employee of Parent or Merger Sub, Parent and Merger Sub may not rely upon such failure as a basis for not proceeding in any manner with the Closing.

        (b)    Agreements.    The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, however, that if the failure to perform or comply was caused by any action or omission by Parent or Merger Sub, Parent and Merger Sub may not rely upon such failure as a basis for not proceeding in any manner with the Closing.

        (c)    Recommendation; Fairness Opinion.    Neither the Company Board nor any committee thereof shall have withdrawn or adversely modified in a manner adverse to Parent and Merger Sub its approval or recommendation of this Agreement or the Merger or, as applicable, its recommendation that the shareholders of the Company adopt and approve this Agreement and the Merger; shall not have recommended the approval or acceptance of a Superior Proposal; and shall not have publicly disclosed any intention to do any of the foregoing; and the Fairness Opinion shall not have been withdrawn or modified.

        (d)    Dissenting Shares.    Immediately prior to the Effective Time, Dissenting Shares shall not exceed ten percent (10%) of the issued and outstanding shares of Company Common Stock.

        (e)    Certificate.    The Company shall have delivered to Merger Sub duly adopted resolutions of the Company Board approving the execution, delivery, and performance of this Agreement, and resolutions of the shareholders of the Company approving the Merger, in each case certified by the Secretary or Assistant Secretary of the Company.

        (f)    Material Adverse Effect.    From the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Effect or any change, effect, or circumstance that would reasonably be expected to have a Material Adverse Effect.

SECTION 6.03 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER.

        In addition to the conditions set forth in Section 6.01, the obligations of the Company to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

        (a)    Representations and Warranties.    The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and except to the extent the inaccuracies under such representations and warranties, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on Parent and Merger Sub, considered as one entity (provided that, solely for the purposes of this Section 6.03(a) , any representation or warranty of the Parent and Merger Sub that is qualified by materiality or material adverse effect shall be read as if such qualification were not present); provided, however, that if the failure of a representation or warranty to be true and correct was caused by any action or omission by the Company, or any agent or employee of the Company, the Company may not rely upon such failure as a basis for not proceeding in any manner with the Closing.

        (b)    Agreements.    The Parent and Merger Sub shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date; provided, however, that if the failure to perform or comply was caused by any action or omission by the Company, the Company may not rely upon such failure as a basis for not proceeding in any manner with the Closing.

        (c)    Exchange Fund Deposit.    The Aggregate Merger Consideration shall have been deposited into the Exchange Fund in the manner contemplated by Section 2.01.

ARTICLE VII

TERMINATION, AMENDMENT, AND WAIVER

SECTION 7.01 TERMINATION.

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

        (a)   by the mutual written consent of the Boards of Directors of Parent, Merger Sub, and the Company (in the case of the Company, upon recommendation of the Special Committee);

        (b)   by either the Company upon the recommendation of the Special Committee, on the one hand, or Parent and Merger Sub, on the other hand, if:

            (i)  any Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, ruling, or other action the parties to this Agreement shall have used their reasonable efforts to lift) that permanently restrains, enjoins, or otherwise prohibits Parent, Merger Sub, or the Company from consummating the transactions contemplated by this Agreement, including the Merger, and such order, decree, ruling, or other action shall have become final and nonappealable; or

           (ii)  approval by the shareholders of the Company required for the consummation of the Merger and the other transactions contemplated hereby shall not have been obtained at the Shareholder Meeting or any adjournment thereof by reason of the failure to obtain the Required Shareholder Vote; or

          (iii)  prior to the approval of this Agreement and the Merger by the shareholders of the Company, the Company Board or Special Committee shall have resolved to accept a Superior Proposal; or

          (iv)  the Merger shall not have been consummated by the date that is nine months after the date of this Agreement (the "Outside Date"); provided, however, the right to terminate this Agreement under this Section 7.01(b)(iv) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date.

        (c)   by the Company, if, prior to the Effective Time, Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants, or other agreements contained in this Agreement that (x) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (y) cannot be or has not been cured within 15 days after the giving of written notice by the Company to Parent and Merger Sub; provided, however, that the Company may not terminate this Agreement if any affirmative action by the Company or any agent or employee of the Company was the cause of the breach by Parent or Merger Sub that would otherwise give rise to the termination right of the Company under this Section 7.01(c); or

        (d)   by Parent, if:

            (i)  prior to the Effective Time, (A) the Company Board or the Special Committee shall have withdrawn or modified in a manner adverse to Parent and Merger Sub its approval (in the case of the Company Board) or recommendation of this Agreement or the Merger or, in the case of the Company Board, its recommendation that the shareholders of the Company adopt and approve the Agreement or the Merger, or (B) the Company Board or the Special Committee shall have recommended the approval or acceptance of a Superior Proposal, or (C) the Company Board or the Special Committee shall have publicly disclosed any intention to take any of the actions described in clauses (A) or (B), or (D) the Company has failed to call the Shareholder Meeting or failed to mail the final, definitive Proxy Statement to the Company's shareholders within 20 days after clearing any comments made by the SEC staff or failed to include in the Proxy Statement the recommendations described in clause (A) or the Fairness Opinion, and in any such case (A) through (D) the Company Board or Special Committee shall have first determined in its good faith judgment after consultation with independent legal counsel that its failure to take or taking of such action, as applicable, is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; or

           (ii)  prior to the Effective Time, the Fairness Opinion shall have been withdrawn or adversely modified by the Advisor; or

          (iii)  the Company shall have breached in any material respect any representation, warranty, covenant, or other agreement contained in this Agreement that (x) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (y) cannot be or has not been cured within 15 days after the giving of written notice by Parent to the Company; provided, however, that Parent may not terminate this Agreement if any affirmative action by Parent or any agent or employee of Parent was the cause of the breach by the Company that would otherwise give rise to the termination right of Parent under this Section 7.01(d)(iii) .

SECTION 7.02 EFFECT OF TERMINATION.

        (a)   If this Agreement is terminated as provided in Section 7.01, written notice of such termination shall be given by the terminating party or parties to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company (except as set forth in this Section 7.02 and Section 7.01 of this Agreement, each of which Sections shall survive any termination of this Agreement); provided, however, that nothing in this Agreement shall relieve any party from any liability or obligation with respect to any willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

        (b)   If this Agreement is terminated by Parent or the Merger Sub pursuant to Section 7.01(d)(i) or 7.01(d)(ii) or by the Parent or the Company pursuant to Section 7.01(b)(iii), the Company shall pay Parent and Merger Sub the actual out-of-pocket Expenses (not to exceed $500,000 in the aggregate) of Parent and Merger Sub and their Subsidiaries and Affiliates (other than the Company and its Subsidiaries) incurred in connection with this Agreement and the transactions contemplated hereby (the "Break-Up Expenses"), by wire transfer of immediately available funds promptly upon termination of this Agreement. Parent and Merger Sub will supply to the Company any reasonable and customary documentation supporting the incurrence of such Break-Up Expenses that is reasonably requested by the Company. Parent and Merger Sub agree that with respect to any termination of this Agreement pursuant to Section 7.01(b)(iii) or 7.01(d)(i) or 7.01(d)(ii) involving no breach of this Agreement by the Company, the payment of the Break-Up Expenses will be the sole and exclusive remedy of Parent and Merger Sub with respect thereto and shall constitute liquidated damages with respect to any claim for damages or other claim which Parent or Merger Sub might otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees, or stockholders with respect to this Agreement and the transactions contemplated hereby.

        (c)   If (i) the Credit Facility or any other financing for the Merger of Parent and Merger Sub shall have been withdrawn or otherwise become unavailable other than as a result of (x) a breach by the Company of any of its representations, warranties, covenants, or other agreements contained in this Agreement, or (y) the failure of any of the conditions contained in Section 6.01 (other than a failure of the condition set forth in Section 6.01(c) as a result of the breach by Parent of the provisions of Section 5.02(f)) or Section 6.02(f) (other than a failure resulting solely from the Credit Facility having been withdrawn or otherwise becoming unavailable) to have been satisfied, and (ii) this Agreement shall have been terminated, Parent shall pay the Company the actual out-of-pocket Expenses (not to exceed $500,000 in the aggregate) of the Company and its Subsidiaries and Affiliates incurred in connection with this Agreement and the transactions contemplated hereby (the "Financing Failure Expenses"), by wire transfer of immediately available funds promptly upon termination of this Agreement. The Company will supply to Parent any reasonable and customary documentation supporting the incurrence of such Financing Failure Expenses that is reasonably requested by Parent. The Company agrees that with respect to any termination of this Agreement in such circumstances, the payment of the Financing Failure Expenses will be the sole and exclusive remedy of the Company with respect thereto and shall constitute liquidated damages with respect to any claim for damages or other claim which the Company might otherwise be entitled to assert against Parent, Merger Sub, or any of their respective assets, or against any of their respective directors, officers, employees, or stockholders with respect to this Agreement and the transactions contemplated hereby.

        (d)   If this Agreement is terminated by either the Company pursuant to Section 7.01(c) on the one hand, or the Parent pursuant to Section 7.01(d)(iii) on the other hand, the non-terminating party shall pay the terminating party, the actual out-of-pocket Expenses (not to exceed $500,000 in the aggregate) of the terminating party and its Subsidiaries and Affiliates incurred in connection with this Agreement and the transactions contemplated hereby (the "Transaction Expenses"), by wire transfer of immediately available funds promptly upon termination of this Agreement. The terminating party will supply to the non-terminating party any reasonable and customary documentation supporting the incurrence of such Transaction Expenses that is reasonably requested by the non-terminating party. A party's right to receive the Transaction Expenses shall be in addition to any other claim for damages or other claim which such terminating party might otherwise be entitled to assert against the non-terminating party or any of its assets, or against any of its directors, officers, employees, or stockholders, with respect to this Agreement and the transactions contemplated hereby.

SECTION 7.03 AMENDMENT.

        The parties hereto may amend this Agreement in writing signed by each party hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by Law requires the further approval of the shareholders without obtaining such further approval; provided, that, any amendment of this Agreement on behalf of the Company shall be subject to the approval of the Company Board and that approval shall be given only if recommended by the Special Committee.

SECTION 7.04 WAIVER.

        At any time before the Effective Time, Parent or the Company, in the case of the Company by action taken by the Company Board upon the recommendation of the Special Committee, may:

            (i)  extend the time for the performance of any of the obligations or other acts of any other party to this Agreement; or

           (ii)  waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All such representations and warranties will be extinguished upon the Effective Time of the Merger and neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, or shareholders shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

SECTION 8.02 EXPENSES.

        Except as otherwise specifically contemplated by this Agreement, all Expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

SECTION 8.03 APPLICABLE LAW.

        THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES.

SECTION 8.04 JURISDICTION.

        Parent, Merger Sub, and the Company each hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement and all or any of the transactions contemplated hereby to the exclusive jurisdiction of either (a) the United States District Court for the Northern District of Illinois or (b) any court of the State of Illinois located in Cook County, Illinois, and waive any and all objections to such jurisdiction that they may have under the laws of the State of Illinois or the United States. Parent, Merger Sub, and the Company each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express courier or delivery service, to the Parent, Merger Sub, and the Company at their respective addresses referred to in Section 8.05 hereof.

SECTION 8.05 NOTICES.

        ALL NOTICES AND OTHER COMMUNICATIONS UNDER THIS AGREEMENT SHALL BE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN OR MADE AS FOLLOWS:

        (a)   if sent by registered or certified mail in the United States, return receipt requested, upon receipt;

        (b)   if sent by reputable overnight air courier, one Business Day after being sent;

        (c)   if sent by facsimile transmission, when transmitted and appropriate confirmation is received; or

        (d)   if otherwise actually personally delivered, when delivered.

        All notices and other communications under this Agreement shall be sent or delivered as follows:

    If to the Company, to:

    Minuteman International, Inc.
    111 South Rohlwing Road
    Addison, Illinois 60101
    Telephone: 630.627.6900
    Fax: 630.627.1173
    Attention: Gregory J. Rau

    with a copy to:

    Reynolds & Reynolds, Ltd.
    111 West Washington Street
    Suite 1631
    Chicago, Illinois 60602
    Telephone: 312.332.4312
    Fax: 312.419.0547
    Attention: Frank R. Reynolds, Esq.

    and also to:

    Jenner & Block LLP
    One IBM Plaza
    Chicago, Illinois 60611
    Telephone: 312.840.7296
    Fax: 312.840.7396
    Attention: John F. Cox, Esq.

    and also to:

    Winston & Strawn LLP
    35 West Wacker Drive
    Chicago, Illinois 60601
    Telephone: 312.558.5882
    Fax: 312.558.5700
    Attention: Wayne D. Boberg, Esq.

    If to Parent or Merger Sub, to:

    Hako-Werke International GmbH
    Hamburger Str. 209-239
    D-23843 Bad Oldesloe
    Germany
    Telephone: (+49) 4531/806-200
    Fax: (+49) 4531/806-739
    Attention: Prof. Dr. Eckart Kottkamp

    with a copy to:

    Bell, Boyd & Lloyd LLC
    70 West Madison St., Suite 3100
    Chicago, Illinois 60602
    Telephone: 312. 807.4265
    Fax: 312.827.8037
    Attention: Patrick J. Maloney, Esq.

        Each party may change its address by written notice in accordance with this Section 8.05.

SECTION 8.06 ENTIRE AGREEMENT.

        This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the parties hereto with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, oral or written, respecting such subject matter.

SECTION 8.07 ASSIGNMENT.

        Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign this Agreement to any wholly owned Subsidiary of Parent or Merger Sub. No such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement. Subject to the first sentence of this Section 8.07, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

SECTION 8.08 HEADINGS; REFERENCES.

        The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections of this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

SECTION 8.09 COUNTERPARTS; EFFECTIVENESS.

        This Agreement may be executed in one or more counterparts (including by means of executed signature pages transmitted by facsimile), each of which shall be deemed to be an original but all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 8.10 NO THIRD-PARTY BENEFICIARIES.

        This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as set forth in Sections 1.06(b), 1.07 and 5.13 (which are intended to and shall create third party beneficiary rights if the Merger is consummated), nothing in this Agreement, express or implied, is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 8.11 SEVERABILITY; ENFORCEMENT.

        Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

SECTION 8.12 SPECIAL ENFORCEMENT.

        The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any of the parties hereto is entitled at law or in equity.

SECTION 8.13 CERTAIN DEFINITIONS.

        As used in this Agreement, the following terms shall have the meanings set forth in this section:

        "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, or otherwise.

        "Business Day" means any day other than a day on which banks in Chicago, Illinois or Hamburg, Germany are required or authorized to be closed.

        "Expenses" means and includes all out-of-pocket costs and expenses (including, without limitation, all fees and expenses (including commitment fees) of counsel, accountants, banks, investment bankers, experts, and consultants to a party hereto and its Affiliates) actually incurred by a party or on its behalf, whenever incurred, in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and the transactions contemplated hereby.

        "Law" means all provisions of any federal, state, foreign, local, or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court.

        "Material Adverse Effect" means any change, effect or circumstance that (i) is materially adverse to the businesses, assets, operations, property, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, excluding changes, effects or circumstances between the date of this Agreement and the Effective Time resulting primarily from (w) general economic or business conditions, (x) conditions that affect the cleaning equipment industry generally (including, without limitation, those resulting from war or terrorist incident), (y) changes in financial or securities markets generally (including changes in the trading price of the Company Common Stock or in interest rates), and (z) the public announcement or pendency of the transactions contemplated by this Agreement or (ii) prevents or materially delays the performance by the Company of any of its obligations under this Agreement, including the funding of the Merger Loan, or the consummation of the Merger.

        "Subsidiary" means, with respect to any Person, any other Person of which the first mentioned Person, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power under ordinary circumstances of such entity.

[Signature Page Follows.]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HAKO-WERKE INTERNATIONAL GMBH
By	/s/ PROF. DR. ECKART KOTTKAMP Prof. Dr. Eckart Kottkamp Managing Director
MINUTEMAN INTERNATIONAL, INC.
By	/s/ GREGORY J. RAU Gregory J. Rau President and Chief Executive Officer
MMAN ACQUISITION CORP.
By	/s/ PROF. DR. ECKART KOTTKAMP Prof. Dr. Eckart Kottkamp President

APPENDIX B
OPINION OF HOULIHAN LOKEY

July 7, 2004

The Board of Directors and the Special Committee of
the Board of Directors of Minuteman International, Inc.
111 South Rohlwing Road
Addison, Illinois 60101

Dear Members of the Board of Directors and the Special Committee:

        We understand that Hako-Werke International GmbH ("Hako") beneficially owns 2,434,950 shares of the common stock of Minuteman International, Inc. ("Minuteman" or the "Company") or approximately 67.9% of the outstanding shares of the Company. We further understand that Hako has offered to purchase the Company's outstanding common shares that it does not currently own or control (other than any shares held in the treasury of the Company) for $13.75 per share in cash. Specifically, we understand that Hako proposes to effectuate its acquisition of such shares by completing a long form merger (the "Merger") between Minuteman and MMAN Acquisition Corp., an Illinois corporation and wholly owned subsidiary of Hako. The affirmative vote of the holders of at least two-thirds of the votes of the outstanding shares of the common stock of the Company is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. In the Merger, any Minuteman shareholders can elect to exercise their dissenters' rights in accordance with Illinois law. In the Merger, MMAN Acquisition Corp. would merge with and into the Company and, as a result, each outstanding share of the Company's common stock, no par value per share (the "Company Shares"), other than the Company Shares held in treasury, beneficially owned by Hako or as to which dissenters' rights have been perfected, would be converted into the right to receive $13.75 per share in cash (the "Consideration"). The Merger, together with all related contemplated transactions, are referred to collectively herein as the "Transaction."

        We understand from you that the Company's Board of Directors has formed a committee consisting of non-management directors (the "Special Committee") to consider matters relating to the Transaction. The Special Committee engaged us as its exclusive financial advisor on or about April 8, 2004.

        You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. Additionally, you have advised us that Hako has indicated that it has no intention of selling its shares in the Company or engaging in any alternative to the Transaction. We have not been authorized to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  met with the members of the Special Committee and its counsel to discuss the Transaction;

  2.
  met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects, and projected operations and performance of the Company;

  3.
  visited the Company's headquarters and one of its manufacturing facilities located in Addison, Illinois;

  4.
  reviewed the Company's SEC filings on Form 10-K for the five fiscal years ended December 31, 2003 and quarterly report on Form 10-Q for the quarter ended March 31, 2004, which the Company's management has identified as being the most current financial statements available;

  5.
  reviewed certain financial forecasts and projections prepared by the Company's management with respect to the Company, for the fiscal years ending December 31, 2004 through 2006;

  6.
  reviewed the current and historical market prices and trading volume for the Company's publicly traded securities;

  7.
  reviewed the Company's FAS 142 Valuation, dated October 1, 2003;

  8.
  reviewed a draft of the Agreement and Plan of Merger by and among Hako-Werke International GmbH, Minuteman International, Inc. and MMAN Acquisition Corp., dated July 1, 2004 (the "Agreement");

  9.
  reviewed certain other publicly available financial data for certain companies that we deemed comparable to the Company;

  10.
  participated in certain discussions and negotiations with the Special Committee and a Hako representative and its advisors regarding the Transaction; and

  11.
  conducted such other studies, analyses and inquiries as we have deemed appropriate and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

        We have relied upon and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

        In preparing our Opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts and projections information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

        We are acting as financial advisor to the Special Committee in connection with the Merger and will receive a fee from the Company for our services, no portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we may have long or short positions in the Company Shares for our own account and for the accounts of customers.

        It is understood that this letter is for the information of the Board of Directors of the Company and the Special Committee only and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any document filed by the Company with the Securities and Exchange Commission in connection with the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matters related thereto. In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the shareholders of the Company excluding Hako (the "Public Shareholders").

        Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate Consideration to be received by the Public Shareholders pursuant to the Merger is fair from a financial point of view to the Public Shareholders.

/s/  HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

APPENDIX C
SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT

805 ILCS 5/11.65

SEC. 11.65. RIGHT TO DISSENT

        (a)   A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

          (1)   consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

          (2)   consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

          (3)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)  alters or abolishes a preferential right of such shares;

             (ii)  alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

            (iii)  in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

          (4)   any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

        (b)   A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

        (c)   A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenter's rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

805 ILCS 5/11.70

SEC. 11.70. PROCEDURE TO DISSENT.

        (a)   If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

        (b)   If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

        (c)   Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

        (d)   A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

        (e)   If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

        (f)    If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition.

        Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

        (g)   The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

        (h)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

        (i)    The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

          (1)   Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

          (2)   Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

          If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited.

          Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

        (j)    as used in this Section:

          (1)   "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

          (2)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the ocrporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

APPENDIX D
ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2003 Commission file number 0-15582 Minuteman International, Inc. (Exact name of registrant as specified in its charter)
Illinois	36-2262931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
111 South Rohlwing Road, Addison, Illinois	60101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (630) 627-6900

Securities registered pursuant to Section 12(g) of the Act:
 Common stock, no par value

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

        The aggregate market value of the voting stock held by non-affiliates of the registrant, based on the closing price of the Common Stock on June 30, 2003, the last business day of the registrant's most recently completed second fiscal quarter, as reported by the NASDAQ Stock Market ("NASDAQ"), was approximately $7,362,670.

        The number of shares outstanding of the registrant's class of common stock as of March 5, 2004 was 3,580,173.

DOCUMENTS INCORPORATED BY REFERENCE

        Portions of the Proxy Statement for the 2004 Annual Shareholders Meeting to be filed with the Securities and Exchange Commission within 120 days after the close of the Registrant's fiscal year (the "2004 Proxy Statement") are incorporated by reference into Part III.

MINUTEMAN INTERNATIONAL, INC.

FORM 10-K

For the Fiscal Year Ended December 31, 2003

PART I
Item 1.	Business
Item 2.	Properties
Item 3.	Legal Proceedings
Item 4.	Submission of Matters to a Vote of Security Holders
PART II

Item 5.	Market for Registrant's Common Equity and Related Stockholder Matters
Item 6.	Selected Financial Data
Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk
Item 8.	Financial Statements and Supplementary Data
Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Item 9A.	Controls and Procedures
PART III

Item 10.	Directors and Executive Officers of the Registrant
Item 11.	Executive Compensation
Item 12.	Security Ownership of Certain Beneficial Owners and Management
Item 13.	Certain Relationships and Related Transactions
Item 14.	Principal Accounting Fees and Services
PART IV

Item 15.	Exhibits, Financial Statement Schedules, and Reports on Form 8-K
Exhibit Index
Signatures

PART I

Item 1. Business

General Development of Business

        Minuteman International, Inc.,(sometimes referred to herein as the "Company") an Illinois corporation incorporated in 1951 as American Cleaning Equipment Corporation, manufactures and distributes one of the most complete lines of commercial and industrial vacuums, floor and carpet care, chemical cleaning and coating products and complementary accessories in the United States and Canada. Its products are exported to more than sixty countries around the world.

Products

        The Company's product line consists of hard surface floor care equipment, carpet care and maintenance products, sweepers, scrubbers, commercial and industrial specialized vacuums, and complementary accessories. Included in the specialized vacuum area are the hazardous location/explosive environment vacuums and the clean/room nuclear vacuums.

        Minuteman PowerBoss, Inc. (PowerBoss) is a wholly-owned subsidiary of Minuteman International, Inc., that designs, manufactures and distributes ride-on and walk-behind sweepers and scrubbers for hard-surface floor and carpet care for use in industrial applications.

        Multi-Clean, the chemical division of Minuteman International, Inc. formulates, manufactures and distributes chemical cleaning and floor coating products including multi-surface cleaners and degreasers, finishes and waxes, carpet care products, concrete and wood coatings and finishes, plus a full array of specialized chemicals.

        Parker Sweeper Company manufactures a full line of litter vacuums as well as an extensive array of lawn and turf debris handling equipment.

Marketing and Distribution

        The Company markets and distributes its products throughout the world. The distribution process in the United States is primarily through the more than 450 active dealers and its two sales branches. The Company distributes its products in Canada through Minuteman Canada, Inc. and in Europe through Minuteman European, B.V., both of which are wholly-owned subsidiaries. The Company sells its products to Hako-Werke International GmbH subsidiaries in Japan, Australia and certain European countries. Hako-Werke International GmbH is a wholly-owned subsidiary of Hako Holding GmbH & Co., a German company. Export of other products is conducted through the headquarter office in Addison, Illinois. Sales to affiliated and unaffiliated customers in foreign countries aggregated to $17,141,000 $14,064,000, $15,918,000 in 2003, 2002 and 2001, respectively.

        The Company's equipment is sold under Minuteman International, Minuteman, Minuteman PowerBoss and Parker Sweeper trade names. The chemical cleaning and coating products are manufactured by Minuteman International, Inc. and sold under the Multi-Clean trade name. Substantially all of the Company's commercial equipment is manufactured at its Illinois production facilities in Addison and Hampshire. Substantially all of the Company's industrial equipment is manufactured at its Aberdeen, North Carolina production facilities. The remainder of the Company's industrial equipment is imported from Germany. All of the Company's chemical cleaning and coating products are produced at its Shoreview, Minnesota facility.

        The manufacture, production and demand for the Company's products and services are not considered to be seasonal in nature. No part of the Company business depends on any one single customer, the loss of which would adversely affect the Company. The Company does not believe any material portion of its business to be subject to renegotiation of profits or termination of contracts at the election of the government.

Raw Materials

        The Company purchases castings, electric motors, cord sets, switches, brushes, wheels, injection molded plastics, sheet steel, paint pigment, chemicals and other raw materials from a number of suppliers. The Company considers its raw materials and supplies to be readily available from alternate sources. It does not believe that the loss of any one supplier would adversely affect the Company's business.

Competition

        Minuteman International, Inc. competes with many regional, national and international manufacturers throughout the industry, which includes the industrial and plant maintenance, sanitation supply, critical filter, floor coating and chemical fields. The principal competitive factors within each of these markets are product quality, reliability, service and fair price. The Company believes it will continue to compete effectively in the marketplace and continue its sales growth in the future.

Patents and Trademarks

        Currently, the Company has 21 United States and 9 international patents. Although the Company generally seeks to obtain patents where appropriate, it does not consider the successful conduct of its business in general to be dependent on any of its patents or patent applications.

        Minuteman International, Inc. is the owner of the United States and Canadian registrations for the Multi-Clean and Parker Sweeper trade names. The Minuteman trademark is registered in the United States and Canada. The Parker trademark is registered in the United States and Canada.

Working Capital

        The Company had working capital of $35.6 million at December 31, 2003. Cash, cash equivalents and short-term investments represented 18.6% of the working capital at December 31, 2003. Excess cash is generally invested in bank certificates of deposit and Eurodollar certificate investments.

Backlog of Orders

        The Company's backlog of orders was approximately $2.4 million and $3.0 million at December 31, 2003 and 2002, respectively. The Company anticipates that substantially all of the 2003 backlog will be delivered during 2004. In the opinion of Management, fluctuations in the amount of the Company's backlog are not necessarily indicative of intermediate or long-term trends in its business.

Research and Development

        The Company expended approximately $1,453,000, $1,512,000, and $1,587,000 on research and development activities during 2003, 2002 and 2001, respectively.

Employees

        The Company has approximately 390 full time employees. The facilities in Addison, Illinois and Shoreview, Minnesota, have approximately 90 hourly paid employees who are covered by local collective bargaining agreements. These agreements expire in May, 2008 and October, 2008, respectively. The Company believes that current employee relations are excellent. The Company may hire additional employees during 2004 depending on the needs of the business.

Environmental Matters

        The Company's operations are subject to various federal, state and local laws and regulations regarding the environmental aspects of the manufacture and distribution of chemical components. The Company believes that it is currently in compliance in all material respects with the environmental laws and regulations affecting its operations. Capital expenditures for the purpose of environmental protection are not expected to be material in amount for 2004 or thereafter.

Forward-Looking Statements

        SAFE HARBOR STATEMENT. This Annual Report contains not only historical information, but also forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements that are not historical are forward-looking and reflect expectations about the Company's future performance. In addition, forward-looking statements may be made orally or in press releases, conferences, reports, on the Company's worldwide web site, or otherwise, in the future by the Company or on our behalf. The Company has tried to identify such statements by using words such as "expect", "foresee", "looking ahead", "anticipate", "estimate", "believe", "should", "intend", and similar expressions to identify forward-looking statements.

        Forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Actual future results may differ materially from those discussed in forward looking statements. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to the Company. The following are some of the factors that could cause the Company's financial condition to differ materially from what the Company has anticipated in forward-looking statements: the effectiveness of operating and technology initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; labor and other operating costs; political or economic instability in local markets; disruptions from outbreak of hostilities, war or terrorists' attacks; competition; customer preferences; effects of unanticipated materially adverse litigation or product claims; unexpected product failures or non acceptance of new products by the market; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

Item 2.    Properties

        The Company owns or leases the following properties in its operations:

Location	Size (sq. ft.)		Use	Owned or Leased
Aberdeen, NC	135,000	(Bldg.)	Office, manufacturing, warehouse, sales, service	Leased
Addison, IL	112,230 254,300	(Bldg.) (Land)	Office, manufacturing, warehouse, sales, service	Owned
Villa Park, IL	18,000	(Bldg.)	Warehouse, sales, service	Leased
Taylor, MI	8,000	(Bldg.)	Warehouse, sales, service	Leased
Hampshire, IL	100,000 871,200	(Bldg.) (Land)	Manufacturing, warehouse	Owned
Shoreview, MN	34,952 133,830	(Bldg.) (Land)	Office, manufacturing, warehouse, sales, service	Owned
Amsterdam, The Netherlands	16,469	(Bldg.)	Warehouse, sales, service	Leased
Mississauga, Ontario, Canada	18,486	(Bldg.)	Warehouse, sales, service	Leased

        Approximately 90% of the Company's Addison, Illinois facility, 95% of the Company's Hampshire, Illinois facility and 85% of the Company's Aberdeen, North Carolina and Shoreview, Minnesota facilities are devoted to manufacturing.

        The Villa Park, Illinois lease term expires December 31, 2008. The Taylor, Michigan lease term expires December 31, 2008. The Mississauga, Ontario lease term expires on November 30, 2007. The Aberdeen, North Carolina lease term expires May 23, 2005. The Amsterdam, Netherlands lease term expires November 14, 2007. The Company believes that failure to obtain the renewal of any lease would not have a material adverse effect on its business.

Item 3.    Legal Proceedings

        The Company is subject to various proceedings, lawsuits and other claims related to labor, product and other matters. Included among these lawsuits are product liability claims seeking compensation for property damage, lost profits or other relief, including, in some cases, punitive damages. The Company disputes these claims and intends to defend the lawsuits vigorously. A determination of the amount of reserves required, if any, for each of these contingencies is made after careful analysis by the Company. The reserves may change in the future due to new developments in each matter or changes in approach in resolving these claims. While the Company believes that these contingencies will not have a material adverse effect on the financial condition of the Company, there can be no assurance that they will be resolved in a manner that does not materially adversely affect the Company.

Item 4.    Submission of Matters to a Vote of Security Holders

        During the fourth quarter of the fiscal year ended December 31, 2003, the Company did not submit any matter to a vote of shareholders through the solicitation of proxies or otherwise.

PART II

Item 5.    Market for Registrant's Common Equity and Related Stockholder Matters

Markets for the Company's Securities and Related Matters

        As of March 5, 2004, there were approximately 400 registered holders of record of Minuteman International, Inc. common stock.

        Since 1988 the Board of Directors has declared regular quarterly dividends and the fourth quarter dividend in 2003 represents the sixty-second consecutive dividend paid to shareholders. Future dividend policy will be determined by the Board of Directors in light of prevailing financial needs, earnings of the Company, cash flow, working capital and other relevant factors.

        The common stock of Minuteman International, Inc. is quoted on the NASDAQ Stock Market and its trading symbol is "MMAN". The following tables set forth for 2003 and 2002 the range of bid prices for the Company's common stock as reported on the NASDAQ Stock Market for the period indicated:

	High	Low	Dividends Per Share
2003
1st Quarter	$8.94	$8.00	$	..09
2nd Quarter	9.85	7.83		.09
3rd Quarter	9.80	8.97		.09
4th Quarter	9.65	8.97		.09
2002
1st Quarter	$10.21	$8.31	$	..09
2nd Quarter	11.27	9.65		.09
3rd Quarter	10.14	9.28		.09
4th Quarter	9.49	8.83		.09

Item 6.    Selected Financial Data

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except share and per share data)
Income Statement Data
Net sales	$74,348	$71,951	$76,122	$84,310	$76,786
Cost of sales	52,034	50,888	53,146	58,309	53,494

Gross profit	22,314	21,063	22,976	26,001	23,292
Selling expenses	13,795	13,207	12,595	13,317	12,000
General and administrative expenses	5,165	4,423	4,294	4,426	3,989

Income from operations	3,354	3,433	6,087	8,258	7,303
Interest income (expense), net	(254)	(959)	(1,019)	(608)	(791)
Other, net	1	32	75	129	316

Income before income taxes	3,101	2,506	5,143	7,779	6,828
Income tax expense	1,088	725	1,638	2,880	2,486

Net income	$2,013	$1,781	$3,505	$4,899	$4,342

Per Share Data
Cash dividends	$.36	$.35	$.33	$.33	$.44
Net income per common share — basic and diluted	$.56	$.50	$.98	$1.37	$1.22
Weighted average number of common shares outstanding
—basic	3,582,809	3,576,521	3,570,365	3,568,385	3,568,385
—diluted	3,587,245	3,587,245	3,582,698	3,568,385	3,568,385
Balance Sheet Data
Working capital	$35,618	$35,470	$35,486	$33,372	$30,626
Total assets	55,584	55,200	57,228	55,658	53,958
Long-term debt, less current maturities	6,000	7,500	9,000	10,500	12,000
Shareholders' equity	40,993	40,116	39,630	37,284	33,599

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

General

        The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements. The preparation of these financial statements are based upon the selection and application of significant accounting policies (see note B of the Notes to Consolidated Financial Statements for additional information), which requires management to make significant estimates and judgments that affect the amounts reported in the Company's financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Accounting Policies and Critical Accounting Estimates

        The Company believes the following are the actual accounting policies that affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, when title and risk of ownership passes, the sales price is fixed or determinable, and collectibility is reasonably assured. Generally, these criteria are met at the time product is shipped. Provision is made at the time the related revenue is recognized for discounts and allowances, estimated cost of product warranties, bad debts and rebates.

Accounts Receivable

        The Company performs ongoing credit evaluations of its customer base and maintains allowances for doubtful accounts related to estimated losses resulting from the inability of its customers to make required payments. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory

        The Company is required to state its inventories at lower of cost or market. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Warranties

        The Company provides for the estimated cost of product warranties at the time revenue is recognized. The Company's warranty obligation is affected by product failure rates, material usage and costs incurred in correcting a product failure. Should actual product failure rates, material usage or costs differ from the Company's estimates, revisions to the estimated warranty liability may be required.

Income Taxes

        The Company currently has significant deferred tax assets, which are subject to periodic recoverability assessments. Realization of our deferred tax assets is principally dependent upon our achievement of projected future taxable income. Judgments regarding future profitability may change due to future market conditions and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances.

Intangible Assets

        Intangible assets represent 9.4% of total assets at December 31, 2003 and 2002. As a percentage of shareholders' equity intangible assets represent 12.7% and 13.0% at December 31, 2003 and 2002, respectively. These intangible assets were primarily recorded as the result of the November 1998 PowerBoss acquisition. The Company has concluded that these assets are not impaired at December 31, 2003 in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets".

        The determination of whether these assets are impaired involves significant judgments. Changes in strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded asset balances.

Inflation

        Although the Company cannot accurately determine the precise effect of inflation on operations, the Company does not believe inflation has had a material effect on sales or results of operations.

Issues and Uncertainties

        The Company is subject to various proceedings, lawsuits and other claims related to labor, product and other matters. Included among these lawsuits are product liability claims seeking compensation for property damage, lost profits or other relief, including, in some cases, punitive damages. The Company disputes these claims and intends to defend the lawsuits vigorously. A determination of the amount of reserves required, if any, for each of these contingencies is made after careful analysis by the Company.

The reserves may change in the future due to new developments in each matter or changes in approach in resolving these claims. While the Company believes that these contingencies will not have a material adverse effect on the financial condition of the Company, there can be no assurance that they will be resolved in a manner that does not materially adversely affect the Company.

RESULTS OF OPERATIONS FOR 2003, 2002 AND 2001

Net Sales and Earnings

        Net sales in 2003 increased to $74,348,000 from $71,951,000 in 2002. Domestic sales overall were down 1.0% due to a 2.8% decline in sales of domestic commercial equipment, partially offset by a 1.5% increase in domestic industrial equipment sales and a 9.1% increase in domestic chemical product sales. Total international sales for fiscal 2003 were $17,141,000, an increase of 21.9% over fiscal 2002. Excluding foreign currency exchange effects, total international sales increased 15.1%. International sales of commercial, industrial and chemical product lines for fiscal 2003 increased by 19.2%, 27.9% and 8.7%, respectively compared to fiscal 2002. Excluding foreign currency exchange effects, international commercial product sales increased 7.4%. Gross profit dollars increased 5.9% in 2003 from the comparable prior year period due to the increase in net sales and a favorable product mix related to commercial products. Net income for 2003 was $2,013,000 or $0.56 per common share, an increase of $232,000 or 13.0% from the prior year. The increase in net income was primarily due to a reduction in 2003 interest expense of $174,000 after-tax, related to the change in fair market value of the derivative financial instrument compared with 2002 where interest expense included a charge of $208,000 after-tax, related to the change in fair market value of the derivative financial instrument, a $382,000 after-tax year over year benefit.

        Net sales in 2002 decreased to $71,951,000 from $76,122,000 in 2001. All of the Company's divisions experienced a decline in orders, reflecting the continued effect of the economic slowdown. International sales, which were down 11.6% in 2002 continued to suffer from weakness in economic conditions. The Company's chemical sales were down 29.5%, declining across all product lines. Gross profit decreased 8.3% in 2002 from 2001, due to the effects of reduced volume and unfavorable product mix from commercial and industrial customers and competitive market conditions. In 2002 gross profit as a percent of net sales was 29.3%, down from 30.2% in 2001. Net income for 2002 was $1,781,000 or $0.50 per share, a decrease of 49.2% from the prior year.

Operating Expenses

        Selling expenses for fiscal 2003 were $13,795,000 an increase of 4.5% from fiscal 2002. Higher health insurance costs, bad debt expense, auto lease costs, expenses related to the Netherlands warehouse relocation, sales promotion expense and temporary service fees contributed to the increase in selling expenses during the period, partially offset by a reduction in advertising expense. General and administrative expenses in 2003 were $5,165,000 an increase of 16.8% from 2002. The increase is primarily due to higher cost related to payroll, health insurance, casualty insurance and professional fees.

        Selling expenses for fiscal 2002 were $13,207,000 an increase of 4.8% from fiscal 2001. Higher payroll and benefit costs, increased promotional costs and vehicle lease costs contributed to the increase in selling expenses year over year. General and administrative expenses in 2002 were $4,423,000 an increase of 3.0% from 2001. The increase is primarily due to higher payroll and benefits costs, increased professional fees and casualty insurance costs. The increases in 2002 were partially offset by a decrease in goodwill amortization as a result of the adoption of SFAS No. 142.

Other Income/Expense

        In 2003 interest income decreased $60,000 from 2002, primarily as a result of lower levels of investable cash throughout fiscal 2003.

        In 2002, interest income decreased $96,000 from 2001, as a result of declining interest rates.

        The Company incurred interest expense, related principally to debt obligations, of $265,000, $1,030,000 and $1,186,000 in 2003, 2002 and 2001, respectively. Included in the interest expense is a reduction of $283,000 in 2003 and expense of $347,000 in 2002 and $463,000 in 2001 related to the change in the fair market value of derivative financial instruments (see note B of the Notes to Consolidated Financial Statements for additional information).

        Other income, net in 2003 decreased $31,000 from 2002 primarily due to a decrease in gain on sale of fixed assets.

        Other income, net in 2002 decreased $43,000 from 2001 primarily due a decrease in gain on sale of fixed assets.

Income Taxes

        The effective tax rate was 35.1% in 2003, 28.9% in 2002 and 31.8% in 2001. The increase in the effective tax rate in 2003 compared with 2002 was primarily attributed to higher taxes on Minuteman Canada's higher 2003 earnings. The decrease in the 2002 rate, from the 2001 rate, was primarily due to increased benefits from research and development credits and Extraterritorial Income (ETI) benefit, offset in part by higher state income taxes.

Liquidity, Capital Resources and Financial Condition

        At December 31, 2003 cash and cash equivalents and short-term investments totaled $6.6 million, up from $6.2 million at December 31, 2002. The Company had working capital of $35.6 million at December 31, 2003 and $35.5 million at December 31, 2002. This represented a current ratio of 5.7 for 2003 and 6.3 for 2002 At December 31, 2003, total short-term and long-term debt was $7.5 million and represented 18.3% of stockholders' equity. At December 31, 2002, total short-term and long-term debt was $9.0 million and represented 22.4% of stockholders' equity. At December 31, 2003 and 2002, the Company had shareholders' equity of $41.0 million and $40.1 million, respectively, which when compared to total liabilities represented an equity to liability ratio of 2.8 and 2.7, respectively.

        During fiscal year 2003, 2002 and 2001, the Company generated $3.8 million, $3.3 million and $6.6 million, respectively, in cash flows from operating activities, which represents the Company's principal source of cash. Cash flows from operating activities resulted primarily from the Company's net income and changes in operating working capital.

        Cash used in investing activities was $1.6 million in 2003, a decrease of $2.1 million from the prior year. Capital expenditures were $0.7 million in 2003 a decrease of $0.2 million from the prior year. The decrease in cash used in investing activities was related to purchases of short-term investments in 2003 compared with maturities of short-term investments in 2002. Cash provided by investing activities was $0.4 million in 2002, an increase of $4.8 million from the prior year. Capital expenditures remained relatively constant in 2002 compared to 2001. The increase in cash provided by investing activities was related to maturities of short-term investments in 2002 compared with purchases of short-term investments in 2001.

        Cash used in financing activities was $2.8 million, $2.8 million and $2.7 million in 2003, 2002 and 2001, respectively. Financing activities consist of long-term debt payments and dividend payments.

        The Company has sufficient capital resources and is in a strong financial position to meet business and liquidity needs as they arise. The Company has an unsecured line of credit arrangement for a short-term debt facility with a financial institution, which expires May 31, 2004. Under the terms of this facility the Company may borrow up to $5 million on terms mutually agreeable to the Company and financial institution. There are no requirements for compensating balances or restrictions of any kind involved in this arrangement. At December 31, 2003 there were no borrowings outstanding. The Company foresees no unusual future events that will materially change the aforementioned summarization.

Purchase Commitments

        The Company has purchase commitments with some suppliers for materials and supplies as part of the normal course of business. There are a limited number of supply contracts that contain penalty provisions for either early termination or failure to purchase contracted quantities. The Company does not expect potential payments under these provisions to materially affect results of operations or financial condition. This conclusion is based upon reasonably likely outcomes assumed by reference to historical experience and current business plans.

        The Company had the following contractual cash obligations at December 31, 2003.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt	$7,500,000	$1,500,000	$6,000,000	$—	$—
Operating leases	2,659,000	871,000	1,597,000	191,000	—
Purchase obligations	984,000	984,000	—	—	—

Total contractual cash obligations	$11,143,000	$3,355,000	$7,597,000	$191,000	$—

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

        The Company's earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. Currently these earnings and foreign currency translation adjustments have not been material to the overall financial results of the Company.

        The Company has also entered into an interest rate swap agreement to obtain a fixed interest rate on variable rate debt to reduce certain exposures to interest rate fluctuations. In the event that a counterparty fails to meet the terms of the interest rate swap agreement, the Company's exposure is limited to the interest rate differential. The Company manages the credit risk of counterparties by dealing only with institutions that the Company considers financially sound. The Company considers the risk of nonperformance to be remote.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Minuteman International, Inc.

        We have audited the accompanying consolidated balance sheets of Minuteman International, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also include the financial statement schedule listed in the Index at Item 15(a) (2). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Minuteman International, Inc. and subsidiaries at December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note C to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill. As discussed in Note B to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative financial instruments.

/s/  ERNST & YOUNG LLP

Chicago, Illinois
February 12, 2004

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
ASSETS Current assets
Cash and cash equivalents	$836,000	$1,307,000
Short-term investments	5,800,000	4,900,000
Accounts receivable, less allowances of $1,339,000 in 2003 and $987,000 in 2002	18,136,000	15,165,000
Due from affiliates	19,000	291,000
Inventories	17,190,000	18,856,000
Prepaid expenses	403,000	467,000
Refundable income taxes	—	456,000
Deferred income taxes	778,000	672,000

Total current assets	43,162,000	42,114,000
Property, plant and equipment
Land	820,000	820,000
Building and improvements	6,408,000	6,316,000
Machinery and equipment	13,174,000	12,851,000
Office furniture and equipment	4,244,000	4,060,000
Transportation equipment	596,000	661,000
Construction in progress	137,000	8,000

	25,379,000	24,716,000
Accumulated depreciation	(18,158,000)	(16,831,000)

	7,221,000	7,885,000
Intangible assets—Net of amortization of $1,066,000 in 2003 and 2002	5,201,000	5,201,000

Total assets	$55,584,000	$55,200,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$1,500,000	$1,500,000
Accounts payable	2,552,000	2,037,000
Accrued expenses	3,384,000	3,107,000
Income taxes payable	108,000	—

Total current liabilities	7,544,000	6,644,000
Long-term debt, less current maturities	6,000,000	7,500,000
Derivative financial instrument	444,000	684,000
Deferred income taxes	603,000	256,000

Total liabilities	14,591,000	15,084,000
Commitments and contingencies (Note K)
SHAREHOLDERS' EQUITY
Common stock, no par value; 10,000,000 shares authorized; 3,580,173 and 3,574,279 shares issued and outstanding at December 31, 2003 and 2002, respectively	6,596,000	6,596,000
Retained earnings	34,594,000	33,868,000
Unearned restricted stock	(16,000)	(83,000)
Accumulated other comprehensive loss	(181,000)	(265,000)

Total shareholders' equity	40,993,000	40,116,000

Total liabilities and shareholders' equity	$55,584,000	$55,200,000

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2003	2002	2001
Net sales	$74,348,000	$71,951,000	$76,122,000
Cost of sales	52,034,000	50,888,000	53,146,000

Gross profit	22,314,000	21,063,000	22,976,000
Operating expenses:
Selling	13,795,000	13,207,000	12,595,000
General and administrative	5,165,000	4,423,000	4,294,000

Operating expenses	18,960,000	17,630,000	16,889,000

Income From Operations	3,354,000	3,433,000	6,087,000
Other income (expense)
Interest income	11,000	71,000	167,000
Interest expense	(265,000)	(1,030,000)	(1,186,000)
Other income, net	1,000	32,000	75,000

Other expense	(253,000)	(927,000)	(944,000)

Income Before Income Taxes	3,101,000	2,506,000	5,143,000
Provision (benefit) for income taxes
Current	847,000	905,000	1,619,000
Deferred	241,000	(180,000)	19,000

Provision for Income Taxes	1,088,000	725,000	1,638,000

Net Income	$2,013,000	$1,781,000	$3,505,000

Net income per common share—basic and diluted	$0.56	$0.50	$0.98

Weighted average number of common shares outstanding—basic	3,582,809	3,576,521	3,570,365
Weighted average number of common shares outstanding—diluted	3,587,245	3,587,245	3,582,698

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income	$2,013,000	$1,781,000	$3,505,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,406,000	1,480,000	1,609,000
Amortization	—	—	312,000
Compensation earned under restricted stock plan	67,000	67,000	50,000
Deferred income taxes	241,000	(180,000)	19,000
Derivative financial instrument	(240,000)	390,000	294,000
Other	(26,000)	(26,000)	101,000
Changes in operating assets and liabilities:
Accounts receivable and due from affiliates	(2,699,000)	2,197,000	(1,152,000)
Inventories	1,666,000	(492,000)	1,611,000
Prepaid expenses and refundable income taxes	520,000	(488,000)	(211,000)
Accounts payable, accrued expenses and income taxes payable	900,000	(1,417,000)	497,000

Net Cash Provided by Operating Activities	3,848,000	3,312,000	6,635,000
INVESTING ACTIVITIES
Purchases of property, plant and equipment, net	(742,000)	(885,000)	(880,000)
Purchases of short-term investments	(900,000)	—	(3,504,000)
Maturities of short-term investments	—	1,300,000	—

Net Cash Provided by (Used in) Investing Activities	(1,642,000)	415,000	(4,384,000)
FINANCING ACTIVITIES
Payment of long-term debt	(1,500,000)	(1,500,000)	(1,500,000)
Dividends paid	(1,287,000)	(1,285,000)	(1,249,000)

Net Cash Used in Financing Activities	(2,787,000)	(2,785,000)	(2,749,000)

Effect of Foreign Exchange Rate Changes	110,000	(51,000)	(61,000)

Increase (Decrease) in Cash and Cash Equivalents	(471,000)	891,000	(559,000)
Cash and Cash Equivalents at Beginning of Year	1,307,000	416,000	975,000

Cash and Cash Equivalents at End of Year	$836,000	$1,307,000	$416,000

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Unearned Compensation	Retained Earnings		Total
Balance at December 31, 2000	3,568,385	$6,396,000	$—	$31,116,000	$(228,000)	$37,284,000
Dividends ($.33 per share)	—	—	—	(1,249,000)	—	(1,249,000)
Grant of restricted stock	—	200,000	(200,000)	—	—	—
Amortization of unearned compensation	—	—	50,000	—	—	50,000
Comprehensive income:
Net income	—	—	—	3,505,000	—	3,505,000
Foreign currency translation adjustments	—	—	—	—	(61,000)	(61,000)

Cumulative effect of change in accounting for derivatives net of applicable income taxes of $85,000	—	—	—	—	127,000	127,000

Amortization to income of cumulative effect of change in accounting for derivatives net of applicable income tax benefit of $17,000	—	—	—	—	(26,000)	(26,000)

Total comprehensive income 2001						3,545,000

Balance at December 31, 2001	3,568,385	6,596,000	(150,000)	33,372,000	(188,000)	39,630,000
Dividends ($.35 per share)				(1,285,000)		(1,285,000)
Issuance of restricted stock	5,894	—	—	—	—	—
Amortization of unearned compensation	—	—	67,000	—	—	67,000
Comprehensive income:
Net income	—	—	—	1,781,000	—	1,781,000
Foreign currency translation adjustments	—	—	—	—	(51,000)	(51,000)
Amortization to income of cumulative effect of change in accounting for derivatives net of applicable income tax benefit of $17,000	—	—	—	—	(26,000)	(26,000)

Total comprehensive income 2002						1,704,000

Balance at December 31, 2002	3,574,279	6,596,000	(83,000)	33,868,000	(265,000)	40,116,000
Dividends ($.36 per share)	—	—	—	(1,287,000)	—	(1,287,000)
Issuance of restricted stock	5,894	—	—	—	—	—
Amortization of unearned compensation	—	—	67,000	—	—	67,000
Comprehensive income:
Net income	—	—	—	2,013,000	—	2,013,000
Foreign currency translation adjustments	—	—	—	—	110,000	110,000
Amortization to income of cumulative effect of change in accounting for derivatives net of applicable income tax benefit of $17,000	—	—	—	—	(26,000)	(26,000)

Total comprehensive income 2003						2,097,000

Balance at December 31, 2003	3,580,173	$6,596,000	$(16,000)	$34,594,000	$(181,000)	$40,993,000

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—BUSINESS INFORMATION

        Minuteman International, Inc. (the "Company") operates primarily in one business segment, which consists of the development, manufacture and marketing of commercial and industrial floor maintenance equipment and related products. The Company sells to a multitude of regional, national and international customers, primarily within the sanitary supply industry. No single customer accounted for more than ten percent of net sales in 2003, 2002 or 2001.

        The Company sells to affiliated (see note G of the Notes to Consolidated Financial Statements for additional information) and unaffiliated customers in foreign countries. For 2003, 2002, and 2001, these sales aggregated $17,141,000, $14,064,000 and $15,918,000, respectively, and were principally to customers in Canada, the Pacific Rim, the Middle East, Europe, and Latin America.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company (an Illinois corporation) and its wholly-owned subsidiaries, Multi-Clean, Minuteman PowerBoss, Inc., Minuteman Canada, Inc. and Minuteman European B.V. Significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, when title and risk of ownership passes, the sales price is fixed or determinable, and collectibility is reasonably assured. Generally, these criteria are met at the time product is shipped. Provision is made at the time the related revenue is recognized for discounts and allowances, estimated cost of product warranties, bad debts and rebates.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

        The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions and based on a history of write-offs and collections. The Company's policy is to generally not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms.

Inventories

        Inventories at December 31, 2003 and 2002 are stated at the lower of cost or market using the last-in, first-out (LIFO) method for 42% and 49% of inventories, respectively. The first-in, first-out

(FIFO) method is used for the remainder. Inventories at December 31, 2003 and 2002 consist of the following:

	2003	2002
Inventories at FIFO cost:
Finished goods	$7,116,000	$6,227,000
Work in process	7,219,000	9,306,000
Raw materials	4,935,000	5,442,000

	19,270,000	20,975,000
Less: LIFO reserve	(2,080,000)	(2,119,000)

Total Inventories	$17,190,000	$18,856,000

Property, Plant and Equipment

        Property, plant and equipment are stated on the basis of cost. Depreciation is computed by both the straight line and accelerated methods for financial reporting purposes and by the accelerated method for tax purposes. Estimated useful lives for buildings and improvements range from 15 to 40 years. All other property, plant and equipment lives range from 3 to 7 years.

Goodwill and Other Intangible Assets

        The Company has classified as goodwill the cost in excess of the fair value of net assets of businesses acquired. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142 effective January 1, 2002. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment annually at the reporting unit level using a two-step impairment test. If the first step indicates goodwill is impaired, the second step must be completed to determine the amount of the impairment. During 2002 the Company, utilizing an independent third party firm, completed its initial test of goodwill by comparing fair value to carrying value. Fair value was determined using a discounted cash flow and market methodology for the reporting unit. As of January 1, 2002, the Company concluded there was no impairment. The Company performed its annual test of impairment as of October 1, 2003 and found no impairment.

Income Taxes

        Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings Per Share

        Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. The computation of the diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

Foreign Currency Translation

        The functional currency of the Company's foreign subsidiaries is the local currency. Accordingly, the balance sheet accounts of the foreign subsidiaries have been translated into United States dollars using the current exchange rate at the balance sheet date and income statement amounts have been translated using the average exchange rate for the year. Foreign currency translation adjustments resulting from the change in exchange rates have been classified as a separate component of shareholders' equity.

Cash Equivalents

        The Company considers all bank certificates of deposit and Eurodollar certificate investments with a maturity of three months or less when purchased to be cash equivalents.

Short-Term Investments

        Short-term investments have been categorized as available for sale and are stated at cost, which approximates fair value. Investments, all of which are with domestic commercial banks, include certificates of deposit and Eurodollar and treasury certificates.

Research and Development Expenses

        Research and development expenses for 2003, 2002 and 2001, approximated $1,453,000, $1,512,000 and $1,587,000, respectively.

Shipping and Handling Costs

        The Company classifies shipping and handling costs it incurs as selling expenses in the accompanying consolidated statements of income. Shipping and handling costs in 2003, 2002 and 2001 were $929,000, $788,000 and $779,000, respectively. All shipping and handling amounts billed to customers are classified as net sales and the associated costs are recorded as cost of sales.

Advertising Costs

        Advertising costs are expensed as incurred and were $574,000, $640,000 and $797,000 in 2003, 2002 and 2001, respectively.

Derivative Financial Instruments

        As of January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was issued in June 1998 and its amendments, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133", and SFAS 138, "Accounting for Derivative Instruments and Certain Hedging Activities", issued in June 1999 and June 2000, respectively (collectively referred to as SFAS No. 133).

        As a result of adoption of SFAS No. 133, the Company recognizes all derivative financial instruments, such as interest rate swap contracts in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective and designated as hedges, are recorded in other comprehensive income net of tax. Changes in fair values of derivatives not qualifying as hedges are reported as interest expense. The fair market value of the interest rate swap at December 31, 2003 and 2002 is classified as a non-current liability on the consolidated balance sheets.

        The Company accounted for the accounting changes as a cumulative effect of a change in accounting principle. The adoption of SFAS No. 133, on January 1, 2001 resulted in an increase of $127,000, net of applicable income taxes of $85,000, to other comprehensive income.

        In 2001, the Company determined that the interest rate swap did not qualify for hedge accounting in accordance with the applicable provisions of SFAS No. 133, and therefore, the effect of adjusting the swap to market was $463,000 (net of tax benefit of $185,000), resulting in a $278,000 charge to net income.

        In 2002, the Company continued to record the change in the fair market value of its swap as interest expense. The effect of adjusting the swap to market was $347,000 (net of tax benefit of $139,000), resulting in a $208,000 charge to net income.

        In 2003, the Company continued to record the change in the fair market value of its swap as interest expense. The effect of adjusting the swap to market was a reduction of $283,000 (net of tax of $109,000), resulting in a $174,000 benefit to net income.

        Prior to January 1, 2001, the Company also used interest rate swap contracts for hedging purposes. For interest rate swaps, the net amounts paid or received and net amounts accrued through the end of the accounting period were included in interest expense. Unrealized gains or losses on interest swap contracts were not recognized in income. Gains or losses on any contracts terminated early were deferred and amortized to income over the remaining average life of the terminated contracts.

        In 1998, the Company entered into an interest rate swap agreement to obtain a fixed interest rate on variable rate debt and reduce certain exposures to interest rate fluctuations. At December 31, 2003 and 2002 the Company had interest rate swaps with notional amounts of $7,500,000 and $9,000,000, respectively. The swaps will terminate on the same basis as the long-term debt repayment schedule ending November, 2005 (see note D of the Notes to Consolidated Financial Statements for additional information). The swaps for 2003 and 2002 resulted in fixed rate payments at an effective interest rate of 6.2% and 6.1%, respectively. Variable rate payments are based on LIBOR interest rate plus an applicable margin (see note D of the Notes to Consolidated Financial Statements for additional information).

Customer Rebates

        The cost of customer rebate programs is classified as a reduction of net sales. Rebate expense for 2003, 2002 and 2001 was $1,263,000, $1,227,000 and $1,171,000, respectively.

Warranties

        The Company provides for the estimated cost of product warranties at the time revenue is recognized. The Company's warranty liability is affected by product failure rates, material usage and costs incurred in correcting a product failure. Should actual product failure rates, material usage or costs differ from the Company's estimates, revisions to the estimated warranty liability may be required.

        Changes in the Company's warranty liability during the period are as follows:

Description	Balance at Beginning of Period	Charged to Costs and Expenses (1)	Deductions (2)	Balance at End of Period
Year Ended December 31, 2003
Accrued warranties	$817,000	$383,000	$590,000	$610,000
Year Ended December 1, 2002
Accrued warranties	$711,000	$522,000	$416,000	$817,000
Year Ended December 31, 2001
Accrued warranties	$832,000	$501,000	$622,000	$711,000

(1)
Provision for warranty liability.

(2)
Warranty claims processed.

NOTE C—GOODWILL

        On January 1, 2002 the Company applied the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires that goodwill and certain intangible assets no longer be amortized, but instead tested for impairment at least annually.

        Net income and earnings per share adjusted to exclude amortization expense (net of taxes) is as follows:

	Year Ended December 31,
	2003	2002	2001
Reported net income	$2,013,000	$1,781,000	$3,505,000
Goodwill amortization	—	—	213,000

Adjusted net income	$2,013,000	$1,718,000	$3,718,000

Basic and diluted earnings per share:
Reported net income	$0.56	$0.50	$0.98
Goodwill amortization	—	—	0.06

Adjusted net income	$0.56	$0.50	$1.04

NOTE D—DEBT

Short Term Debt

        The Company has an unsecured line of credit arrangement for a short-term debt facility with a financial institution which expires May 31, 2004. Under the terms of this facility the Company may borrow up to $5 million on terms mutually agreeable to the Company and the financial institution. There are no requirements for compensating balances or restrictions of any kind involved in this arrangement. At December 31, 2003 and 2002 there were no borrowings outstanding.

Long Term Debt

        The Company has a term loan agreement with a financial institution. This unsecured credit facility provides for an interest rate at LIBOR plus an applicable margin based upon the ratio of debt outstanding to the Company's earnings before interest, taxes, depreciation and amortization and ranges from .70% to 1.15%. The margin rate on this debt at December 31, 2003 and 2002 was .80% (see note F of the Notes to Consolidated Financial Statements for additional information). The effective interest rate on this debt at December 31, 2003 was 6.2%. The Company agreed to maintain certain minimum financial ratios required by the loan agreement. At December 31, 2003 the Company was in compliance with the minimum financial ratios.

        Maturities of long-term debt are as follows:

2004	$1,500,000
2005	6,000,000
2006	—

7,500,000
Less: current maturities	(1,500,000)

Long-term debt, less current maturities	$6,000,000

        Interest paid for short-term and long-term debt obligations in 2003, 2002 and 2001 was $531,000, $615,000 and $708,000, respectively.

NOTE E—INCOME TAXES

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Company's deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	Deferred Tax Assets (Liabilities)
	2003	2002
Accounts receivable allowance	$413,000	$276,000
Inventory capitalization and reserves	45,000	76,000
Property, plant and equipment tax depreciation in excess of book	(334,000)	(291,000)
Goodwill	(423,000)	(239,000)
Derivative financial instrument	154,000	274,000
Vacation accrual	180,000	125,000
Product warranty accrual	125,000	181,000
Health insurance accrual	15,000	14,000

Deferred income tax assets	$175,000	$416,000

        The effective income tax rate differed from the Federal statutory rate as follows:

	Year Ended December 31,
	2003	2002	2001
Federal statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal tax benefit	5.3	6.8	4.0
Extraterritorial Income benefit	(4.2)	(3.2)	(2.5)
Research and development tax credits	(3.5)	(3.6)	(1.9)
Other, net	3.5	(5.1)	(1.8)

Effective income tax rates	35.1%	28.9%	31.8%

        The components of the provision (benefit) for income taxes are:

	Year Ended December 31,
	2003	2002	2001
Federal	$745,000	$478,000	$1,337,000
State	200,000	260,000	320,000
Foreign	143,000	(13,000)	(19,000)

Provision for income taxes	$1,088,000	$725,000	$1,638,000

        The Company paid income taxes, net of refunds received, of $231,000, $2,306,000 and $987,000 in 2003, 2002 and 2001, respectively.

NOTE F—FINANCIAL INSTRUMENTS

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Company places its cash equivalents with high credit quality financial institutions, which are federally insured up to prescribed limits. However, the amount of cash equivalents at any one institution may exceed the federally insured prescribed limits. Concentrations of credit risks with regard to accounts receivable are limited due to the large number of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when incurred, have been within the range of management expectations.

        In 1998, the Company entered into an interest rate swap agreement to obtain a fixed interest rate on variable rate debt and reduce certain exposures to interest rate fluctuations. At December 31, 2003 and 2002 the Company had interest rate swaps with notional amounts of $7,500,000 and $9,000,000, respectively. The swaps will terminate on the same basis as the long-term debt repayment schedule ending November, 2005 (see note D of the Notes to Consolidated Financial Statements for additional information). The swaps for 2003 and 2002 resulted in fixed rate payments at an effective interest rate of 6.2% and 6.1%, respectively. Variable rate payments are based on LIBOR interest rate plus an applicable margin (see note D of the Notes to Consolidated Financial Statements for additional information).

        Interest rate differentials paid or received under this agreement are recognized as an adjustment to interest expense. The Company does not hold or issue interest rate swap agreements for trading purposes.

        In the event that a counterparty fails to meet the terms of the interest rate swap agreement, the Company's exposure is limited to the interest rate differential. The Company manages the credit risk of counterparties by dealing only with institutions that the Company considers financially sound. The Company considers the risk of nonperformance to be remote. The net carrying amounts and fair values of the Company's financial instruments are approximately the same.

NOTE G—RELATED PARTY TRANSACTIONS

        Hako-Werke International GmbH & Co. (a German corporation) owns 68.1% of the outstanding common stock of the Company through a subsidiary.

        The Company sold approximately $226,000, $497,000 and $715,000 of merchandise to Hako-Werke and certain of its subsidiaries during 2003, 2002 and 2001, respectively. Amounts due from affiliates, which relate to these sales, are due within 90 days from the date of sale.

NOTE H—EMPLOYEE BENEFIT PLANS

        The Company maintains a participatory defined contribution plan for substantially all employees under Section 401(k) of the Internal Revenue Code. In addition to a discretionary contribution, the Company also matches employee contributions based upon a formula up to a specified maximum. Contributions to the plan and related expense were $268,000, $365,000 and $365,000 for the years ended 2003, 2002 and 2001 respectively.

NOTE I—RESTRICTED STOCK PLAN

        On April 18, 2000 the shareholders approved the Minuteman 2000 Restricted Stock Plan, ("Restricted Stock Plan"), which is designed to attract and retain the services of key management employees by providing such persons with a proprietary interest in the Company through the granting of Company common stock. The maximum number of Company common stock available for issuance is 150,000 shares. At December 31, 2003 and 2002 there were 131,140 shares available to be granted. As of December 31, 2003 and December 31, 2002, 18,860 shares have been granted.

        On May 1, 2003 the shareholders approved an amendment to the Restricted Stock Plan changing the vesting period for any future award to a period not to exceed two years. At the sole discretion of the Company, an award of restricted stock may be awarded to an eligible employee based upon certain conditions and restrictions including, but not limited to, past and continued service with the Company, achievement of specific business objectives, superior work performance, and other measurements of individual or Company performance. In the event that an employee is terminated (except due to retirement, death or total disability) prior to the end of the vesting period, the non-vested portion of the award will be forfeited. However, in the event of an employee's retirement, death or total disability, or a change in control of the Company, the award shall immediately become fully vested. Shares granted under the plan are recorded at fair market value on the date of grant with a corresponding charge to shareholders' equity. The unearned portion is amortized as compensation expense ($67,000 in 2003 and 2002) on a straight-line basis over the related vesting period. At December 31, 2003, 11,788 shares were issued as they were fully vested.

NOTE J—COMPREHENSIVE INCOME (LOSS)

        The components of accumulated other comprehensive income (loss) for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Year Ended December 31,
	2003	2002	2001
Foreign currency translation adjustments	$(230,000)	$(340,000)	$(289,000)
Cumulative effect of change in accounting for derivatives net of applicable taxes of $85,000	127,000	127,000	127,000
Amortization to income of cumulative effect of change in accounting for derivatives, net of income tax benefit of $17,000 in 2003, 2002 and 2001	(78,000)	(52,000)	(26,000)

Total accumulated other comprehensive loss	$(181,000)	$(265,000)	$(188,000)

NOTE K—COMMITMENTS AND CONTINGENCIES

Legal Matters

        The Company is subject to various proceedings, lawsuits and other claims related to labor, product and other matters. Included among these lawsuits are product liability claims seeking compensation for property damage, lost profits or other relief, including, in some cases, punitive damages. The Company disputes these claims and intends to defend the lawsuits vigorously. A determination of the amount of reserves required, if any, for each of these contingencies is made after careful analysis by the Company. The reserves may change in the future due to new developments in each matter or changes in approach in resolving these claims. While the Company believes that these contingencies will not have a material adverse effect on the financial condition of the Company, there can be no assurance that they will be resolved in a manner that does not materially adversely affect the Company.

Lease Commitments

        The Company and its subsidiaries lease certain manufacturing, warehousing, other facilities, equipment and autos. The leases generally provide for the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property. The leases on most of the properties contain renewal provisions. The following is a summary of future minimum payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2003:

2004	$871,000
2005	685,000
2006	498,000
2007	414,000
2008	191,000

Total	$2,659,000

        Rental expense for operating leases amounted to $987,000, $842,000 and $753,000, in 2003, 2002 and 2001, respectively.

Purchase Commitments

        As of December 31, 2003, the company had approximately $984,000 of purchase commitments with some suppliers for materials and supplies as part of the normal course of business. There are a limited number of supply contracts that contain penalty provisions for either early termination or failure to purchase contracted quantities. The company does not expect potential payments under these provisions to materially affect its results of operations or financial condition.

Performance Guarantees

        The Company is party to financing agreements between leasing companies and distributors. The agreements contain repurchase provisions, whereby the Company will, upon default of the customer, repurchase the equipment from the leasing companies. The terms of the guarantees are related to the standard equipment lease terms. The maximum potential amount of future payments the Company could be required to make under these guarantees at December 31, 2003 is $40,000.

        The Company issued a letter of credit during the normal course of business, as required by a customer contract. The letter of credit has an expiration date of May 1, 2004, but may be automatically extended for additional consecutive one-year terms. The maximum potential amount of future payments the Company could be required to make under this guarantee at December 31, 2003 is $50,000. As of January 30, 2004 the letter of credit has been cancelled.

NOTE L—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following is a summary of the quarterly results of operations for the years ended December 31, 2003 and 2002.

	Three Months Ended
2003
	March 31	June 30	September 30	December 31
Net sales	$18,634,000	$19,258,000	$18,228,000	$18,228,000
Gross profit	5,554,000	5,876,000	5,419,000	5,465,000
Net income	473,000	654,000	387,000	499,000
Net income per common share—basic & diluted	$.13	$.18	$.11	$.14
	Three Months Ended
2002
	March 31	June 30	September 30	December 31
Net sales	$19,261,000	$19,918,000	$17,356,000	$15,416,000
Gross profit	5,569,000	6,046,000	5,138,000	4,310,000
Net income	609,000	652,000	156,000	364,000
Net income per common share—basic & diluted	$.17	$.18	$.04	$.10

        Quarterly per share information does not equal annual per share information due to rounding.

Item 9.    Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

        None

Item 9A.    Controls and Procedures

        The company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e)under the Securities Exchange act of 1934, as amended (the "Exchange Act")) that are designed to ensure that information required to be disclosed by the company in the reports it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission's rules and forms and that such information is accumulated and communicated to the Company's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. The Company's management evaluated, with the participation of the Company's Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, the effectiveness of the design and operation of the Company's disclosure controls and procedures as of the end of the period covered in this Annual Report on Form 10-K. Based on that evaluation, the Company's Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer concluded that the Company's disclosure controls and procedures were effective as of the end of such period. There was no change in the Company's internal control over financial reporting that occurred during the Company's fiscal fourth quarter ended December 31, 2003 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART III

Item 10.    Directors and Executive Officers of the Registrant

        The information required to be set forth herein is contained under "Election of Directors" and "Section 16(a) Beneficial Ownership Reporting Compliance" in the 2004 Proxy Statement, with respect to directors and executive officers of the Company and is incorporated herein by reference in response to this item. In addition the information included under the heading "Corporate Governance" in the 2004 Proxy Statement regarding the company's Code of Business Conduct and Ethics and information identifying the financial expert who serves on the Audit Committee of the Company's Board of Directors is incorporated herein by reference.

Item 11.    Executive Compensation

        The information required to be set forth herein is under "Election of Directors-Executive Management Compensation" and "Performance Graph" in the 2004 Proxy Statement is incorporated herein by reference in response to this item.

Item 12.    Security Ownership of Certain Beneficial Owners and Management

        The information required to be set forth herein is contained under "Security Ownership of Certain Beneficial Owners and Management" in the 2004 Proxy Statement and is incorporated herein by reference in response to this item.

Item 13.    Certain Relationships and Related Transactions

        The information required to be set forth herein is contained under "Board of Director Interlocks, Insider Participation and Related Transactions" in the 2004 Proxy Statement and is incorporated herein by reference in response to this item.

Item 14.    Principal Accounting Fees and Services

        The information required to be set forth herein is contained under "Independent Auditor Fee Information" in the 2004 Proxy Statement and is incorporated herein by reference in response to this item.

PART IV

Item 15.    Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a)
(1) and (2) Financial Statements and Financial Statement Schedules

  The Report of Independent Auditors, the financial statements and the financial statement schedule listed in the accompanying index to financial statements are filed herewith.

(a)
(3) and (c) Exhibits

  The Exhibits required by Item 601 of Regulation S-K and filed herewith are listed in the Exhibit Index which follows the financial statement schedule.

(b)
Reports on Form 8-K:

  The Company filed one report on Form 8-K for the quarter ended December 31, 2003. Information regarding the items reported on is as follows: On November 4, 2003 the Company issued a press release announcing third quarter 2003 earnings and a quarterly dividend.

ITEM 15(a) (1) AND (2)

LIST OF FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

December 31, 2003

        The following consolidated financial statements of Minuteman International, Inc. and subsidiaries are included in Item 8 of Part II:

  Consolidated Balance Sheets -December 31, 2003 and 2002

  Consolidated Statements of Income - Years ended December 31, 2003, 2002 and 2001

  Consolidated Statements of Shareholders' Equity -Years Ended December 31, 2003, 2002 and 2001

  Consolidated Statements of Cash Flows -Years Ended December 31, 2003, 2002 and 2001

  Notes to Consolidated Financial Statements

        The following consolidated financial statement schedule of Minuteman International, Inc. and subsidiaries is included in Item 15(a) (2):

  Schedule II—Valuation and Qualifying Accounts

        All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions		Balance at End of Period
Year Ended December 31, 2003
Reserves and allowances deducted from asset accounts:
Allowance for uncollectible accounts	$987,000	$413,000	$61,000	(1)	$1,339,000
Reserve for obsolete inventory	1,011,000	153,000	101,000	(2)	1,063,000
Year Ended December 31, 2002
Reserves and allowances deducted from asset accounts:
Allowance for uncollectible accounts	720,000	370,000	103,000	(1)	987,000
Reserve for obsolete inventory	1,122,000	(111,000)	—	(2)	1,011,000
Year Ended December 31, 2001
Reserves and allowances deducted from asset accounts:
Allowance for uncollectible accounts	562,000	379,000	221,000	(1)	720,000
Reserve for obsolete inventory	1,120,000	43,000	41,000	(2)	1,122,000

(1)
Uncollectible accounts written off, net of recoveries.

(2)
Inventory disposals.

MINUTEMAN INTERNATIONAL, INC.

EXHIBIT INDEX

(Pursuant to Item 601 of Regulation S-K)

NO.	DESCRIPTION AND PAGE OR INCORPORATION REFERENCE

3.1(a)	Articles of Incorporation (incorporated herein by reference to Exhibit 3(a) of the Registrant's Form S-18 Registration Statement, Registration Number 33-11858).
3.1(b)	Amendment to the Articles of Incorporation (incorporated herein by reference to Registrant's Form 10-Q and Form 10-Q/A for the quarter ended June 30, 2000).
3.2	By-laws (incorporated herein by reference to Registrant's Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2000).
4	Specimen Certificate for Common Stock, no par value (incorporated herein by reference to Exhibit 4 of the Registrant's For S-18 Registration Statement, Registration Number 33-11858).
10.1
Agreement dated as of February 9, 1987, with respect to trademark between the Company and Hako-Werke International GmbH (incorporated herein by reference to Exhibit 10(c) of the Registrant's Form S-18 Registration Statement, Registration Number 33-11858).
10.2
Agreement dated March 1, 1994 with respect to worldwide distribution/marketing and trademarks between the Company and Hako-Werke International GmbH (incorporated herein by reference to Exhibit 10(f) at Page 18 of Form 10-K Annual Report for fiscal year ended December 31, 1994).
10.3*
Specimen form of Employment Agreement between the Company and its executive officers (with the exception of the president) (incorporated herein by reference to Exhibit 10(c) at Page 18 of Form 10K Annual Report for fiscal year ended December 31, 1991).
10.4*	Employment Agreement dated as of July 13, 2001, between the Company and Gregory J. Rau (incorporated herein by reference to Exhibit 99.1 on Form 10-Q for the quarter ended June 30, 2001).
10.5*
First amendment to employment agreement between Minuteman International, Inc. and Gregory J. Rau, dated as of July 31, 2003, effective January 1, 2003 (incorporated herein by reference to Exhibit 10.2 on Form 10-Q for the quarter ended June 30, 2003).
10.6*	Minuteman International, Inc. 2000 Restricted Stock Plan (incorporated herein by reference to Exhibit 4.1 on Form S-8, No. 333-36324 filed on May 4, 2000).
10.7*	Amendment No. 1 to the Minuteman International, Inc. 2000 Restricted Stock Plan (incorporated herein by reference to Exhibit 10.1 on Form 10-Q for the quarter ended June 30, 2003).
14	Code of Ethics
21	Subsidiaries of the Registrant
23	Consent of Ernst & Young LLP
31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.3	Certification of the Chief Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of the Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of the Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.3	Certification of the Chief Accounting Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*
Indicates a management contract or compensatory plan or arrangement required to be filed pursuant to Item 15(a)(3) of Form 10-K.

        Minuteman International, Inc. will furnish any of the aforementioned exhibits indicated above to requesting security holders upon written request.

Signatures

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 12, 2004.

Minuteman International, Inc.
By:	/s/ GREGORY J. RAU Gregory J. Rau, President and Chief Executive Officer
By:	/s/ THOMAS J. NOLAN Thomas J. Nolan, Vice President, Chief Financial Officer, Secretary and Treasurer
By:	/s/ JAMES A. BERG James A. Berg, Chief Accounting Officer

        Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on March 12, 2004.

Signature	Title

/s/ GREGORY J. RAU Gregory J. Rau	President, Chief Executive Officer and Director
/s/ THOMAS J. NOLAN Thomas J. Nolan	Vice President, Chief Financial Officer, Secretary, Treasurer and Director
/s/ ECKART KOTTKAMP Eckart Kottkamp	Director
/s/ ROGER B. PARSONS Roger B. Parsons	Director
/s/ FRANK R. REYNOLDS Frank R. Reynolds	Director
/s/ JAMES C. SCHRADER, JR. James C. Schrader Jr.	Director
/s/ RICHARD J. WOOD Richard J. Wood	Director

APPENDIX E
QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 10-Q

QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2004

Commission File Number 0-15582

MINUTEMAN INTERNATIONAL, INC.
(Exact name of registrant, as specified in its charter)

Illinois	36-2262931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
111 South Rohlwing Road, Addison, Illinois	60101
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(630) 627-6900

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares of common stock, no par value, of the registrant outstanding as of July 30, 2004 was 3,586,068.

MINUTEMAN INTERNATIONAL, INC.
AND SUBSIDIARIES
FORM 10-Q
For the Quarter Ended June 30, 2004

Part I
Financial Information

Item 1.	Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets at June 30, 2004 (Unaudited) and December 31, 2003
Condensed Consolidated Statements of Income for the Three and Six Months Ended June 30, 2004 and 2003 (Unaudited)
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2004 and 2003 (Unaudited)
Notes to Condensed Consolidated Financial Statements (Unaudited)
Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations
Item 3.	Quantitative and Qualitative Disclosures About Market Risk
Item 4.	Controls and Procedures
Part II Other Information
Item 1.	Legal Proceedings
Item 6.	Exhibits and Reports on Form 8-K
Signatures

PART I. FINANCIAL INFORMATION
ITEM 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited June 30, 2004	Audited December 31,2003
ASSETS
Current assets:
Cash & cash equivalents	$998,000	$836,000
Short-term investments	1,700,000	5,800,000
Accounts receivable, less allowances of $1,588,000 in 2004 and $1,339,000 in 2003	23,018,000	18,136,000
Due from affiliates	28,000	19,000
Inventories	18,464,000	17,190,000
Prepaid expenses	589,000	403,000
Deferred income taxes	897,000	778,000

Total current assets	45,694,000	43,162,000
Property, plant and equipment, at cost	25,724,000	25,379,000
Accumulated depreciation	(18,848,000)	(18,158,000)

Net property, plant and equipment	6,876,000	7,221,000
Intangible assets, net of amortization of $1,066,000 in 2004 and 2003	5,201,000	5,201,000
Other assets	490,000	—

Total assets	$58,261,000	$55,584,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$1,500,000	$1,500,000
Accounts payable	4,049,000	2,552,000
Accrued expenses	3,712,000	3,384,000
Income taxes payable	922,000	108,000

Total current liabilities	10,183,000	7,544,000
Long-term debt, less current maturities	5,250,000	6,000,000
Derivative financial instrument	265,000	444,000
Deferred income taxes	723,000	603,000

Total liabilities	16,421,000	14,591,000

Commitments and contingencies (Note 8)
Shareholders' equity:
Common stock, no par value; 10,000,000 shares authorized; 3,586,068 and 3,580,173 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	6,584,000	6,596,000
Retained earnings	35,472,000	34,594,000
Unearned restricted stock	—	(16,000)
Accumulated other comprehensive loss	(216,000)	(181,000)

Total shareholders' equity	41,840,000	40,993,000

Total liabilities and shareholders' equity	$58,261,000	$55,584,000

See accompanying notes to condensed consolidated financial statements.

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net sales	$21,067,000	$19,258,000	$40,877,000	$37,892,000
Cost of sales	14,182,000	13,382,000	28,089,000	26,462,000

Gross profit	6,885,000	5,876,000	12,788,000	11,430,000
Operating expenses:
Selling	3,827,000	3,527,000	7,523,000	6,979,000
General and administrative	1,395,000	1,216,000	2,714,000	2,347,000

Total operating expenses	5,222,000	4,743,000	10,237,000	9,326,000

Income from operations	1,663,000	1,133,000	2,551,000	2,104,000
Other income (expense):
Interest income	—	2,000	2,000	9,000
Interest expense	126,000	(24,000)	(31,000)	(223,000)
Other, net	36,000	(9,000)	11,000	(10,000)

Total other income (expense)	162,000	(31,000)	(18,000)	(224,000)

Income before income taxes	1,825,000	1,102,000	2,533,000	1,880,000
Provision for income taxes	751,000	448,000	1,010,000	753,000

Net income	$1,074,000	$654,000	$1,523,000	$1,127,000

Weighted average number of common shares outstanding
• Basic	3,586,068	3,582,009	3,586,068	3,581,227

• Diluted	3,586,068	3,587,245	3,586,068	3,587,245

Net income per common share—basic and diluted	$0.30	$0.18	$0.42	$0.31

Dividends per share of common stock	$0.09	$0.09	$0.18	$0.18

See accompanying notes to condensed consolidated financial statements.

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2004	June 30, 2003
OPERATING ACTIVITIES
Net income	$1,523,000	$1,127,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	690,000	751,000
Compensation earned under restricted stock plan	16,000	36,000
Deferred income taxes	1,000	46,000
Derivative financial instrument	(179,000)	(42,000)
Other	(25,000)	(13,000)
Changes in operating assets and liabilities:
Accounts receivable and due from affiliates	(4,891,000)	(5,046,000)
Inventories	(1,274,000)	(1,127,000)
Prepaid expenses and refundable income taxes	(186,000)	432,000
Accounts payable, accrued expenses and income taxes payable	2,639,000	1,307,000

Net cash used in operating activities	(1,686,000)	(2,529,000)
INVESTING ACTIVITIES
Purchases of property, plant and equipment, net	(345,000)	(282,000)
Maturities of short-term investments	4,100,000	3,600,000

Net cash provided by investing activities	3,755,000	3,318,000
FINANCING ACTIVITIES
Dividends paid	(645,000)	(644,000)
Payment of current maturity of long-term debt	(750,000)	(750,000)
Other assets	(490,000)	—

Net cash used in financing activities	(1,885,000)	(1,394,000)
Effect of foreign exchange rate changes	(22,000)	123,000

Increase (decrease) in cash and cash equivalents	162,000	(482,000)
Cash and cash equivalents at beginning of period	836,000	1,307,000

Cash and cash equivalents at end of period	$998,000	$825,000

See accompanying notes to condensed consolidated financial statements.

MINUTEMAN INTERNATIONAL, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1—Basis of Presentation

        The Condensed Consolidated Balance Sheet as of June 30, 2004 and the Condensed Consolidated Statements of Income and Cash Flows for the three and six months ended June 30, 2004 in the opinion of the Company, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, the results of operations and cash flows, as of and for the periods then ended. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted, pursuant to Securities and Exchange Commission rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed Financial Statements be read in conjunction with the financial statements and the notes thereto, included in the Company's Annual Report on Form 10-K for the year-ended December 31, 2003. The results of operations for fiscal 2004 interim periods are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2004.

Note 2—Inventories

        It is the Company's policy to take an annual physical inventory, in conjunction with the preparation of the annual financial statements. At times, other than year-end, it is necessary to estimate the breakdown of raw materials, work-in-process, and finished goods inventories. The estimate for the period ended June 30, 2004, and the components of the December 31, 2003 inventories, based on the physical count, both primarily on a LIFO basis, were as follows:

	June 30, 2004	December 31, 2003
Finished goods	$7,880,000	$7,116,000
Work in process	7,662,000	7,219,000
Raw materials	5,017,000	4,935,000

	20,559,000	19,270,000
Less LIFO reserve	(2,095,000)	(2,080,000)

Total at LIFO cost	$18,464,000	$17,190,000

Note 3—Earnings Per Share

        Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. The computation of the diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

Note 4—Line of Credit

        The Company has an unsecured credit facility with LaSalle Bank National Association. Under the terms of this facility the Company may borrow up to $5 million under a revolving loan facility and has borrowed $14,000,000 under a term loan facility. At June 30, 2004 there were no borrowings outstanding under the revolving line of credit and $6,750,000 in principal outstanding under the term loan facility. There are no requirements for compensating balances involved in this arrangement. The revolving facility expires May 31, 2005. The term loan is repayable in semi-annual installments of $750,000, with the final remaining balance being due on June 30, 2011.

        On July 8, 2004, the Company and the lender entered into an amendment to the credit facility pursuant to which, among other things, the lender committed, subject to the satisfaction of certain conditions, including the closing of the merger of a wholly owned subsidiary of Hako-Werke International GmbH ("Hako-Werke International"), a limited liability entity organized under the laws of Germany with and into the Company becoming effective, (i) to make a supplemental term loan to the Company in the amount of the difference between $17,500,000 and the then outstanding principal balance of the term loan to fund the Company's portion of the merger consideration as described above and (ii) to modify the financial covenants under the facility to, in part, take account of the merger. The maturity date and installment amounts for the term loan (as increased by the supplemental term loan) pursuant to the amendment remain unchanged, although the amortization schedule will be slightly modified. If the merger does not become effective, the foregoing provisions would not become effective.

Note 5—Derivative Financial Instruments

        The Company recognizes all derivative financial instruments, such as interest rate swap contracts in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective and designated as hedges, are recorded in other comprehensive income net of tax. Changes in fair values of derivatives not qualifying as hedges are reported as interest expense. The fair market value of the interest rate swap at June 30, 2004 and December 31, 2003 is classified as a non-current liability on the condensed consolidated balance sheets.

        In the second quarter of 2004, the Company recorded the change in the fair market value of its interest rate swap as interest expense. The effect of adjusting the interest rate swap to market in the second quarter of 2004 was a reduction to expense of $240,000, resulting in a $142,000 (net of $98,000 in tax) benefit to net income.

Note 6—Comprehensive Income

        The components of comprehensive income are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net income	$1,074,000	$654,000	$1,523,000	$1,127,000
Foreign currency translation adjustments	(24,000)	71,000	(22,000)	123,000
Amortization to income of cumulative effect of change in accounting for derivatives net of income tax benefit of $4,000	(7,000)	(7,000)	(13,000)	(13,000)

Comprehensive income	$1,043,000	$718,000	$1,488,000	$1,237,000

Note 7—Restricted Stock Plan

        On April 18, 2000 the shareholders approved the Minuteman 2000 Restricted Stock Plan, ("Restricted Stock Plan"), which is designed to attract and retain the services of key management employees by providing such persons with a proprietary interest in the Company through the granting of Company common stock. The maximum number of shares of Company common stock available for issuance is 150,000 shares. At June 30, 2004 and 2003 there were 131,140 shares available to be granted. As of June 30, 2004, awards with respect to 17,683 shares have been granted.

        On May 1, 2003 the shareholders approved an amendment to the Restricted Stock Plan changing the vesting period for any future award to a period not to exceed two years. At the sole discretion of the Company, an award of restricted stock may be awarded to an eligible employee based upon certain conditions and restrictions including, but not limited to, past and continued service with the Company, achievement of specific business objectives, superior work performance, and other measurements of individual or Company performance. In the event that an employee is terminated (except due to retirement, death or total disability) prior to the end of the vesting period, the non-vested portion of the award will be forfeited. However, in the event of an employee's retirement, death or total disability, or a change in control of the Company, the award shall immediately become fully vested. Shares granted under the plan are recorded at fair market value on the date of grant with a corresponding charge to shareholders' equity representing the unearned portion of the award. The unearned portion is amortized as compensation expense ($16,000 and $36,000 in the first six months of 2004 and 2003, respectively) on a straight-line basis over the related vesting period. At June 30, 2004, 17,683 shares were issued as they were fully vested.

Note 8—Commitments and Contingencies

Legal Matters

        The Company is subject to various proceedings, lawsuits and other claims related to labor, products and other matters. Included among these lawsuits are product liability claims seeking compensation for property damage, lost profits or other alleged damages, including in some cases, punitive damages. The Company intends to vigorously defend the claims asserted against it in the pending litigation.

        A determination of the amount of reserves required, if any, for each of these contingencies is made after careful analysis by the Company. The reserves may change in the future due to new developments in each matter or changes in approach in resolving these claims. While the Company believes that these contingencies will not have a material adverse effect on the financial condition of the Company, there can be no assurances that the matters will be resolved in a manner that will not adversely affect the Company.

Note 9—Guarantees

Performance Guarantees

        The Company is party to financing agreements between leasing companies and distributors. The agreements contain repurchase provisions, whereby the Company will, upon default of the customer, repurchase the equipment from the leasing companies. The terms of the guarantees are related to the standard equipment lease terms. The maximum potential amount of future payments the Company could be required to make under these guarantees at June 30, 2004 is $55,000.

Warranties

        The Company provides for the estimated cost of product warranties at the time revenue is recognized. The Company's warranty liability is affected by product failure rates, material usage and costs incurred in correcting a product failure. Should actual product failure rates, material usage or costs differ from the Company's estimates, revisions to the estimated warranty liability may be required.

        Changes in the Company's warranty liability during the period were as follows:

Description	Balance at Beginning of Period	Charged to Costs and Expenses(1)	Deductions (2)	Balance at End of Period
For the six months ended June 30, 2004
Accrued warranties	$610,000	$432,000	$383,000	$659,000

(1)
Provision for warranty liability.

(2)
Warranty claims processed.

Note 10—Subsequent Events

        On July 8, 2004, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of July 8, 2004 (the "Merger Agreement"), with Hako-Werke International that beneficially owns approximately 68% of the Company's common stock. The Merger Agreement provides for the merger of a wholly owned subsidiary of Hako-Werke International with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Hako-Werke International. If the merger becomes effective, Company shareholders who do not exercise dissenters' rights under applicable law would receive $13.75 in cash (without interest), subject to any applicable withholding taxes, in exchange for each cancelled share of Company common stock. Consummation of the merger is subject to certain conditions, including the approval of the Company's shareholders. A $490,000 deferred asset for costs related to the merger with Hako-Werke International was recorded in the second quarter of 2004 and is reflected as other assets on the accompanying condensed consolidated balance sheet. The deferred asset will be reclassed as a reduction to equity when the merger transaction is completed.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

General

        The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements. The preparation of these financial statements is based upon the selection and application of significant accounting policies, which requires management to make significant estimates and judgments that affect the amounts reported in these financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Accounting Policies and Critical Accounting Estimates

        The Company believes the following are the actual accounting policies that affect its more significant judgments and estimates used in the preparation of consolidated financial statements.

Revenue Recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, when title and risk of ownership passes, the sales price is fixed or determinable, and collectibility is reasonably assured. Generally, these criteria are met at the time product is shipped. Provision is made at the time the related revenue is recognized for discounts and allowances, estimated cost of product warranties, bad debts and rebates.

Accounts Receivable and Allowance for Doubtful Accounts

        The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions and based on a history of write-offs and collections. The Company's policy is to generally not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms.

Inventory

        The Company is required to state its inventories at lower of cost or market. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Warranties

        The Company provides for the estimated cost of product warranties at the time revenue is recognized. The Company's warranty obligation is affected by product failure rates, material usage and costs incurred in correcting a product failure. Should actual product failure rates, material usage or costs differ from the Company's estimates, revisions to the estimated warranty liability may be required.

Income Taxes

        The Company currently has significant deferred tax assets, which are subject to periodic recoverability assessments. Realization of our deferred tax assets is principally dependent upon our achievement of projected future taxable income. Judgments regarding future profitability may change due to future market conditions and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances.

Intangible Assets

        Intangible assets were primarily recorded as the result of the November 1998 PowerBoss acquisition. The Company has concluded that these assets are not impaired at December 31, 2003 in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets".

        The determination of whether these assets are impaired involves significant judgments. Changes in strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded asset balances.

Inflation

        Although the Company cannot accurately determine the precise effect of inflation on operations, the Company does not believe inflation has had a material effect on sales or results of operations.

Forward-Looking Statements

        This report contains not only historical information, but also forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements that are not historical are forward-looking and reflect expectations about the Company's future performance. In addition, forward-looking statements may be made orally or in press releases, conferences, reports, on the Company's web site, or otherwise, in the future by the Company or on our behalf. The Company has tried to identify such statements by using words such as "expect", "foresee", "looking ahead", "anticipate", "estimate", "believe", "should", "intend", and similar expressions to identify forward-looking statements.

        Forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Actual future results may differ materially from those discussed in forward-looking statements. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to the Company. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that the actual results will not differ materially from those contained in such forward-looking statements. The following are some of the factors that could cause the Company's financial condition to differ materially from what the Company has anticipated in forward-looking statements: the effectiveness of operating and technology initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; labor and other operating costs; political or economic instability in local markets; disruptions from outbreak of hostilities, war or terrorists' attacks; competition; customer preferences; effects of unanticipated materially adverse litigation or product claims; unexpected

Results of Operations

Net Sales and Earnings

        Net sales were $21,067,000 in the second quarter of 2004, compared to $19,258,000 in the second quarter of 2003 a increase of $1,809,000 or 9.4%. Domestic sales increased 3.9% from the prior year quarter, including an increase of 13.6% from industrial product sales and slight increases from commercial and chemical product sales. International sales for the second quarter of 2004 increased 29.6% over the second quarter of 2003. International sales of commercial and industrial product lines for the first quarter of 2004 increased 42.4% and 24.7%, respectively compared to the first quarter of 2003. Excluding foreign currency exchange effects, total international sales increased 27.5%.

        Gross profit as a percent to sales increased 2.2% in the second quarter of 2004 from the comparable prior year period due to a favorable product mix from industrial customers, a one time price adjustment from one of the Company's suppliers and a 2% decrease in overhead costs.

        Net income for the second quarter of 2004 was $1,074,000 or $0.30 per common share, an increase of 64.2% from the prior year's second quarter. The increase in net income was primarily due to increased revenues, an after-tax reduction in interest expense of $142,000 related to the change in fair market value of the derivative financial instrument compared with the second quarter of 2003 where interest expense included an after-tax reduction of $68,000 related to the change in fair market value of the derivative financial instrument.

        Net sales for the first six months of fiscal year 2004 were $40,877,000 an increase of 7.9% over the first six months of fiscal year 2003. Domestic sales increased 4%, including an increase of 8.6% from the commercial product line. Domestic industrial sales were lower by 6.6% and domestic chemical sales declined by 4.9% from the comparable prior year period. International sales for the first six months of fiscal year 2004 increased by 22.4% compared to the first six months of fiscal year 2003. International sales of commercial and industrial product lines for the first six months of 2004 increased 28.6% and 22.7%, respectively compared to the first six months of 2003. Excluding foreign currency exchange effects, total international sales increased 17.6%.

        Gross profit as a percent of sales increased 1.1% for the first six months of 2004 from the comparable prior year period due to a favorable product mix from industrial customers and a one time price adjustment from one of the Company's suppliers.

        Net income for the first six months of 2004 was $1,523,000 or $0.42 per common share, an increase of 35.1% from the comparable prior year period. The increase in net income was primarily due to increased revenues, an after-tax reduction in interest expense of $121,000 related to the change in fair market value of the derivative financial instrument compared with the first six months of 2003 which included an after-tax reduction of $38,000 related to the change in fair market value of the derivative financial instrument in interest expense.

Operating Expenses

        Selling expenses in the second quarter of 2004 were $3,827,000 an increase of 8.5% from the second quarter of 2003. Higher payroll costs, travel expense and sales promotion expense contributed to the increase in selling expenses quarter over quarter.

        General and administrative expenses in the second quarter of 2004 were $1,395,000 an increase of 14.7% compared to the second quarter of 2003. The increase was primarily related to higher costs for payroll, travel, temporary service fees and casualty insurance.

        Selling expenses for the first six months of 2004 were $7,523,000 an increase of 7.8% from the comparable period in 2003. Higher payroll, health insurance costs, travel expense, freight costs and sales promotion expense contributed to the increase in selling expenses during the period.

        General and administrative expenses in the first six months of 2004 were $2,714,000 an increase of 15.6% from the comparable period in 2003. The increase is primarily due to higher payroll, travel, temporary service fees, legal and professional fees and casualty insurance

Other Income/Expense

        Other income in the second quarter of 2004 increased $193,000 from the prior year quarter primarily due to a decrease in interest expense.

        Other expense in the first six months of 2004 decreased $206,000 from the prior year period primarily due to a decrease in interest expense.

        The Company incurred interest expense, related principally to debt obligations, of $115,000 and $140,000 for the quarter ended June 30, 2004 and 2003 respectively. Included in the interest expense for the second quarter of 2004 is income of $230,000 related to the change in fair market value of the derivative financial instrument and income of $11,000 related to amortization of cumulative effect of change in accounting for the derivative, resulting in net interest income of $126,000. In the second quarter of 2003 interest expense included income of $105,000 related to the change in fair market value of the derivative financial instrument and income of $11,000 related to amortization of cumulative effect of change in accounting for the derivative, resulting in net interest expense of $24,000.

        Interest expense for the first six months of fiscal year 2004 was $232,000 and $287,000 in the comparable prior year period. Included in interest expense for the first six months of 2004 is income of $179,000 related to the change in fair market value of the derivative financial instrument and income of $22,000 related to amortization of cumulative effect of change in accounting for the derivative, resulting in net interest expense of $31,000. In the first six months of 2003 interest expense included income of $42,000 related to the change in fair market value of the derivative financial instrument and income of $22,000 related to amortization of cumulative effect of change in accounting for the derivative, resulting in net interest expense of $223,000.

Income Taxes

        The effective income tax rate was approximately 41% for the second quarter of 2004 and 2003.

        The effective income tax rate was approximately 40% for the first six months of 2004 and 2003.

Liquidity, Capital Resources and Financial Condition

        The Company had working capital of $35.5 million at June 30, 2004 and $35.6 million at December 31, 2003. This represented a current ratio of 4.5 at June 30, 2004 and 5.7 at December 31, 2003.

        Cash, cash equivalents and short-term investments represented 7.6% and 18.6% of this working capital at June 30, 2004 and December 31, 2003, respectively. The decrease in the first six months of 2004 from December 31, 2003, was due primarily to purchases of inventory and an increase in accounts receivable.

        At June 30, 2004, and December 31, 2003 the Company had shareholders' equity of $41.8 million and $41.0 million, respectively, which when compared to total liabilities represented an equity to liability ratio of 2.5 and 2.8, respectively.

        During the first six months of 2004 and 2003, the Company used $1.7 million and $2.5 million, respectively in cash flows from operating activities, which represents the Company's principal source of cash. During the first six months of 2004, cash used in operating activities resulted from the changes in operating working capital, primarily an increase in inventory levels and an increase in accounts receivable which is due to increased revenue.

        Cash provided by investing activities was $3,755,000 in the first six months of fiscal year 2004, an increase of $437,000 from the comparable period in 2003. The increase is due to the increase in maturities of short-term investments in the first six months of 2004 compared to the first six months of 2003, partially offset by a $63,000 increase in capital expenditures.

        Cash used in financing activities was $1.9 million and $1.4 million in the first six months of 2004 and 2003, respectively. Financing activities consisted of dividend payments, payments of current maturities of long-term debt and $490,000 for costs related to the merger with Hako-Werke International.

        The Company has sufficient capital resources to meet business and liquidity needs as they arise. The Company has an unsecured credit facility with LaSalle Bank National Association. Under the terms of this facility the Company may borrow up to $5 million under a revolving loan facility and has borrowed $14,000,000 under a term loan facility. At June 30, 2004 there were no borrowings outstanding under the revolving line of credit and $6,750,000 in principal outstanding under the term loan facility. There are no requirements for compensating balances involved in this arrangement. The revolving facility expires May 31, 2005. The term loan is repayable in semi-annual installments of $750,000, with the final remaining balance being due on June 30, 2011.

        On July 8, 2004, the Company and the lender entered into an amendment to the credit facility pursuant to which, among other things, the lender committed, subject to the satisfaction of certain conditions, including the closing of the merger of a wholly owned subsidiary of Hako-Werke International with and into the Company becoming effective, (i) to make a supplemental term loan to the Company in the amount of the difference between $17,500,000 and the then outstanding principal balance of the term loan to fund the Company's portion of the merger consideration as described above and (ii) to modify the financial covenants under the facility to, in part, take account of the merger. The maturity date and installment amounts for the term loan (as increased by the supplemental term loan) pursuant to the amendment remain unchanged, although the amortization schedule will be slightly modified. If the merger does not become effective, the foregoing provisions would not become effective.

Legal Matters

        The Company is subject to various proceedings, lawsuits and other claims related to labor, products and other matters. Included among these lawsuits are product liability claims seeking compensation for property damage, lost profits or other alleged damages, including in some cases, punitive damages. The Company intends to vigorously defend the claims asserted against it in the pending litigation.

        A determination of the amount of reserves required, if any, for each of these contingencies is made after careful analysis by the Company. The reserves may change in the future due to new developments in each matter or changes in approach in resolving these claims. While the Company believes that these contingencies will not have a material adverse effect on the financial condition of the Company, there can be no assurances that the matters will be resolved in a manner that will not adversely affect the Company.

        See Part II Item 1 Legal Proceedings for additional information.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

        The Company's earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. Currently these earnings and foreign currency translation adjustments have not been material to the overall financial results of the Company.

        The Company has also entered into an interest rate swap agreement to obtain a fixed interest rate on variable rate debt to reduce certain exposures to interest rate fluctuations. In the event that a counterparty fails to meet the terms of the interest rate swap agreement, the Company's exposure is limited to the interest rate differential. The Company manages the credit risk of counterparties by dealing only with institutions that the Company considers financially sound. The Company considers the risk of nonperformance to be remote.

Item 4. Controls and Procedures

        As of the end of the period covered by this report, the Company's Chief Executive Officer, its Chief Financial Officer and its Chief Accounting Officer evaluated the effectiveness of the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended). Based on their evaluation, they have concluded that the Company's disclosure controls and procedures are adequate and effective to ensure that material information relating to the Company is made known to them by others within the Company, particularly during the period for which this quarterly report was prepared.

        During the period covered by this report, there have been no changes to our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

MINUTEMAN INTERNATIONAL, INC.
AND SUBSIDIARIES
PART II—OTHER INFORMATION

Item 1. Legal Proceedings

        The Company is subject to various proceedings, lawsuits and other claims related to labor, products and other matters. Included among these lawsuits are product liability claims seeking compensation for property damage, lost profits or other alleged damages, including in some cases, punitive damages. The Company intends to defend vigorously the claims asserted against it in the pending litigation.

        Complaints or counterclaims in the following lawsuits are pending against the Company in connection with one of the Company's floor coating products: Minuteman International, Inc. vs. AM-PM Cleaning Corp., filed in 2002 in the Waltham District Court, Middlesex County, Massachusetts; Overland Supply, Inc. v. Multi Clean, Inc., filed on July 17, 2002 in the Superior Court, Providence, Rhode Island; Matthews & Sons Floors, Inc. v. Minuteman International, Inc. filed on May 7, 2003 in the Superior Court, New Hanover County, North Carolina; Nyeco, Inc. Floor Technologies, LLC, Learning Foundation of Wilmington, Inc. v. Jeff Cohen, d/b/a Custom Tattoo Co. v. Minuteman International, Inc. et al., filed on May 7, 2003 in the Superior Court, New Hanover County, North Carolina; Bill Tate d/b/a Precision Clear floor Care v. Minuteman International, Inc., filed on July 2, 2003 in the District Court, Garfield County, Oklahoma; and Staples, Inc. v. Overland Supply, Inc., Minuteman International, Inc., Multi Clean, Inc., filed on July 18, 2003 in the Superior Court, Middlesex County, Massachusetts. In general, the plaintiffs seek damages allegedly caused by or resulting from use of the floor coating product. The Nyeco case is a putative class action but no determination has been made that it may proceed as a class action. Discovery is in the early stages. Answers to interrogatories filed by certain of the plaintiffs in the cases through the second quarter of 2004 allege property and other damages aggregating approximately $10 million (exclusive of punitive damages).

        A determination of the amount of reserves required, if any, for each of these contingencies is made after careful analysis by the Company. The reserves may change in the future due to new developments in each matter or changes in approach in resolving these claims. While the Company believes that these contingencies will not have a material adverse effect on the financial condition of the Company, there can be no assurances that the matters will be resolved in a manner that will not adversely affect the Company.

Item 6. Exhibits and Reports on Form 8-K

  (a)
  Exhibit Index:

Exhibit Number	Description
Material Contracts
10.1	Agreement and Plan of Merger, dated as of July 8, 2004, among Minuteman International, Inc., Hako-Werke International GmbH, and MMAN Acquisition Corp.
Certifications
31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.3	Certification of the Chief Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of the Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of the Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.3	Certification of the Chief Accounting Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
  (b)
  Reports on Form 8-K:

  1.
  The Company filed a report on Form 8-K on May 7, 2004 pursuant to Item 12, "Results of Operations and Financial Condition," announcing earnings for the quarter ended March 31, 2004 and a quarterly dividend.

  2.
  The Company filed a report on Form 8-K on July 9, 2004 pursuant to Item 5, "Other Events," announcing that it had entered into an Agreement and Plan of Merger, dated as of July 8, 2004, with Hako-Werke International, the beneficial owner of approximately 68% of the Company's common stock, and MMAN Acquisition Corp.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed, on its behalf, by the undersigned, thereunto duly authorized.

MINUTEMAN INTERNATIONAL, INC.

/s/ GREGORY J. RAU Gregory J. Rau President, Chief Executive Officer and Director	August 2, 2004 Date
/s/ THOMAS J. NOLAN Thomas J. Nolan Vice President, Chief Financial Officer, Secretary, Treasurer and Director	August 2, 2004 Date
/s/ JAMES A. BERG James A. Berg Chief Accounting Officer	August 2, 2004 Date

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.			Please mark your vote as indicated in this example	☒

1.
	Approval of the Agreement and Plan of Merger, dated as of July 8, 2004, among Minuteman International, Inc., Hako-Werke International GmbH, and MMAN Acquisition Corp., and the merger contemplated thereby.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.
	To grant discretionary authority to the attorneys and proxies appointed to consider, act upon and transact such other business as may properly come before the special meeting or any adjournments or postponements thereof, including, without limitation, the right to adjourn or postpone the special meeting in order to solicit additional proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the special meeting. The execution of this proxy will not affect your right to vote in person if you are present at the special meeting and wish to so vote.

Signature: Signature if held jointly: Date:
IMPORTANT: Please sign your name exactly as it appears hereon. If acting as attorney, executor, trustee, or in some other representative capacity, or as officer of a corporation, please indicate your capacity or full title. For joint accounts, all tenants should sign.

^ FOLD AND DETACH HERE ^
MINUTEMAN INTERNATIONAL, INC.
SPECIAL MEETING OF SHAREHOLDERS
                        ,                         , 2004
10:00 A.M. CST
HELD AT
LASALLE NATIONAL BANK
135 SOUTH LASALLE STREET
CHICAGO, ILLINOIS 60603
(BOARD ROOM, FORTY-THIRD FLOOR)

MINUTEMAN INTERNATIONAL, INC.
Proxy Solicited by the Board of Directors for Special Meeting of Shareholders , 2004.

The undersigned hereby appoints Gregory J. Rau, Eckart Kottkamp, Richard J. Wood, Roger B. Parsons, Frank R. Reynolds, James C. Schrader, Jr. and Thomas J. Nolan each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Minuteman International, Inc., standing in the undersigned's name, at the LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603 (Board Room, Forty-Third Floor) on , 2004, at 10:00 a.m., Central Standard Time, upon those matters as described in the Proxy Statement for the Meeting and such other matters as may properly come before such meeting or any adjournments thereof.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

^ FOLD AND DETACH HERE ^
You can now access your Minuteman International account online.
Access your Minuteman International shareholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, agent for Management Company, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS-Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN

 Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.

•    SSN
•    PIN
• Then click on the Establish PIN PIN button
You are now ready to log in. To access your account please enter your:

•    SSN
•    PIN
•    Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.
You are now ready to access your account information. Click on the appropriate button to view of initiate transactions.

•    Certificate History
•    Book-Entry Information
•    Issue Certificate
•    Payment History
•    Address Change
• Duplicate 1099
Please be sure to remember your PIN, or maintain it in a secure place for future reference.
For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS to be held on , 2004
PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS , 2004

SUMMARY TERM SHEET
WHO CAN HELP ANSWER YOUR QUESTIONS
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
SELECTED FINANCIAL DATA
SPECIAL FACTORS
MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES SUMMARY CONSOLIDATED STATEMENTS OF INCOME
MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES SUMMARY CONSOLIDATED BALANCE SHEETS
MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
INFORMATION CONCERNING THE SPECIAL MEETING
THE MERGER AGREEMENT
CERTAIN TRANSACTIONS IN MINUTEMAN COMMON STOCK
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF MINUTEMAN
MANAGEMENT OF MINUTEMAN FOLLOWING THE MERGER
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INFORMATION CONCERNING HAKO, MERGER SUB AND CERTAIN OTHER PERSONS
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX B OPINION OF HOULIHAN LOKEY
APPENDIX C SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT
APPENDIX D ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003
PART II
PART III
PART IV
APPENDIX E QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2004
SIGNATURES
Visit us on the web at http://www.melloninvestor.com and follow the instructions shown on this page.